UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a — 12

Industrial Distribution Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a — 6(i)(l) and 0 — 11.

(1)	Title of each class of securities to which transaction applies: Common Stock

(2)	Aggregate number of securities to which transaction applies: 9,791,368

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 — 11 (set forth the amount on which the filing fee is calculated and state how it was determined): $12.10 per share plus the assumption of debt

(4)	Proposed maximum aggregate value of transaction: $131,000,000

(5)	Total fee paid: $5,148.30

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0 — 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

$

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INDUSTRIAL DISTRIBUTION GROUP, INC.

May 16, 2008

To Our Stockholders:

On behalf of the Board of Directors and management of Industrial Distribution Group, Inc., I cordially invite you to attend a Special Meeting of Stockholders, to be held on June 18, 2008, beginning at 11:00 a.m., Eastern Time, at 1100 Peachtree Street, 27th Floor Meeting Room, Atlanta, Georgia 30309. As you are aware, we did not hold the Special Meeting that was previously scheduled to occur on May 1, 2008.

At the Special Meeting, stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, which we refer to as the “merger agreement”, dated as of April 25, 2008, among Eiger Holdco, LLC (“Eiger”), Eiger Merger Corporation (“Merger Sub”), a wholly-owned subsidiary of Eiger, and Industrial Distribution Group, Inc. (“IDG”, “we”, “us”, or “our”), providing for the acquisition of IDG by Eiger. If the merger is completed, IDG will become a wholly-owned subsidiary of Eiger, and you will receive $12.10 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own, and you will cease to have an ownership interest in IDG. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. You are encouraged to read it in its entirety.

After careful consideration, our board of directors has withdrawn its earlier recommendation for adopting the merger agreement with affiliates of Platinum Equity, terminated that agreement, and unanimously approved the new merger agreement with Eiger and determined and declared that the Eiger merger and merger agreement are advisable and in the best interest of our stockholders. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE EIGER MERGER AGREEMENT.

The proxy statement accompanying this letter provides you with information about the merger and the Special Meeting. Please read the entire proxy statement carefully. You may also obtain additional information about us from documents we filed with the Securities and Exchange Commission.

Your Vote is Very Important. The merger cannot be completed unless IDG stockholders holding a majority of the outstanding shares entitled to vote at the Special Meeting vote to adopt the merger agreement. If you do not vote, it will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the Special Meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the Special Meeting and vote in person.

If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., which is assisting us with obtaining proxies for the Special Meeting. Stockholders should call toll-free at (800) 322-2885; banks and brokers may call collect at (212) 929-5500.

I thank you in advance for your cooperation and continued support.

Sincerely,
Charles A. Lingenfelter
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated May 16, 2008 and is first being mailed to stockholders on or about May 20, 2008.

INDUSTRIAL DISTRIBUTION GROUP, INC.
950 EAST PACES FERRY ROAD
SUITE 1575
ATLANTA, GEORGIA 30326

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 18, 2008

To the Stockholders of
Industrial Distribution Group, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Industrial Distribution Group, Inc. will be held at 11:00 a.m., Eastern Time on June 18, 2008, at 1100 Peachtree Street, 27th Floor Meeting Room, Atlanta, Georgia 30309, for the following purposes:

1. Adoption of the Merger Agreement with Eiger.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 25, 2008, among Eiger, Merger Sub and Industrial Distribution Group, Inc.

2. Adjournment or Postponement of the Special Meeting.  To consider and vote on a possible proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

3. Other Matters.  To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock as of the close of business on May 8, 2008, are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement of the Special Meeting.

Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the merger agreement, “FOR” any proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, in order to permit further solicitation of proxies, and in accordance with the discretion of the persons named as proxies on any other matters properly brought before the Special Meeting for a vote.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect any adjournment or postponement vote to permit further solicitation of proxies. If you wish to vote in person at the Special Meeting, you may withdraw your proxy, if previously given, and vote in person.

Under the Delaware General Corporation Law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if (i) they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, (ii) they do not vote or otherwise submit a proxy in favor of the merger agreement, and (iii) they comply with the procedures under the Delaware General Corporation Law explained in the accompanying proxy statement. See the section captioned “Appraisal Rights”.

Please carefully read the proxy statement and other material concerning our company, the merger and related matters enclosed with this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

BY ORDER OF THE BOARD OF DIRECTORS,
Jack P. Healey
Secretary

May 16, 2008

INDUSTRIAL DISTRIBUTION GROUP, INC.
950 EAST PACES FERRY ROAD
SUITE 1575
ATLANTA, GEORGIA 30326

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 18, 2008

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents to which we refer. The Agreement and Plan of Merger, which we refer to as the “merger agreement”, dated as of April 25, 2008, among Eiger, Merger Sub and Industrial Distribution Group, Inc., is included as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

The Parties to the Merger Agreement (Page 16)

Industrial Distribution Group, Inc. (“IDG”, “we”, “us”, or “our”) is a Delaware corporation headquartered in Atlanta, Georgia. IDG is a nationwide distributor of products and services that create competitive advantages for its customers, including a full line of maintenance, repair, operating and production (MROP) products. IDG has a strong reputation as a specialty distributor with considerable technical and product application expertise with respect to its more specialized product lines, including cutting tools, hand and power tools, abrasives, material handling equipment, coolants, lubricants, and safety products.

Eiger Holdco, LLC (“Eiger”) is a Delaware limited liability company headquartered in Fort Worth, Texas. Eiger has been formed by LKCM Private Discipline Master Fund, SPC (“LKCM”) for the purpose of acquiring IDG. LKCM, which owns approximately 14.9% of our outstanding common stock, is a private investment fund that was formed in May 2006 by Luther King Capital Management Corporation, an investment adviser registered with the SEC. Luther King Capital Management Corporation provides investment management services to investment companies, foundations, endowments, employee benefit plans, and high net worth individuals. As of March 31, 2008, Luther King Capital Management Corporation had approximately $7.3 billion in assets under management.

Eiger Merger Corporation (“Merger Sub”) is a newly-incorporated Delaware corporation and a direct, wholly-owned subsidiary of Eiger. Merger Sub was formed by Eiger exclusively for the purpose of effecting the merger, and has no other business.

LKCM, while not party to the merger agreement, has committed to fund the payment obligations of Eiger under the merger agreement. Eiger has represented to us that it will have sufficient cash at closing to pay the merger consideration and consummate the merger.

The Merger (Page 16)

The merger agreement provides for IDG to be acquired by Eiger. The legal structure for that transaction is that Merger Sub will be merged with and into IDG, with IDG as the surviving corporation and thereby becoming a wholly-owned subsidiary of Eiger. As a result of the merger, therefore, IDG will cease to be a publicly traded company.

Merger Consideration (Page 40)

Each holder of shares of common stock outstanding immediately prior to the merger will be entitled to receive $12.10 per share in cash, without interest and less applicable withholding taxes, for such shares (other than shares owned by us, Eiger or Merger Sub or any subsidiary thereof and other than shares owned by stockholders properly demanding appraisal rights).

Effect on Stock Options and Restricted Stock (Page 41)

Each option to purchase shares of common stock outstanding immediately prior to the merger, whether or not then exercisable or vested, will be deemed automatically exercised and converted into the right to receive a cash payment equal to the excess, if any, of $12.10 per share over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax.

All shares of common stock that are subject to vesting or forfeiture or other restrictions (which we refer to as “restricted stock”) outstanding immediately prior to the merger (except for 123,333 shares under our May 2007 incentive award to our chief executive officer) will become fully vested and (other than any such shares owned by stockholders properly demanding appraisal rights) will be converted into the right to receive $12.10 per share in cash, without interest and less any applicable withholding tax.

Termination of Prior Agreement with Platinum Equity (Page 16)

On February 20, 2008, we executed a merger agreement with affiliates of Platinum Equity Advisors, LLC (“Platinum Equity”) for IDG to be acquired for a price of $10.30 per share in cash to our stockholders (the “Platinum Merger Agreement”). In connection with that proposed transaction, our board of directors called and gave notice of a special meeting of stockholders then scheduled for May 1, 2008 to consider and vote upon that proposed transaction. As discussed in more detail under “The Merger — Background of the Merger”, we subsequently received unsolicited offers from other parties to pay a higher price to our stockholders for our company, the highest of which was the $12.10 per share offer from Eiger, which we received on April 22, 2008. After allowing Platinum Equity its option to match or exceed the Eiger offer (which Platinum Equity chose not to exercise), our board of directors determined unanimously to terminate the Platinum Merger Agreement in order to accept the Eiger offer and execute the merger agreement with Eiger that is now being submitted to you for a vote. As a result of the above, the previously scheduled stockholders meeting was canceled, and this new special meeting of stockholders has been called for you to consider and vote on the Eiger merger agreement at a price of $12.10 per share in cash to you, rather the Platinum Merger Agreement at a lower price to you.

Conditions to the Merger (Page 42)

We and Eiger will not complete the merger unless a number of conditions are satisfied or (to the extent permitted) waived, as applicable, including:

•	adoption by our stockholders of the merger agreement;

•	our delivery to Eiger of a certificate with respect to our satisfaction of certain conditions set forth in the merger agreement, and each of Eiger’s and Merger Sub’s delivery to us of a certificate with respect to the satisfaction by each of certain conditions set forth in the merger agreement;

•	expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act”;

•	consummation of the transactions under the merger agreement shall not have been made illegal by governmental order, decree or ruling; and

•	receipt of all material consents, approvals and authorizations legally required to consummate the transactions under the merger agreement.

Special Meeting; Quorum; Vote Required (Page 13)

We will hold the Special Meeting at 1100 Peachtree Street, 27th Floor Meeting Room, Atlanta, Georgia 30309 on June 18, 2008, beginning at 11:00 a.m., Eastern Time. The holders of a majority of our outstanding shares of common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the Special Meeting. The vote required to approve adoption of the merger agreement (Proposal 1) is the affirmative vote of the holders of a majority of the shares of common stock entitled to vote at the Special Meeting, whether or not present at the Special Meeting. If it becomes necessary to vote on an adjournment or postponement of the Special Meeting in order to solicit additional proxies (Proposal 2), approval of that matter would require the affirmative vote of the holders of a majority of the shares of common stock present at the Special Meeting (in person or by proxy) and voting with respect to the proposal.

Recommendation of Our Board of Directors (Page 13)

Our board of directors has unanimously approved the merger agreement and determined and declared that the merger and the merger agreement are advisable and in the best interest of our stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

Effective Time of the Merger (Page 40)

The closing of the merger will occur as soon as practicable, but no later than the second business day, after the satisfaction or (to the extent permitted by law) waiver of all of the closing conditions provided in the merger agreement, or on such other date as IDG and Eiger may agree in writing. On the closing date, a certificate of merger will be filed with the Secretary of State of the State of Delaware that will state whether the merger will become effective immediately upon acceptance of that filing, or at such later time as the parties may have agreed and specified in the certificate of merger. We refer to such time, in either case, as the “effective time of the merger”.

Termination of the Merger Agreement (Page 43)

The merger agreement describes the circumstances under which Eiger or we may terminate the merger agreement. In addition, the merger agreement provides that, upon termination of the merger agreement under certain special circumstances (including our consideration of a competing acquisition proposal), we may be required to pay Eiger a termination fee of 3% of the aggregate merger consideration, or approximately $3.5 million. If the merger agreement is terminated by us in certain circumstances due to the failure of Eiger to perform its obligations, and provided all other conditions to the merger have been satisfied, Eiger may be required to pay us a termination fee of 3% of the aggregate merger consideration, or approximately $3.5 million, and reimburse us for the termination fee of approximately $3.0 million we paid to Platinum.

Acquisition Proposals (Page 47)

The merger agreement contains provisions that prohibit us from soliciting, and restrict us from engaging in discussions or negotiations regarding, a competing proposal to the merger. There are exceptions to these provisions that permit our board of directors to exercise its fiduciary duties under corporate law if we receive a superior proposal from a third party under certain circumstances set forth in the merger agreement.

Reasons for the Merger (Page 24)

In making its recommendation that you vote “FOR” adoption of the merger agreement, our board of directors considered a number of factors, including, among other things, the following:

•	the $12.10 per share in cash to be paid as merger consideration represents — in addition to a 17.5% premium to the purchase price of $10.30 per share originally offered by Platinum Equity that the board of directors was previously recommending — a 32.2% premium to the closing trading price of $9.15 on July 27, 2007 (the trading day just prior to the date on which we announced formation of a special committee to explore our strategic alternatives), and a 31.4% premium to the closing trading price of $9.21 on February 19, 2008 (the trading day just prior to the date on which we announced the execution of the Platinum Merger Agreement, notwithstanding the general decline in the stock prices of our publicly traded competitors (and the overall decline in certain broader stock market indices) since July 27, 2007;

•	the merger consideration will be paid in cash, which provides certainty and immediate value to our stockholders;

•	consummation of the merger is not subject to a financing condition;

•	the historically relatively limited “public float” and low trading volume for our common stock, which effectively limits our stockholders’ ability to trade significant amounts of shares without depressing our stock price;

•	the financial and other terms of the merger agreement, which, among other things, permit our board of directors to exercise its fiduciary duties under corporate law to consider unsolicited acquisition proposals and to change its recommendation with respect to the merger;

•	Eiger’s obligation to pay us a termination fee and reimburse us for the termination fee of approximately $3.0 million we paid to Platinum under certain circumstances if it breaches the merger agreement or fails to timely meet material obligations under the merger agreement;

•	the substantial costs and implications for our profitability of remaining independent as a public company, in light of the relatively small size and scale of our operations for the foreseeable future;

•	the increasing level of uncertainties associated with our business as a result of actual and anticipated deteriorating general economic conditions affecting our industry and capital markets;

•	the attractiveness of the merger compared to other strategic alternatives reasonably available to us;

•	the results of the confidential but extensive solicitation of proposals to acquire our company, which was conducted by the Strategic Alternatives Review Committee established by our board of directors in July 2007 (the “Special Committee”) and its financial advisor, Robert W. Baird & Co. Incorporated, or Baird, prior to our February 20, 2008 execution of the Platinum Merger Agreement, and the subsequent consideration of unsolicited additional acquisition proposals that we received after announcing the Platinum Merger Agreement; and

•	the financial analyses reviewed and discussed by Baird with our board of directors, and the respective opinions of Baird — as of February 20, 2008 with respect to the $10.30 per share price offered by Platinum Equity and as of April 25, 2008 in confirmation of the board of directors’ assessment of the $12.10 per share now payable by Eiger — with respect to the fairness, from a financial point of view, to the holders of our common stock of the consideration to be received by them in these respective transactions.

Opinion of Baird (Page 27 and Annex B)

On February 20, 2008, Baird, serving as financial advisor to our board of directors, delivered to our board of directors its written opinion to the effect that the $10.30 per share of consideration to be received by the holders of our common stock pursuant to the Platinum Merger Agreement was fair, from a financial point of view, to such holders. In connection with our board of directors’ consideration of subsequent offers at higher prices over the following two months, Baird discussed with our board of directors Baird’s belief and expectation that it could deliver a favorable fairness opinion with respect to the consideration to the holders of our common stock reflected in the highest such offer that our board of directors may otherwise determine to be substantially equivalent to the transaction in the Platinum Merger Agreement.

Following our board of directors’ determination on April 22, 2008 that the $12.10 per share offer (and related proposed merger agreement) from Eiger was superior to both the original $10.30 per share price and revised $11.80 per share offer from Platinum Equity, Baird delivered its written opinion to our board of directors to the effect that, as of April 25, 2008, the consideration to be received by the holders of our common stock pursuant to the merger agreement with Eiger was fair, from a financial point of view, to such holders. Baird’s opinion only addressed the fairness of the merger, from a financial point of view, to the holders of our common stock of the merger consideration, and not any other aspect or implication of the merger. The summary of Baird’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Baird in preparing its opinion. However, neither Baird’s opinion, nor the summary of it and the related analyses set forth in this proxy statement, are intended to be, and do not constitute, advice or a recommendation to you by Baird as to how you should vote or act on any matter relating to the merger.

Material United States Federal Income Tax Consequences of the Merger (Page 38)

For U.S. federal income tax purposes, the merger will be treated as a sale of shares of common stock for cash by each of our stockholders. As a result, in general, each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such stockholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset by the stockholder, and will be long-term capital gain or loss if they have been held for more than one year at the time of the merger. Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Interests of Our Directors and Executive Officers in the Merger (Page 35)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our executive officers and directors will receive cash consideration for their vested and unvested stock options and certain of their shares of restricted stock;

•	one of our executive officers, along with certain non-management personnel, will be entitled to certain payments for remaining with our company if the merger (or another change in control transaction) is consummated; and

•	the merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

None of our executive officers has entered into an employment agreement or arrangement with Eiger or its affiliates. Eiger has not indicated that it or its affiliates intends to propose employment arrangements with any members of our management team.

Appraisal Rights (Page 52 and Annex C)

Under the Delaware General Corporation Law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the adoption of the merger agreement, do not vote or otherwise submit a proxy in respect of the merger agreement and comply with the procedures under the Delaware General Corporation Law, which are described in this proxy statement and set forth in Annex C hereto. After the merger, these shares will not represent any interest in the surviving corporation other than the right to receive that cash payment.

If you validly demand appraisal of your shares in accordance with Delaware law and do not withdraw your demand or otherwise forfeit your appraisal rights, you will not receive the merger consideration. Instead, after completion of the merger, a court will determine the fair value of your shares exclusive of any value arising from the completion or the expectation of the merger. This appraisal amount could be more than, the same as, or less than the amount you would otherwise be entitled to receive under the terms of the merger agreement.

Appraisal rights will not apply if the merger is not completed for any reason.

Regulatory Approvals (Page 39)

No regulatory filings or applications, including under the HSR Act, are required to be made in respect of the consummation of the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

While most of the following information is discussed elsewhere in more detail in this proxy statement, this questions and answers format is intended as a convenient way to address some commonly asked questions regarding the Special Meeting and the proposed merger. These questions and answers may not address all matters that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the date, time and place of the Special Meeting?

A:	The Special Meeting will be held at 1100 Peachtree Street, 27th Floor Meeting Room, Atlanta, Georgia 30309 on June 18, 2008, beginning at 11:00 a.m., Eastern Time.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the board of directors of IDG. We have engaged MacKenzie Partners, Inc. to assist in our solicitation.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on the following:

•	Proposal 1 — adoption of the merger agreement;

•	Proposal 2 — possible adjournment or postponement of the Special Meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

•	the transaction of any other business that may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

Q:	Why are you sending me another proxy statement in addition to the March 31, 2008 proxy statement?

A:	We are sending you this proxy statement because, on April 25, 2008, IDG terminated the February 20, 2008 merger agreement with affiliates of Platinum Equity to which that March 31, 2008 proxy statement related, in order to enter into a new merger agreement with Eiger that will pay a higher price to you and other stockholders. As a result, we were required to cancel the earlier meeting to which the March 31, 2008 proxy statement related, schedule a new meeting and provide you with a new proxy statement to inform you of the re-scheduled meeting date and to furnish information about the terms of the new transaction with Eiger that our board of directors has unanimously approved and recommends.

Q:	What are IDG’s reasons for entering into the merger agreement with Eiger and terminating the previous agreement with Platinum Equity?

A:	In short, the Eiger merger agreement will pay our stockholders $12.10 per share in cash, whereas the previous agreement with Platinum Equity (as Platinum Equity proposed to amend it to increase the price from $10.30 per share) would have paid our stockholders only $11.80 per share in cash. Please see the sections entitled “Reasons for the Merger” and “Recommendation of the Board of Directors” beginning on page 13 for discussions of the reasons why our board of directors reached its decisions.

Q:	What will I receive in this merger?

A:	Pursuant to the merger agreement, each share of IDG common stock that you hold will now be converted into the right to receive $12.10 in cash, without interest and less any applicable withholding taxes.

Q:	What are the significant differences between the merger agreement and the previous merger agreement?

A:	The terms of merger agreement are described beginning on page 40 of this proxy statement under “Proposal 1 — The Merger Agreement”. The merger agreement increases the merger consideration to be paid to our stockholders by $1.80 per share, or 17.5%, to $12.10 per share from $10.30 per share.

Q:	What is the proposed transaction?

A:	If the merger agreement is adopted by our stockholders and the other closing conditions are satisfied or waived, IDG will merge with Merger Sub, a direct wholly-owned subsidiary of Eiger, and Eiger will become the sole stockholder of IDG. Each holder of shares of IDG common stock outstanding immediately prior to the merger (except for shares of unvested restricted stock) will receive $12.10 per share in cash, without interest and less any applicable withholding tax, for each share of common stock they own (other than shares owned by us, Eiger or Merger Sub, or any subsidiary thereof, and other than shares owned by stockholders properly demanding appraisal rights).

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible, but we cannot predict the exact timing. The closing of the merger will occur as soon as practicable, but no later than the second business day, after the satisfaction or (to the extent permitted by law) waiver of all of the closing conditions provided in the merger agreement, or on such other date as IDG and Eiger may agree in writing. On the closing date, a certificate of merger will be filed with the Secretary of State of the State of Delaware that will state whether the merger will become effective immediately upon acceptance of that filing, or at such later time as the parties may have agreed and specified in the certificate of merger.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote:

•	“FOR” Proposal 1 — adoption of the merger agreement; and

•	“FOR” Proposal 2 — approval to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Q:	What vote of our stockholders is required to adopt the proposals?

A:	The votes required to adopt the proposals are as follows:

•	Proposal 1 — adoption of the merger agreement — requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the Special Meeting, whether or not the shares are present at the Special Meeting; and

•	Proposal 2 — adjournment or postponement of the Special Meeting, if necessary or appropriate, in order to solicit additional proxies — requires the affirmative vote of the holders of a majority of our shares of common stock, present at the Special Meeting (in person or by proxy) and voting with respect to the proposal.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only stockholders of record as of the close of business on May 8, 2008, the record date for the Special Meeting, are entitled to receive notice of and to vote at the Special Meeting. You will have one vote at the Special Meeting for each share of common stock you owned at the close of business on the record date. On the record date, 9,605,502 shares of common stock, held by approximately 150 holders of record, were outstanding and are entitled to be voted at the Special Meeting.

Q:	How many shares must be present or represented at the Special Meeting in order to conduct business?

A:	Holders of a majority of the shares of common stock entitled to vote must be present, in person or represented by proxy, before we may transact business at the Special Meeting. This is called a “quorum”. Both abstentions and broker non-votes (which are discussed below) are counted for the purpose of determining the presence of a quorum.

Q:	What do I need to do now? How do I vote?

A:	We urge you to read this proxy statement, including its annexes and the documents referred to in this proxy statement, carefully, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the Special Meeting by submitting your proxy by telephone or via the Internet, or by completing, signing, dating and mailing each proxy card accompanying this proxy statement and returning it in the envelope provided.

Please do NOT send in your stock certificates at this time.

If your shares of common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger proposal without instructions from you. See the question below “If my broker holds my shares in ’street name’, will my broker vote my shares for me?”

Q:	What if I already voted using the proxy that you sent to me earlier with the March 31, 2008 proxy statement?

A:	You will need to cast your vote again, following the instructions in this proxy statement, because your earlier proxy will be disregarded. You should discard the proxy statement dated March 31, 2008 and related materials that you previously received. Then carefully read and consider the information contained in this proxy statement, including the annexes, and vote again by following the instructions in this proxy statement.

Q:	How are votes counted?

A:	For Proposal 1 — adoption of the merger agreement — you may vote “FOR”, “AGAINST” or “ABSTAIN”. An abstention will not count as a vote cast on Proposal 1, but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN”, it has the same effect as a vote “AGAINST” adoption of the merger agreement. For Proposal 2 — approval of the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies — you may vote “FOR”, “AGAINST” or “ABSTAIN”. An abstention will not count as a vote cast with respect to Proposal 2, but will count as a present vote for the purpose of determining whether a quorum is present. If you submit a proxy card pursuant to which you “ABSTAIN” from voting on Proposal 2, you will be deemed not to have cast a vote for the purpose of voting on that matter (though you will be deemed present for the purpose of the quorum needed to bring the matter to a vote) and, therefore, your abstention will have no effect on the outcome of the vote with respect to an adjournment or postponement.

If you sign and return your proxy card, but do not indicate how you want to vote, your proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2, and will be voted in accordance with the discretion of the persons named as proxies as to any other matters properly brought before the Special Meeting for a vote.

Q:	If my broker holds my shares in “street name”, will my broker vote my shares for me?

A:	No, unless you provide specific instructions to your broker on how to vote. Therefore, you must give instructions to your broker if you want your shares to be voted. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Unless you follow the instructions, your shares will not be voted. If your broker does not vote your shares because you fail to provide voting instructions, the effect will be a vote “AGAINST” Proposal 1, because adoption of Proposal 1 requires the affirmative vote of a majority of our outstanding shares of common stock, and will not affect the outcome of the vote on Proposal 2, because adoption of Proposal 2 requires an affirmative vote cast by a majority of shares entitled to vote and present at the Special Meeting.

Q:	May I vote in person?

A:	Yes. Shares held in your name as the stockholder “of record” may be voted in person at the Special Meeting. Shares owned beneficially by you, but held “of record” for you in street name by your broker, a trustee or another nominee may be voted in person by you only if you obtain a legal proxy from the broker, trustee or other nominee who holds your shares “of record” giving you the right to vote the shares at the Special Meeting.

Even if you plan to attend the Special Meeting, we recommend that you also submit your proxy card or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	What is the difference between holding shares as a stockholder “of record” and as a beneficial owner?

A:	Most of our stockholders hold their shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered to be the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your proxy directly to us or to vote in person at the Special Meeting. We have enclosed a proxy card for you to use.

•	Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in “street name”, but the shares are considered to be held “of record” by such broker, trustee or other nominee. In that case, we initially sent these proxy materials to that other person as the stockholder of record, and they have been forwarded to you by that person, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the Special Meeting.

Since a beneficial owner is not the stockholder of record, however, you may not vote your shares in person at the Special Meeting, unless you obtain a “legal proxy” from the broker, trustee or nominee who holds your shares of record, giving you the right to vote the shares at the meeting. Your broker, trustee or other nominee should have enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee to vote your shares. If not, you should immediately contact the broker, trustee or other nominee to request such instructions; you may also contact our proxy solicitation firm, MacKenzie Partners, Inc., to request assistance or information.

Q:	May I attend the Special Meeting?

A:	You are entitled to attend the Special Meeting only if you were a stockholder as of the close of business on the record date, or if you hold a valid proxy for the Special Meeting. You should be prepared to present photo identification for admittance. If you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the Special Meeting.

If you are not a stockholder of record but own shares beneficially that are held in “street name” through a broker, trustee or other nominee, you should provide proof of beneficial ownership on the record date, such as an account statement covering the record date, a copy of the voting instruction card provided to you by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you might not be admitted to the Special Meeting.

The meeting will begin promptly at 11:00 a.m., Eastern Time. Check-in will begin at 10:00 a.m., Eastern Time, and you should allow ample time for the check-in procedures.

Q:	When should I return my proxy card?

A:	You should return your proxy card as soon as possible, in order to ensure that it is received in time for your shares to be voted at the Special Meeting.

Q:	May I change my vote?

A:	Yes. You may change your vote at any time before the shares of common stock reflected on your proxy card are voted at the Special Meeting. If your shares are registered in your name, you may do this in any of three ways:

•	first, you may deliver to our Secretary a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

•	second, you may submit by telephone, the Internet or mail, in each case, a new, later-dated proxy for the same shares, provided the new proxy is received before the polls close at the Special Meeting; or

•	third, you may attend the meeting and vote in person.

Any written notice of revocation should be delivered to our Secretary at or before the taking of the vote at the Special Meeting. Revocation of your proxy without any further action will mean your shares will not be voted at the Special Meeting or counted toward satisfying the quorum requirements. Your attendance at the Special Meeting will not revoke your proxy unless you specifically request to vote at the Special Meeting.

If you have instructed your broker or other “street name” holder to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the Special Meeting, unless you obtain a legal proxy from your broker or other “street name” holder.

Remember, however, that if the only vote you cast was in connection with the March 31, 2008 proxy statement and related materials, you must vote again using this proxy statement and materials.

Q:	Should I send in my stock certificate(s) now?

A:	No. If and when the merger is completed, you will receive written instructions, including a document called a “letter of transmittal”, for exchanging your shares of common stock for the merger consideration.

Q:	Who will bear the cost of the solicitation?

A:	The expense of soliciting proxies for use by our board of directors will be borne by IDG. We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for the Special Meeting at a cost of approximately $10,000 plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid to these individuals for such services.

Q:	What does it mean if I receive more than one proxy card?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How can I obtain a separate set of voting materials?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials, unless you have provided contrary instructions. However, each stockholder will receive his or her own proxy card. If you wish to receive a separate set of proxy materials, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885 (banks and brokers may call collect at (212) 929-5500) to request a separate copy of these materials. You will be provided with a separate copy of the materials, free of charge, if you request them. In addition, stockholders who share a single address but receive multiple copies of the proxy materials may request that, if additional materials are provided in the future, they receive a single copy, by contacting MacKenzie Partners, Inc. at the phone number set forth above.

Q:	What happens if I sell my shares before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date on which the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the Special Meeting, you will retain your right to vote at the Special Meeting, but you will have transferred the right to receive the merger consideration if the merger agreement is adopted by our stockholders and the merger is completed. Therefore, in order to receive the merger consideration of $12.10 per share, you must hold your shares through the effective time of the merger.

Q:	When will I receive the merger consideration for my shares?

A:	If and when the merger is completed, you will receive written instructions, including a letter of transmittal, that will explain how to exchange your shares for the merger consideration. When you properly complete and return the required documentation described in the written instructions, you will receive payment of the merger consideration for your shares from the paying agent. If you are the beneficial owner of shares of common stock that are held in “street name”, the broker, trustee or other nominee that holds the shares of record for you will complete the letter of transmittal with respect to your shares and receive payment of the merger consideration on your behalf. The merger consideration with respect to such shares will be credited to your account with such broker, trustee or other nominee promptly following such payment after the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to seek appraisal of the fair value of your shares under the Delaware General Corporation Law if the merger is completed, but only if you satisfy certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” beginning on page 52. The judicially determined fair value of your shares could be greater than, equal to or less than the $12.10 in cash per share that you would otherwise be entitled to receive under the terms of the merger agreement.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the Special Meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 (banks and brokers may call collect at (212) 929-5500). If your broker holds your shares, you may also call your broker for additional information.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995, about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning expected operating results and future performance of our company, the expected completion and timing of the merger and other information relating to the merger. Generally, the words “looking forward”, “believe”, “expect”, “intend”, “estimate”, “anticipate”, “likely”, “project”, “may”, “will” and similar expressions identify or indicate forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known or unknown risks and uncertainties over which we have no control. Such risks and uncertainties include, but are not limited to:

•	our ability to compete successfully in the highly competitive and diverse maintenance, repair, operating, and production (“MROP”) market;

•	our ability to renew profitable contracts;

•	the availability to us of key personnel for employment;

•	our reliance upon the expertise of our senior management;

•	our reliance upon our information systems;

•	the uncertainty of customers’ demand for products and services offered by us;

•	our relationships with and dependence upon third-party suppliers and manufacturers;

•	discontinuance of our distribution rights with certain of our vendors;

•	failure to successfully implement efficiency improvements; and

•	other risks detailed in our current filings with the SEC, including “Item I — Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2007. See “Where You Can Find More Information” on page 57.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to update publicly these forward-looking statements, whether as a result of future events, new information or otherwise.

THE SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies in connection with a Special Meeting of our stockholders.

Date, Time and Place

We will hold the Special Meeting at 1100 Peachtree Street, 27th Floor Meeting Room, Atlanta, Georgia 30309 on June 18, 2008, beginning at 11:00 a.m., Eastern Time.

Purpose of the Special Meeting

At the Special Meeting, (1) we will ask you to adopt the merger agreement and (2) if necessary or appropriate, we may ask you to approve the adjournment or postponement of the Special Meeting in order to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement. In addition, you may be asked to vote on other business that is properly brought before the Special Meeting. We are not currently aware of any additional business that may come before the Special Meeting.

Recommendation of Our Board of Directors

Our board of directors unanimously approved the merger agreement after it determined and declared that the merger and the merger agreement are advisable and in the best interest of our stockholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” approval of any proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, in order to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Record Date; Stock Entitled To Vote; Quorum

Only holders of record of our common stock at the close of business on May 8, 2008, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date, 9,605,502 shares of common stock were issued and outstanding and held by approximately 150 holders of record. Each holder of record of our common stock will be entitled to one vote per share at the Special Meeting.

The holders of a majority of our outstanding shares of common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the Special Meeting. We will count abstentions, either in person or by proxy, and broker non-votes (discussed below) for the purpose of establishing a quorum. If a quorum is not present, in person or by proxy, at the Special Meeting, the holders of a majority of the common stock represented at the Special Meeting may adjourn the meeting, in order to solicit additional proxies. If a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed, in order to solicit additional proxies.

If you hold shares beneficially in “street name” and do not provide your broker with voting instructions, your shares will constitute “broker non-votes”. Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. A broker non-vote with respect to Proposal 1 will have the same effect as a vote against Proposal 1, because adoption of Proposal 1 requires the affirmative vote of a majority of our outstanding shares of common stock entitled to vote at the Special Meeting. A broker non-vote will not affect the outcome of the vote on Proposal 2, because adoption of Proposal 2 requires an affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the Special Meeting and cast in person or by proxy.

Vote Required

The adoption of the merger agreement (Proposal 1) requires the affirmative vote of the holders of a majority of the shares entitled to vote on the adoption of the merger agreement at the Special Meeting, whether or not present at the Special Meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will have the same effect as a vote against the adoption of the merger agreement. Adjournment or postponement of the Special Meeting in order to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement (Proposal 2) requires the affirmative vote of the holders of a majority of the shares of common stock present at the Special Meeting (in person or by proxy) and voting with respect to the proposal. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will have no effect on the outcome of the vote because adoption of Proposal 2 requires the affirmative vote of the holders of a majority of the shares of common stock present at the Special Meeting (in person or by proxy) and voting with respect to the proposal.

Voting of Proxies

If you hold your shares in record name, you may vote your shares as follows:

Voting by Mail.  You can vote your proxy by mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting via the Internet.  You can vote your proxy via the Internet. The website for Internet voting is http://www.voteproxy.com. Instructions on how to vote via the Internet are located on the proxy card enclosed with this proxy statement. Have your proxy card in hand when you access the Website. You will be prompted to enter the control number printed on your proxy card and to follow the instructions to obtain your records and create an electronic voting form. Voting by Internet is available 24 hours a day until 11:59 PM Eastern Time on June 17, 2008. If you vote via the Internet, you should not return your proxy card.

Voting by Telephone.  You can vote your proxy by telephone by calling the toll-free number 1-800-PROXIES (1-800-776-9437). You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Voting by telephone is available 24 hours a day until 11:59 PM Eastern Time on June 17, 2008. If you vote by telephone, you should not return your proxy card.

Voting in Person.  You can vote by appearing and voting in person at the Special Meeting.

Stockholders who hold their shares of common stock in “street name” — meaning in the name of a broker, trustee or other nominee who is the record holder — should follow the directions provided by the nominee regarding how to instruct such nominee to vote their shares.

We do not expect that any matter other than the matters discussed in this proxy statement will be brought before the Special Meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interest of our stockholders.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE IF AND WHEN THE MERGER IS COMPLETED.

Revocability of Proxies

If you hold your shares in your name and have not delivered an irrevocable proxy, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following four methods:

•	first, you may deliver to our Secretary, at our principal executive offices located at 950 East Paces Ferry Road, Suite 1575, Atlanta, Georgia 30326, a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

•	second, you may submit a new proxy via the Internet or by telephone;

•	third, you may complete, execute and deliver to our Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the Special Meeting; or

•	fourth, you may attend the Special Meeting and vote in person.

Any written notice of revocation should be delivered to our Secretary at or before the taking of the vote at the Special Meeting. Revocation of your proxy, without any further action, will mean your shares will not be voted at the Special Meeting or counted towards satisfying the quorum requirements. Your attendance at the Special Meeting will not revoke your proxy unless you specifically request to vote at the Special Meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the Special Meeting, unless you obtain a legal proxy from your broker or other “street name” holder.

Solicitation of Proxies

The board of directors of IDG is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, our directors, officers and other employees may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to any of these individuals for their solicitation efforts, but we will reimburse them for any out-of-pocket expense they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the notice of the Special Meeting, this proxy statement, the enclosed proxy cards and any additional materials, as well as the cost incurred by brokers or other nominees in forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies for the Special Meeting. MacKenzie Partners, Inc. will receive a base fee of $10,000, plus reimbursement of out-of-pocket fees and expenses, and may receive additional amounts depending upon the extent of assistance we require and request.

Information or Other Assistance

Stockholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card, should contact:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
(800) 322-2885 (Toll free)

Other Business

We are not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this proxy statement. If other matters do properly come before the Special Meeting, we intend that shares of common stock represented by properly submitted proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Special Meeting.

If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting in order to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to adopt the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of such adjournment or postponement. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already granted their proxies to revoke them at any time prior to their use. Any adjournment or postponement may be made without notice by an announcement made at the Special Meeting.

THE MERGER

The Parties to the Merger Agreement

Industrial Distribution Group, Inc.  IDG is a Delaware corporation with executive offices located at 950 East Paces Ferry Road, Suite 1575, Atlanta, Georgia 30326. Our telephone number is (404) 949-2100. IDG is a nationwide distributor of products and services that create competitive advantages for its customers, including a full line of maintenance, repair, operating and production (MROP) products. We have a strong reputation as a specialty distributor with considerable technical and product application expertise found in our more specialized lines that include cutting tools, hand and power tools, abrasives, material handling equipment, coolants, lubricants, and safety products. Currently, we serve over 12,000 active customers, representing a diverse group of large and mid-sized national and international corporations including PPG Industries, Danaher Corporation, BorgWarner, Inc., Kennametal, Inc., Honeywell, The Boeing Company, Corning Incorporated, Case New Holland, and Duracell. We currently have a presence in 43 of the top 75 industrial markets in the United States.

Eiger Holdco, LLC.  Eiger is a Delaware limited liability company headquartered in Fort Worth, Texas. Eiger has been formed by LKCM Private Discipline Master Fund, SPC (“LKCM”) for the purpose of acquiring IDG. LKCM, which owns approximately 14.9% of our outstanding common stock, is a private investment fund that was formed in May 2006 by Luther King Capital Management Corporation, an investment adviser registered with the SEC. Luther King Capital Management Corporation provides investment management services to investment companies, foundations, endowments, employee benefit plans, and high net worth individuals. As of March 31, 2008, Luther King Capital Management Corporation had approximately $7.3 billion in assets under management. The principal business address of Eiger, LKCM, and Luther King Capital Management Corporation is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102. Their telephone number is (817) 332-3235.

Eiger Merger Corporation.  Merger Sub is a newly-incorporated Delaware corporation and a direct, wholly-owned subsidiary of Eiger. Its address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102. Its telephone number is (817) 332-3235. Merger Sub was formed exclusively for the purpose of effecting the merger. Merger Sub has not engaged in any business except in anticipation of the merger.

Background of the Merger

We entered into the merger agreement with Eiger and Merger Sub on April 25, 2008, upon the unanimous approval of our board of directors, following nearly a month-long de facto auction process that commenced after we announced our February 20, 2008 merger agreement with affiliates of Platinum Equity (the “Platinum Merger Agreement”). While the Platinum Merger Agreement was binding and prohibited us from soliciting or encouraging other acquisition proposals, it allowed our board of directors to consider unsolicited proposals that were bona fide and credible, and that our board of directors determined could reasonably lead to a superior proposal. We received three separate unsolicited proposals, two of which our board of directors determined met those conditions. A de facto auction process was established, facilitated by Baird as financial advisor to the board of directors, which resulted in Eiger putting forth a proposal that neither Platinum Equity nor the other bidder, WESCO Distribution, Inc. (“WESCO”), were willing to match or exceed. As result, our board of directors determined to accept the Eiger merger agreement as the superior outcome for our stockholders and to terminate the previously approved Platinum Merger Agreement. The general context for the initial decision by our board of directors to sell our company to Platinum Equity, and the subsequent developments that led to the decision to execute and recommend the merger agreement with Eiger, are summarized below.

Our common stock has been publicly traded since September 24, 1997, when we completed our initial public offering in tandem with our formation through the simultaneous combination of nine previously private and unaffiliated MROP companies. The initial public offering price for our common stock was $17.00 per share, and our common stock subsequently traded as high as $22.56 per share in October 1997. Since that time, the trading price for our common stock declined to an all-time low of $1.19 per share in 2001, and we faced potential delisting from the New York Stock Exchange (“NYSE”). (While we successfully rehabilitated our listing status with the NYSE, we nonetheless moved the listing for our common stock in May 2004 from the NYSE to the Nasdaq Stock Market in an effort to improve the trading profile for our common stock.) Between October 2001 and May 2004, the trading price for our common stock fluctuated between $1.19 and $8.55 per share, reaching or exceeding the $8.00 per share level in March 2004, for the first time since January 1999. In July 2005, the trading price reached the $10.00 per share level for the first time in seven years. The trading prices for our common stock continued to fluctuate widely, however, as it declined three months later (in October 2005) to a new low in that time period of $6.58 per share before reaching its new five-year high of $13.60 per share in May 2007, from which it again declined to $9.15 per share on July 27, 2007, which was the last trading date prior to the announcement that our board had decided to form its Strategic Alternatives Review Committee (the “Special Committee”), comprised of three independent directors, to identify and evaluate potential options to enhance our business and unlock realizable value for our stockholders.

Throughout the five-year period preceding the formation of the Special Committee, the trading volume for our common stock had been consistently low, with a daily average of 35,652 shares; during that period, the “public float” for our common stock — which is the number of shares owned by non-affiliates — ranged between approximately 6.3 million and 8.2 million shares. On July 27, 2007, our public float was 7.8 million shares and the daily average trading volume for our common stock had been 11,429 shares and 21,111 shares for the preceding 30 and 90-day trading periods, respectively. As a result of our small public float and low-volume or “thin” trading profile, the trading price for our common stock has been subject to wide fluctuations on the basis of very modest trading activity. For example, on June 11, 2007, the trading price for our common stock declined 3.82% from $11.25 per share at market close on the prior day to $10.82 per share on the basis of 21,931 shares trading that day; on June 25, 2007, the trading price increased 4.36%, from $10.33 per share at market close on the prior day to $10.78 per share on the basis of 6,035 shares trading; on July 18, 2007, the trading price declined 2.52% from $10.72 per share at market close on the prior day to $10.45 per share on the basis of 15,478 shares trading.

Those examples are illustrative of the highly unstable market conditions that had been confronting investors more generally in considering trades in our common stock. These conditions indicated that the trading market for our common stock was not sufficiently active or stable to provide our stockholders with meaningful liquidity for their investment. It was not possible, as a practical matter, for a large number of stockholders (or a stockholder with a significant holding) to realize the value of an investment in our common stock, by accessing the public market to make significant trades, without depressing our stock price. Moreover, because there was no research coverage of us by the professional analyst community, the trading profile of our common stock — and its inevitable illiquidity consequences for our stockholders — was not likely to improve significantly in the absence of an extraordinary development.

Our board was concerned about the above circumstances, and it was also concerned about the implications for our profitability (and related earnings per share performance) of the substantial expenses associated with public company securities law compliance obligations for a company of our size and scale of operations. For fiscal year 2006, we had paid third parties approximately $2.1 million for such expenses, and we were estimating at least that amount for fiscal year 2007. The board recognized that the confluence of these circumstances and factors was also adversely affecting our ability to plan and implement successfully our strategic initiatives for future growth and improved profitability, as well as our stockholders’ ability, as a practical matter, to realize the enhancement in value that we were seeking to create. The board was also aware in July 2007 that several of our significant stockholders were concerned about those matters and were interested in our consideration of potential alternatives for creating enhanced and realizable value for all stockholders. Upon considering these matters, the board reached three primary conclusions: (i) that a comprehensive review and assessment of potential strategic alternatives was the prudent and proper path to take in order to address the above concerns; (ii) that the review should be conducted through a process that would be facilitated and assisted by an independent professional financial advisor; and (iii) that such a process was an essential predicate for the board to confirm or revise its then strategic analysis of our prospects and options.

In deciding to undertake such a review, the board also concluded that it would be advisable to have the initial work conducted by a committee of independent directors, which would have the time and flexibility to focus in depth on the details of the broad-ranging scope of information and activities that a comprehensive strategic alternatives review process would require. The board thus formed the Special Committee and gave it broad authority and unrestricted access to our resources to conduct the review process, and charged it to develop recommendations on how the board and we should proceed in order to enhance and unlock realizable value for our stockholders. On July 30, 2007, the board announced that it had established the Special Committee to conduct such a comprehensive review and analysis of strategic alternatives potentially available to our company. The members of the Special Committee were Richard M. Seigel (Chairman), David K. Barth and William R. Fenoglio, each of whom was and is an independent director and, each being a former business executive, could devote substantial time and bring business insights to the process. No limits were imposed on the range of possible alternatives the Special Committee could consider, and the Special Committee was authorized to engage professional advisors as it considered necessary to assist in the review and evaluation of potential alternatives.

On August 20, 2007, following its consideration and interviews of several investment banking firms, the Special Committee selected and engaged Robert W. Baird & Co. Incorporated, or Baird, as independent financial advisor to the Special Committee. In connection with the engagement, and in instructing Baird on its initial work, the Special Committee confirmed with Baird that the broad scope of its charge was to investigate, review and evaluate potential strategic alternatives that might enhance and unlock value for our stockholders. The Special Committee also determined that, while it wanted to proceed as expeditiously as prudent, its overriding objective was to conduct a comprehensive review process in order to make one or more recommendations to our board of directors. The Special Committee also determined that the process should be conducted with maximum possible confidentiality, and that it did not intend to provide interim public updates during the course of the review process.

On September 11, 2007, Baird met with the Special Committee and discussed Baird’s preliminary review and assessment of potentially available strategic alternatives, which included the following: continuing as an independent company and investing in the organic growth of our business; continuing as an independent company and pursuing an enhanced share repurchase program; continuing as an independent company and pursuing growth through one or more strategic acquisitions; enhancing equity capital, through a follow-on public offering or one or more private offerings of equity (PIPE) transactions, in order to fund potential growth alternatives; continuing as an independent company and pursuing divestiture of one or more business lines in order to sharpen strategic focus on the most profitable business lines; engaging in variations and combinations of certain of the above alternatives; and exploring a sale of our company.

Upon considering and discussing preliminary materials and other information with Baird at the September 11, 2007 meeting, the Special Committee determined unanimously that, in order to conduct a comprehensive analysis of potential alternatives, it should authorize Baird to explore confidentially the level and nature of potential interests by third parties in an acquisition of our company. In addition to requiring confidentiality agreements with prospective purchasers, the Special Committee also wanted to ensure that any person who received material non-public information in the process would not use that information to trade in our stock. The Special Committee authorized Baird to establish an appropriate process to solicit such information and assess the quality of interests received, while emphasizing that its authorization of that process did not constitute any assessment of the desirability of a sale option relative to other options being considered.

On October 28, 2007, the Special Committee met (which was its fifth formal meeting), in order to consider and discuss a preliminary report from Baird on the indications of interest in possibly acquiring our company that Baird had received. Baird contacted 151 prospective buyers, 75 of whom signed a confidentiality and standstill agreement and received a confidential information package providing information about our company. From that group, 12 had submitted written preliminary indications of interest. At the conclusion of that meeting, the Special Committee authorized Baird to arrange meetings with 11 of the 12 prospective buyers to allow them to begin to conduct more focused due diligence reviews of our company and to consider making a firmer proposal with respect to an acquisition of our company. (The prospective buyer excluded from that process had indicated a substantially lower proposed price range and a substantially longer time frame than those proposed by the other 11 prospects.)

Consistent with our quarterly routine, on October 30, 2007, we reported our results of operations for the quarter ended September 30, 2007 and conducted an earnings conference call to discuss our results for that quarter, to provide a strategy update and to review other general business matters. Consistent with the Special Committee’s earlier determination, we did not provide an interim report on the ongoing strategic alternatives review process. We later filed our quarterly report on Form l0-Q for that quarter with the SEC on November 9, 2007.

The meetings to which the 11 prospects were invited (10 of the 11 prospects accepted the invitation) consisted of a series of individual sessions with each prospect, at which detailed information about our company was presented by our senior management — including Charles A. Lingenfelter, our president and chief executive officer, and Jack P. Healey, our executive vice president and chief financial officer — together with representatives of Baird. The meetings were held between November 6 and November 15, 2007; following the last such meeting, each prospect was requested by Baird, if it remained interested in a possible acquisition of our company, to submit a proposed final bid by Friday, November 30, 2007 that included detailed information about proposed financing sources (and commitments therefor), proposed due diligence and a proposed timetable for completing a transaction, as well as proposed revisions to the form of merger agreement that had been prepared by the company’s legal counsel.

Five of the 10 prospects who participated in the above meetings indicated a continued interest in making a proposal for the acquisition of our company, and four of them submitted new written proposals. The fifth prospect confirmed verbally to Baird that it remained interested, but was, among other things, not able to meet the requested timetable. All four proposals reflected an all-cash purchase price, at prices from $9.31 to $11.56 per share, including a bid of $11.50 per share by Platinum Equity. The Special Committee met on December 4, 2007 to review and discuss these proposals and the overall results to date of the acquisition exploration phase of the strategic review process. Following its consideration of those results, the Special Committee authorized Baird to follow-up with each of the four prospects to solicit their best and highest bid offers and revised proposals by December 10, 2007.

Baird received three revised proposals on December 10, 2007, including an increased bid to $12.00 per share by Platinum Equity. The Special Committee met on December 11, 2007 to review and discuss the three revised proposals received, after which it authorized Baird to proceed with further negotiations to seek possible enhancements of the price and other terms of the bidders’ proposals.

On December 13, 2007, Baird received an increased bid offer of $12.50 per share from one of the three prospects (“Bidder A”) whose offer price had been $11.00 per share on both December 4 and December 10. On December 14, 2007, the Special Committee met to review the remaining bids, which included the $12.00 per share price offered by Platinum Equity and the new $12.50 per share price proposed by Bidder A. The Special Committee determined that it was not appropriate at that time to grant Platinum Equity an exclusivity period (which it had requested) and authorized Baird to follow-up with each of the three bidders to determine the strength of their commitment to their respective bids and their willingness to offer more favorable terms to acquire our company. Additionally, the Special Committee authorized Baird to enter into a letter of intent with Platinum Equity if it both requested a letter of intent (as it had done earlier in the process) and meaningfully increased its proposed price.

Baird received written proposals from each of the three bidders. Bidder A initially informed Baird that it remained committed to its proposed price of $12.50 per share, but that it was not able (or willing) to accelerate its proposed transaction timeline (which anticipated not being able to complete due diligence and execute a definitive agreement until April 2008, as compared to an anticipated signing of a definitive agreement in early January 2008 by Platinum Equity), and that it could not eliminate several factors that created significant risks with respect to its proposed financing of an acquisition of our company using funding from outside sources. Platinum Equity informed Baird that it remained committed to and desirous of completing an acquisition of our company (on an accelerated timeline and without an outside source financing contingency), but that it was not willing to increase its offer of $12.00 per share. The remaining bidder (“Bidder B”) informed Baird that it was not in a position to increase its offer, which was at $11.75 per share and also included an outside source financing contingency to fund the purchase price.

On December 17, 2007, the Special Committee met to review its instructions to Baird in light of the developments arising out of Baird’s follow-up communications with each of the bidders. The Special Committee determined that, in light of Platinum Equity’s offer price of $12.00, its apparent ability to complete a transaction in an expeditious fashion without outside financing contingency, its depth of knowledge of our company derived from the significant amount of due diligence it had conducted, its ownership of Strategic Distribution, Inc. (a company also involved in the industrial MROP business), and its willingness to proceed without an exclusivity arrangement, Platinum Equity’s proposal was more favorable to our stockholders than the respective bids submitted by Bidder A and Bidder B. The Special Committee then authorized Baird, together with the company’s legal counsel, to work with Platinum Equity to develop a final proposal, including a proposed executable merger agreement. However, the Special Committee also concluded that it would remain open to a follow-up proposal from Bidder A if it could commit to more substantial terms for funding the payment of its proposed purchase price and to a more accelerated timeline. The Special Committee was increasingly concerned about the heightened levels of uncertainties in the financial community and capital markets as a result of the increasingly negative lending environment and predictions of a general economic downturn that could adversely affect our industry and business prospects. As a result, the Special Committee was intensely focused on each bidder’s financial wherewithal to consummate its asserted interest in an acquisition of our company and the extent to which its interest had been or was being substantiated by detailed due diligence on our company and its industry.

Between December 17, 2007 and January 14, 2008, Platinum Equity and its representatives and advisors continued their financial and operational due diligence investigation of our company, including a series of meetings between January 8 and 11, 2008 with our management and representatives of Baird. During this period, the terms of the Platinum Merger Agreement, other than the merger consideration, were negotiated by legal counsel and financial advisors representing Platinum Equity and our company, respectively.

On January 14, 2008, the Special Committee met with Baird and company legal counsel to review and consider the status of the proposal by Platinum Equity and the financial analyses and report Baird had prepared on the basis of Platinum Equity’s proposal and its then price of $12.00 per share. At that meeting, the Special Committee received a report from our management and legal counsel concerning the terms of the Platinum Merger Agreement as then proposed. Baird delivered to the Special Committee its comprehensive written report on all of the strategic alternatives that Baird had considered and discussed with the Special Committee as potentially available to our company. Baird also reviewed its preliminary financial analyses with respect to the proposed merger and the substance of its proposed opinion with respect to the fairness, from a financial point of view, of the merger consideration that would be received by the holders of our common stock pursuant to a merger with Platinum Equity as then proposed. The members of the Special Committee determined that, with the above materials and information, they had sufficient information for the Special Committee to complete its review and develop its recommendations to our board of directors.

The Special Committee, which had then been considering strategic alternatives for over four months, and had met formally on eight occasions with Baird after its engagement of Baird as its financial advisor (and discussed various issues among themselves, and with representatives of Baird and legal counsel, informally on numerous other occasions), engaged in a then-anticipated final round of discussions with Baird and legal counsel to complete its deliberations. Thereafter, the Special Committee developed recommendations for delivery to our board of directors to approve the then-proposed Platinum Merger Agreement with Platinum Equity at a price of $12.00 per share, scheduled a meeting of our full board of directors for January 17, 2008 to consider those recommendations, and instructed Baird and legal counsel to deliver their respective materials to our other directors for them to begin consideration in preparation for the January 17 meeting. Baird and legal counsel sent those materials — which included Baird’s financial analyses and report on the strategic alternatives review progress, the proposed Platinum Merger Agreement and legal counsel’s analysis of its principal provisions, and legal counsel’s analysis of applicable fiduciary duties and legal standards for the directors in considering the Special Committee’s recommendations and related matters — for next-day delivery on January 15. The Special Committee gave immediate email notice to the other directors of the meeting and its purpose.

On the morning of January 15, 2008, Platinum Equity contacted Baird to inform it that Platinum Equity was reducing its proposed purchase price to $10.00 per share, citing risk in improving the MROP business, risk in the storeroom management business, including customer risk, and the overall decline in the industrial economy. Platinum Equity confirmed its reduced price, and its continued interest in completing an acquisition at that price, in a new written proposal delivered later that morning. Upon learning about that development, the Special Committee convened a meeting on the afternoon of January 16 with Baird and legal counsel to assess the situation and determine its next steps.

The Special Committee determined (i) to cancel the meeting of our board of directors that had been scheduled for January 17 to consider the recommendations that had been developed at the Special Committee’s January 14 meeting, (ii) to withdraw those recommendations as moot in light of the price reduction by Platinum Equity, and (iii) to resume the strategic review process, including by renewing discussions with the other bidders who continued to be interested in an acquisition of our company. As is customary, none of the other bidders had been informed of the identity of (or the specific status of negotiations with) Platinum Equity. The Special Committee instructed Baird to contact each of the five remaining highest bidders, which included Bidder A and Bidder B; a bidder (“Bidder C”) that had not yet commenced any meaningful amount of due diligence, but that had indicated an interest above the

$10.00 per share reduced price by Platinum Equity; another bidder, WESCO, that had expressed verbally a significant level of interest in a potential acquisition, but whose time frame for conducting a detailed due diligence review and commencing specific negotiations had previously been considered too remote to meet the Special Committee’s timetable for completing its review and making recommendations to our board of directors; and Platinum Equity.

Over the ensuing three weeks, Baird contacted each of these five bidders, and we provided each with additional and updated information about our company and held additional meetings with them to facilitate follow-on due diligence analyses and a new round of bid proposals. Platinum Equity was not requested to make any further proposal during this period.

By February 11, 2008, Baird had received new written proposals from each of Bidder B (at a price of $9.08 per share, significantly reduced from its earlier proposed price of $11.75 per share); Bidder C (at a price of $8.69 per share, significantly reduced from its earlier written proposed price range of $9.31 to $10.04 per share and its earlier verbal indication of no higher than $11.00 per share); and WESCO (at a price range of $10.49 to $10.98 per share, with no price having been proposed since its initial preliminary indication of interest in October 2007 of $11.06 to $11.54 per share). Bidder A did not submit a new proposal. The time frame for anticipated completion of due diligence and readiness to execute a definitive agreement continued to be much longer for each of these bidders than the time frame Platinum Equity had proposed. In addition, WESCO’s proposal also reflected significant uncertainties with respect to its execution because it was conditioned upon the identification (as part of its detailed financial due diligence, which had not been commenced) of $30 million or more of sustainable SG&A savings and sales synergies to be realized from its acquisition of our company.

On February 12, 2008, the Special Committee met to review and consider these developments with Baird and legal counsel. In analyzing the significantly reduced purchase prices reflected in the new proposals, the Special Committee considered with Baird the possible implications of the deteriorating lending environment and general economic conditions, the general decline in the stock prices of our competitors, and the overall decline in certain broader market indices. The Special Committee determined that these factors were likely affecting the new reduced price levels being proposed by each of the bidders; that each had potential for further eroding effects on the prices that might be proposed to acquire our company; and that the current trading price level for our common stock was likely being favorably influenced by the ongoing strategic review process. The Special Committee determined to continue and accelerate its exploration of the option for a possible acquisition of our company, and it instructed Baird to continue negotiations with each of Bidders B and C and WESCO, and to re-approach Platinum Equity to confirm its continued interest and to seek an increase in its price.

On February 15, 2008, following further discussions with Baird after the Special Committee’s February 12, 2008 meeting, Platinum Equity submitted a revised proposal at a price of $10.20 per share, and confirmed its preparedness to complete its final due diligence within days and to execute a definitive merger agreement in substantially the form that had been nearly completed on January 14, 2008. The Special Committee met on Saturday morning, February 16, 2008, to consider the revised proposal from Platinum Equity and to discuss with Baird its preliminary assessment of the potential fairness to our stockholders of the $10.20 per share proposed price. The Special Committee also considered again the pros and cons of the proposals from the other bidders, including from a standpoint of likely execution without changes in their respective price levels during the period over which those bidders would be conducting (and, in some cases, commencing) detailed due diligence and negotiating a definitive acquisition agreement, and without significant risks or uncertainties in financing the ultimate purchase price. The Special Committee instructed Baird to seek further price enhancement from Platinum Equity, in addition to specific confirmation of its timeline for executing definitive documents and its ability to fund the purchase price without outside financing.

During the afternoon of Saturday, February 16, 2008, Platinum Equity submitted a revised written proposal at $10.30 per share, along with the form of equity commitment letter from three of its sponsored investment funds with respect to funding the purchase price to our stockholders at $10.30 per share, and funding any termination fee obligation that those Platinum Equity affiliates might have, under the Platinum Merger Agreement.

In the wake of the above developments, and drawing upon the analyses and deliberations it had conducted as part of its January 14 meeting, the Special Committee concluded that it was prepared to receive and consider an updated version of Baird’s final analyses and report, to complete its work on the strategic alternatives review, and to develop an updated set of recommendations for our board. The Special Committee scheduled a meeting (its twelfth formal meeting) for February 19, 2008 with Baird, legal counsel and our senior management to consider Baird’s final report and complete the Special Committee’s strategic review process, and it requested that the regularly scheduled meeting of our full board of directors for February 20, 2008, be converted into a meeting to discuss the Special Committee’s recommendations.

At the February 19, 2008 meeting, the Special Committee received a report from our management and legal counsel concerning the terms and readiness of the Platinum Merger Agreement. Baird delivered to the Special Committee its comprehensive written report on all of the strategic alternatives that Baird had considered and discussed with the Special Committee as potentially available to our company. Baird also reviewed its financial analyses with respect to the proposed merger and the substance of its proposed opinion with respect to the fairness, from a financial point of view, of the $10.30 per share merger consideration that would be received by the holders of our common stock pursuant to a merger with a Platinum Equity affiliate if it were to be approved. The members of the Special Committee determined that, with the above materials and information, they had sufficient information for the Special Committee to complete its review and develop its recommendations to our board of directors. The Special Committee, which at that point had been considering strategic alternatives for over five months, and had held ten formal meetings with Baird (the other two formal meetings had been held before Baird was engaged) (and discussed various issues among themselves, and with representatives of Baird and legal counsel, informally on numerous occasions), engaged in a final round of discussions with Baird and legal counsel and completed its deliberations, leading to its recommendation to our board of directors that it approve the Platinum Merger Agreement and recommend its adoption by our stockholders.

In connection with planning for the subsequently canceled January 17, 2008 meeting of our board that had been called to consider the earlier Platinum Equity proposal, Baird and legal counsel had delivered to all of our other directors the financial and legal analyses that had been prepared with respect to the strategic alternatives review process at that time. While those materials were not used in connection with a formal meeting or discussions with the other directors, they or their contents formed the basis for earlier informal updates by the Special Committee to our other directors on the progress of the strategic review process, the targeted timing for its completion, and the consideration by the Special Committee of a sale of our company as a likely recommendation. The Special Committee’s recommendations and supporting materials were delivered to all of the other members of our board of directors on the afternoon of February 19, 2008, and the directors, senior management and legal counsel convened informally to preview the materials and prepare for our board’s February 20, 2008 meeting with Baird.

Our board of directors met on February 20, 2008, at which meeting it considered and deliberated formally on the recommendations of the Special Committee, along with the written report by Baird that had been considered by the Special Committee in developing its recommendation and the proposed execution version of the Platinum Merger Agreement. The Special Committee reviewed its recommendation, Baird presented its report, and the members of our board of directors discussed the recommendation and related matters among themselves and with Baird and legal counsel. Baird also presented to our board of directors the final version of its written fairness opinion with respect to the merger consideration, following our board of director’s engagement of Baird as financial advisor to the board of directors for that purpose.

After these deliberations, our board of directors unanimously accepted the recommendation of the Special Committee to approve the Platinum Merger Agreement, determined and declared that the merger and the Platinum Merger Agreement were advisable and in the best interest of our stockholders, and recommended the adoption of the Platinum Merger Agreement by our stockholders. Pursuant to authority given by our board of directors, the Platinum Merger Agreement was finalized and executed by us, an affiliate of Platinum Equity and the subsidiary of such affiliate later that day, following which we issued a press release to announce its execution. On March 20, 2008, the parties executed an amendment to the Platinum Merger Agreement, to be effective from and as of February 20, 2008, in order to clarify certain information.

On March 20, 2008, the Special Committee and our board of directors received a letter from an officer of WESCO indicating that WESCO would be willing to offer to acquire our company at a price of $11.00 per share, subject to due diligence and possible unspecified conditions relating to our operating performance potential, and without any indication of other critical factors, including whether WESCO’s board of directors had approved or authorized the apparent proposal or whether financing would be assured or contingent. The Special Committee, continuing to act under authorization from our board of directors, met later on March 20, 2008 to consider this indication of interest from WESCO in light of our contractual obligations under the Platinum Merger Agreement, which permitted our board of directors to consider future offers as required by its fiduciary duties. The Special Committee determined that the WESCO letter was a bona fide “acquisition proposal” under the Platinum Merger Agreement, but that, because it did not address several significant matters to which a formal and potentially binding offer would be subject, the letter was not sufficiently credible to be considered reasonably likely to lead to “superior proposal”, as required to avoid violating the Platinum Merger Agreement. Although not required under the Merger Agreement, the Special Committee determined to provide notice to Platinum Equity on March 21, 2008 of receipt of the acquisition proposal from WESCO. We also responded to WESCO, informing it that its March 20, 2008 letter was not a sufficiently credible acquisition proposal for the board of directors to consider under the Platinum Merger Agreement, and that we would continue moving forward with Platinum Equity.

In addition to delivering letters to Platinum Equity and WESCO on March 21, 2008, we also filed with the SEC the preliminary proxy statement for a meeting to approve the Platinum Merger Agreement. The ten-day period allowed for possible notification of SEC review of the proxy statement expired on March 31, 2008, without review or comment by the SEC. On that same day, we received a second letter from WESCO, reiterating the $11.00 per share level of interest set forth in its March 20 letter, but providing more detail about its possible offer, including that its offer would be subject to only the completion of confirmatory due diligence and that WESCO’s board of directors had authorized the proposal. The Special Committee determined that our full board of directors, and not the Special Committee alone, should meet to consider and evaluate WESCO’s March 31 letter.

Our board of directors met on April 2, 2008 and, in consultation with Baird and company legal counsel, unanimously agreed that WESCO’s enhanced March 31 letter comprised a bona fide and credible acquisition proposal that could reasonably lead to a superior proposal. The board of directors authorized Baird to permit WESCO personnel to access the virtual data room and set up meetings with our management in order to begin its confirmatory due diligence process.

On April 3, 2008, we delivered a letter to WESCO reminding it of our obligations to Platinum Equity and informing it that its March 31 letter, while it was credible and reasonably could lead to a superior proposal, would require additional elements to qualify as a superior proposal under the Platinum Merger Agreement. We also notified Platinum Equity of WESCO’s enhanced letter and the board of directors’ determination that the letter was a bona fide and credible acquisition proposal that reasonably could lead to a superior proposal.

On Friday evening, April 4, 2008, we received a letter from LKCM Private Discipline Master Fund, SPC (“LKCM”), who had become our largest stockholder (at approximately 14.9%) by a series of recent purchases of our common stock, offering to acquire our company at a price of $11.70 per share in cash. The board of directors met on Sunday, April 6, 2008 to consider the LKCM letter and, in consultation with Baird and company legal counsel, determined unanimously that the LKCM letter was a bona fide and credible acquisition proposal that reasonably could lead to a superior proposal relative to the Platinum Merger Agreement. The board of directors also determined that we should publicly announce both the LKCM offer and the WESCO proposal, which we did in a press release on April 7, 2008.

As a condition to allowing LKCM to proceed with its due diligence, we required LKCM to enter into a confidentiality and standstill agreement substantially similar to the confidentiality agreements that all other bidders had been required to sign, which was delivered to us on April 7, 2008. LKCM and its affiliates were then permitted access to the virtual data room and to our management to conduct due diligence.

Each bidder and its representatives and advisors conducted due diligence investigations of our company, including a series of meetings with our management and representatives of Baird through April 15, 2008. WESCO had begun its confirmatory due diligence on April 3, 2008, and LKCM began its due diligence on April 7, 2008.

On April 15, 2008, WESCO submitted a definitive offer of $11.75 per share (increased from its earlier proposal of $11.00 per share), accompanied by an executed merger agreement that was substantially similar to the Platinum

Merger Agreement. The WESCO offer provided a $1.45 per share increase (approximately 14.1%) over the price provided in the Platinum Merger Agreement, with payment ability supported by a letter from one of WESCO’s third-party lenders, and a demonstrated ability to act quickly. WESCO indicated that its offer would expire at 5:00 p.m., Eastern Time, on April 23, 2008. Our board of directors met later on the afternoon of April 15, 2008 to review and consider the definitive offer submitted by WESCO, and, in consultation with Baird and company legal counsel, determined that WESCO’s definitive offer constituted a superior proposal under the Platinum Merger Agreement. Our board of directors authorized us to notify Platinum Equity and LKCM of WESCO’s definitive offer of $11.75 per share, and that we would permit LKCM to continue to evaluate our company.

On the next day, April 16, 2008, we formally notified Platinum Equity of the superior proposal received from WESCO and informed Platinum Equity that it should respond by 5:00 p.m., Eastern Time, on Monday, April 21, 2008.

In response to WESCO’s definitive offer, Platinum Equity submitted a revised definitive offer on the afternoon of April 21, 2008, in the form of an executed amendment to the Platinum Merger Agreement, increasing its purchase price to $11.80 per share. This revised offer price represented a $1.50 per share, or 14.5%, increase over the $10.30 per share price in the Platinum Merger Agreement and was set to expire at 5:00 p.m., Eastern Time, on April 22, 2008. Our board of directors met on the evening of April 21, 2008 to consider the Platinum Equity revised offer, as well as the respective positions of WESCO and LKCM. Our board of directors determined that Platinum Equity’s offer was superior to WESCO’s offer and authorized us to execute the amendment to the Platinum Merger Agreement if neither WESCO nor LKCM acted to make a superior proposal before 3:00 p.m., Eastern Time, on April 22, 2008, in light of the 5:00 p.m. deadline set by Platinum Equity for its offer.

On the morning of April 22, 2008, WESCO issued a press release indicating that it would not continue to pursue an acquisition of our company.

Before 3:00 p.m. on April 22, 2008, LKCM submitted a definitive offer to acquire our company for $12.10 per share, by delivering an executed merger agreement on terms that had been negotiated by our respective counsel. LKCM’s offer was accompanied by an equity commitment letter in support of the payment obligations of Eiger under the merger agreement. The equity commitment letter was in the form negotiated between our respective counsel. (Earlier, prior to April 20, 2008, counsel for LKCM had submitted a draft merger agreement and draft equity commitment letter to our counsel, and our counsel negotiated such drafts with counsel for LKCM.) LKCM indicated that its offer of $12.10 per share would expire at 12:00 p.m., Eastern Time, on Saturday, April 26, 2008.

Our board of directors met at 3:30 p.m., Eastern Time, on the afternoon of April 22, 2008, to review and consider the definitive offer submitted by LKCM. Our board of directors determined that LKCM’s definitive offer constituted a superior proposal under the Platinum Merger Agreement and authorized us to execute the merger agreement presented by LKCM if Platinum Equity did not exercise its right to match or top the LKCM definitive offer within the three business days allotted under the Platinum Merger Agreement. We notified Platinum Equity of LKCM’s superior proposal, and indicated that Platinum Equity’s three business-day right to match or exceed LKCM’s offer would expire at 5:00 p.m., Eastern Time, on Friday, April 25, 2008.

On April 25, 2008, Platinum Equity informed us that it would not match LKCM’s $12.10 per share offer and requested the payment of the termination fee that would be owed to it if we terminated the Platinum Merger Agreement in order to accept the offer from LKCM. On the evening of April 25, 2008, following receipt of Platinum Equity’s decision not to match the price offered by LKCM for Eiger to acquire our company, we executed the merger agreement with Eiger that had been presented by LKCM, and on April 28, 2008, we paid the termination fee of approximately $3.0 million to Platinum Equity.

Reasons for the Merger

In determining that the merger with Eiger is advisable and in the best interest of our stockholders, our board of directors proceeded from the basis of the extensive analyses and considerations that had been performed in connection with its decision to recommend the sale of our company for cash pursuant to the Platinum Merger Agreement, which had included the recommendation of the Special Committee following its six-month strategic alternatives review process. From that basis, our board of directors considered the subsequent offers of purportedly superior proposals as summarized above, and it also discussed relevant matters with members of our senior management, legal counsel and Baird as its financial advisor. The following describes material reasons, factors and information taken into account by our board of directors (or by the Special Committee in making its earlier recommendation to our board of directors as discussed above) in deciding to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that our stockholders adopt the merger agreement:

•	Merger Consideration Premium. Our board of directors considered the fact that the merger consideration represents a premium of 32.2% to our common stock’s closing trading price of $9.15 on July 27, 2007 (the last trading day prior to our announcement that the Special Committee had been formed to review potential strategic alternatives for the company), and a premium of 31.4% to our common stock’s closing trading price of $9.21 on February 19, 2008 (the trading day just prior to the date on which our board of directors approved our execution of the Platinum Merger Agreement), and the opportunity for our stockholders to realize currently such premium in cash. Our board of directors also considered these premium amounts in light of the general decline in the stock prices of our publicly traded competitors (and the overall decline in certain broader stock market indices) since July 27, 2007; the likelihood that the trading price of our common stock on February 19, 2008 was being favorably affected by the conduct of the strategic review process; and the fact that the trading price of our common stock between February 20, 2008 and April 22, 2008 (following the February 20, 2008 announcement of the Platinum Merger Agreement) correlated directly with that announcement and subsequent announced developments. For example, between July 27, 2007 and February 15, 2008, there had been a 20.6% decline in the stock prices of the group of our publicly held competitors that was being used as an “industrial distribution index” for the strategic review process, and there had been a 7.5% decline in the Standard & Poor’s 500 Index.

•	Trading Profile and Illiquidity of Our Common Stock. Our board of directors considered the historically consistent “thin” trading profile of our common stock, which has resulted in widely fluctuating trading prices based on a small number of shares and the unavailability of the public trading market as a source of meaningful liquidity for our stockholders. In light of our small public float and the absence of research coverage on our common stock by the professional analysts community, our board of directors was concerned that a significant improvement in the liquidity of our common stock, in order to permit our stockholders to realize stable or predictable value for their shares through the public trading market, was not likely in the absence of an extraordinary development beyond our ability to control or influence in the foreseeable future.

•	Costs of Remaining Public. Our board of directors considered the significant costs of our continuing as a public company and the implications of such costs for our future profitability and the trading prices of our common stock in light of our relatively small size. The merger will allow us to save approximately $2 million annually in administrative, accounting and legal expenses associated with disclosure and reporting requirements under SEC rules and regulations, including the Sarbanes-Oxley Act of 2002 and the Securities Exchange Act of 1934, as amended. Similarly, the merger will allow us to save a less tangible, but significant, expenditure of management’s time and attention to such disclosure and reporting requirements, as well as to unaffiliated stockholder concerns.

•	Uncertainties of General Economic Conditions. Our board of directors considered the potential risks and other implications for our business of the declining general economic conditions and prospects for our industry that had been exacerbated in recent months as the impact of the increasingly negative lending environment expanded and deepened. Our board of directors was concerned that these conditions would hamper our ability to achieve significant improved operating results and enhanced profitability, despite our strategic initiatives to do so.

•	Terms of the Merger Agreement. Our board of directors considered the financial and other terms and conditions of the merger agreement, by themselves and in comparison to the terms of agreements in other similar transactions, including:

•	the all-cash nature of the merger consideration, which provides our stockholders immediate liquidity and certainty of value for their shares;

•	the right of our board of directors to discharge its fiduciary duties to our stockholders and consider unsolicited acquisition proposals, if they offer superior value to our stockholders, and to furnish information to and conduct negotiations with third parties who may make such a superior acquisition proposal prior to the effective time of the merger;

•	the ability of our board of directors to change its recommendation with respect to the merger if we receive an unsolicited acquisition proposal that our board of directors determines to be superior to the merger;

•	Eiger’s obligation to pay us a termination fee of 3% of the aggregate merger consideration, or approximately $3.5 million and reimburse us for the termination fee of approximately $3.0 million we paid to Platinum, if Eiger fails to timely meet certain material obligations under the merger agreement or commits a material breach of the merger agreement;

•	our board of directors’ understanding, after consultation with its financial advisor and legal counsel, that our obligation to pay a termination fee of 3% of the aggregate merger consideration, or approximately $3.5 million, to Eiger (and the circumstances when such fee and reimbursement is payable) is reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature;

•	Eiger’s obligation to complete the merger not being subject to any financing contingencies, and Eiger’s demonstration, through an equity commitment letter from LKCM Private Discipline Master Fund, SPC, of its ability to pay the merger consideration on the contemplated closing date; and

•	the likelihood of satisfying the other conditions to Eiger’s obligations to complete the merger and the likelihood that the merger will be completed.

•	Extensive Consideration of Other Alternatives for Our Stockholders. After an extensive review by the Special Committee (conducted over a six-month period, with the assistance of Baird as independent financial advisor) of other strategic alternatives possibly available to us — which included, among others, continuing as an independent company and investing in the organic growth of our business; continuing as an independent company and pursuing an enhanced share repurchase program; continuing as an independent company and pursuing growth through one or more strategic acquisitions; enhancing equity capital, through a follow-on public offering or one or more PIPE transactions, in order to fund potential growth alternatives; and continuing as an independent company and pursuing divestiture of one or more business lines — our board of directors determined that an acquisition of our company would be more favorable to our stockholders than any other alternative reasonably available to us in the foreseeable future. Our board of directors then used its “fiduciary out” rights to consider and accept the highest price that was subsequently offered following the February 20, 2008 announcement of the $10.30 per share Platinum Merger Agreement.

•	Financial Analysis and Opinion of Robert W. Baird & Co. Incorporated. Our board of directors considered the financial analyses prepared for and reviewed and discussed with the Special Committee and our board of directors by Baird in connection with the wide range of strategic alternatives considered, along with the respective opinions of Baird — as of February 20, 2008 with respect to the original $10.30 per share price offered by Platinum Equity, and as of April 25, 2008 in confirmation of the board of directors’ assessment of the $12.10 per share price payable by Eiger — with respect to the fairness, from a financial point of view, to our stockholders of the consideration to be received by them in the merger. See “The Merger — Opinion of Robert W. Baird & Co. Incorporated” beginning on page 27.

Our board of directors also considered a variety of risks and other potentially negative factors relating to the merger in its deliberations, including:

•	Becoming a Non-Public Wholly-Owned Subsidiary. We will no longer exist as an independent, publicly-traded company, and our stockholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

•	Taxation. Gains realized from an all-cash transaction would generally be taxable to our stockholders for U.S. federal income tax purposes.

•	Disruptions. The potential impact of the announcement and pendency of the merger, including the potential impact of the merger on our employees and customers and the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with Eiger, which could potentially impair our prospects as an independent company if the merger is not consummated.

•	Operating Restrictions. Pursuant to the merger agreement, we must generally conduct our business in the ordinary course, and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger (or termination of the merger agreement) without the consent of Eiger, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company because the merger was not consummated.

•	Failure to Close. Generally, the risks and costs to us if the merger does not close for any reason, including the diversion of management and employee attention, employee attrition and the effect on customer and vendor relationships.

•	No Solicitation; Termination Fee. Under the terms of the merger agreement, we cannot solicit other acquisition proposals or, except under certain special circumstances, terminate the merger agreement in connection with other acquisition proposals, and we must pay to Eiger a termination fee of 3% of the aggregate merger consideration, or approximately $3.5 million, if the merger agreement is terminated under certain circumstances, which might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our stockholders than the merger.

•	Officers and Directors. The interests of our executive officers and directors in the merger may appear to be different from, or in addition to, the interests of our stockholders generally. See “Interests of Our Directors and Executive Officers in the Merger” beginning on page 35.

The foregoing discussion is not intended to be exhaustive; it only summarizes certain material factors considered by our board of directors in connection with the merger. After considering these factors and consulting with legal counsel and its financial advisor, our board of directors concluded that the positive factors relating to the merger and the merger agreement outweighed the negative factors. In view of the wide variety of factors it considered, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. Our board of directors unanimously approved the merger agreement and determined and declared that the merger and the merger agreement are advisable and in the best interest of our stockholders. Our board of directors recommends that our stockholders adopt the merger agreement based upon the totality of the information presented to and considered by it.

Opinion of Robert W. Baird & Co. Incorporated

Our board of directors (and its Special Committee) retained Robert W. Baird & Co. Incorporated, or Baird, as its financial advisor in connection with processes that culminated in the merger agreement, including to deliver an opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock in a transaction that our board of directors might approve. Following our board of directors’ determination on April 22, 2008 that the $12.10 per share offer (and related merger agreement) from LKCM was superior to both the original $10.30 per share price and revised $11.80 per share offer from Platinum Equity, Baird delivered its written opinion to our board of directors to the effect that, as of April 25, 2008, subject to the contents of such opinion, including the various assumptions and limitations set forth therein, the consideration of $12.10 in cash per share of common stock (the “Consideration”) to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to our holders of common stock.

Baird’s opinion was approved by a fairness committee, all of whose members were not involved in providing financial advisory services on behalf of Baird to us in connection with the merger.

The full text of Baird’s written opinion, in its letter dated May 1, 2008 with respect to its opinion as of April 25, 2008, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Baird provided its opinion for the information and assistance of our board of directors in connection with confirming its assessment of the merger. The opinion is not directed to any other person and is directed only to the fairness, as of the date of the opinion and from a financial point of view, to the holders of our common stock of the Consideration to be received by them and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger. Baird expresses no opinion about the fairness of the amount or nature of the compensation to any of our officers, directors or employees, or class of such persons, relative to the Consideration to be received by our stockholders. The summary of Baird’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Annex B to this proxy statement. You are urged to read the opinion carefully in its entirety.

In conducting its investigation and analyses and in arriving at its opinion herein, Baird reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations as it deemed relevant under the circumstances. In that connection, Baird has, among other things:

•	reviewed certain of our audited consolidated financial statements and internal information, primarily financial in nature, including financial forecasts that were provided to Baird by us and not publicly available (the “Forecasts”), concerning our business and operations furnished to Baird for purposes of its analysis;

•	reviewed publicly available information including, but not limited to, our recent filings with the Securities and Exchange Commission;

•	reviewed certain pro forma adjustments related to us, as well as certain normalizing adjustments related to non-recurring items, that were provided to Baird by us;

•	reviewed current and historical market prices of our common stock;

•	reviewed the merger agreement dated April 25, 2008 (the “Merger Agreement”) in the form presented to the board of directors;

•	reviewed publicly available financial and stock market data with respect to certain other companies Baird believed to be generally relevant;

•	compared our financial and operational results with those of certain publicly traded companies Baird deemed relevant and considered the market trading multiples of such companies;

•	compared the transaction multiples implied by the Consideration with the corresponding acquisition transaction multiples in certain business combinations Baird deemed relevant; and

•	considered the present values of our forecasted cash flows.

Baird held discussions with members of our senior management concerning our historical and current financial condition and operating results, as well as our future prospects. As a part of its engagement, Baird was requested to and did solicit third party indications of interest in acquiring all or any part of our company and held discussions with certain of these parties prior to the date hereof. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant for the preparation of its opinion.

In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided by us, or on our behalf, to Baird. Baird did not independently verify any information supplied to it by us or LKCM that formed a substantial basis for its opinion. Baird was not engaged to independently verify, and it did not assume any responsibility to verify, any such information, and Baird assumed that we were not aware of any information that we or our advisors prepared that might be material to Baird’s opinion that had not been provided to Baird. Baird assumed that:

•	all of our material assets and liabilities (contingent or otherwise, known or unknown) were as set forth in our financial statements;

•	the financial statements that we provided to Baird presented fairly our results of operations, cash flows and financial condition for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied;

•	the Forecasts were reasonably prepared on bases reflecting the best available estimates and good faith judgments of our senior management as to our future performance, and Baird relied upon such Forecasts in the preparation of its opinion;

•	the merger will be consummated in accordance with the terms and conditions of the Merger Agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder;

•	in all respects material to its analysis, the representations and warranties contained in the Merger Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it thereunder; and

•	all material corporate, governmental, regulatory or other consents and approvals required to consummate the merger have been or will be obtained.

Baird has relied as to all legal matters regarding the merger on the advice of our legal counsel. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of our assets or liabilities (contingent or otherwise) nor did it make a physical inspection of the properties or facilities of our company. Baird did not consider any strategic, operating or cost benefits that might result from the merger or any expenses relating to the merger. In each case, Baird made the above assumptions with our consent.

Baird’s opinion necessarily is based upon economic, monetary and market conditions as they existed and could be evaluated on the date of such opinion, and its opinion does not predict or take into account any changes that may occur, or information that may become available, after the date of such opinion. Baird has no responsibility for updating, revising or reaffirming its opinion on circumstances or events occurring after the date of the opinion.

Baird’s opinion was prepared at the request and for the information of our board of directors, and may not be relied upon, used for any other purpose or disclosed to any other party without Baird’s prior written consent; provided, however that Baird’s opinion may be reproduced in full in this proxy statement. Baird’s opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by our stockholders in the proposed merger, and Baird has expressed no opinion as to the fairness of the proposed merger to, or any consideration of, creditors or other constituencies or our underlying decision to engage in the merger. Accordingly, Baird’s opinion does not address the relative merits of: (i) the merger, the merger agreement or any other agreements or other matters provided for or contemplated by the merger agreement; (ii) any other transactions that may be or might have been available as an alternative to the merger; or (iii) the merger compared to any other potential alternative transactions or business strategies considered by our board of directors and, accordingly, Baird relied upon its discussions with the Special Committee and our senior management with respect to the availability and consequences of any alternatives to the merger. At our direction, Baird was not asked to, and Baird did not, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Merger Agreement or the form of the merger. Baird expressed no opinion as to the price at which our common stock will trade at any time in the future, whether before or after the closing of the transactions contemplated by the merger agreement. BAIRD’S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER.

Analysis

The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion, which is qualified in its entirety by reference to the full text of such opinion attached as

Annex B to this proxy statement and to the other disclosures contained in this section. The following summary, however, does not purport to be a complete description of the financial analyses performed by Baird. The order of analyses described does not represent relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Baird’s financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before April 25, 2008 and is not necessarily indicative of current market conditions.

Implied Valuation, Transaction Multiples and Transaction Premiums.  Based on the cash consideration of $12.10 net per share of our common stock (the “Per Share Equity Purchase Price”) Baird calculated the implied “equity purchase price” (defined as the Per Share Equity Purchase Price multiplied by our total number of diluted common shares outstanding, including gross shares issuable upon the exercise of stock options, less assumed option proceeds) to be $121.5 million. In addition, Baird calculated the implied “total purchase price” (defined as the equity purchase price plus the book value of our total debt and preferred stock, less cash, cash equivalents and marketable securities) to be $130.8 million. Baird then calculated the multiples of the total purchase price to our earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”), for the last twelve months (“LTM”) ended February 29, 2008 and as projected for the year ending December 31, 2008, as provided by our senior management. Baird also calculated the multiples of the equity purchase price to our LTM and projected December 31, 2008 net income as provided by our senior management. These transaction multiples are summarized in the table below.

IMPLIED MERGER TRANSACTION MULTIPLES

	LTM February 29,		FYE December 31,
	2008		2008E

EBITDA	12.6	x	8.5	x
EBIT	14.2		9.2
Net Income	26.9		15.6

Baird reviewed the historical price and trading activity of our common stock and noted that the high, low and average closing prices for our common stock were $13.60, $8.40 and $10.48, respectively, over the last twelve months and $13.60, $6.58 and $9.61, respectively, over the last three years ending April 25, 2008. Baird also noted that our common stock price declined 7.2% over the last twelve months and increased 41.1% over the last three years ending April 25, 2008. Baird noted that our common stock price increased 31.0% between July 27, 2007 (the last trading date prior to our public announcement that our board of directors had formed the Special Committee to conduct the strategic alternatives review) and April 25, 2008.

Baird also calculated the premiums that the Per Share Equity Purchase Price represented over the closing market price of our common stock for various time periods ranging from 1-day to 180-days prior to April 25, 2008. These premiums, along with comparable acquisition premiums of 241 public target completed transactions with an enterprise value between $50 and $250 million between January 2003 and December 2007, are summarized in the table below.

SELECTED ACQUISITION ANALYSIS — TRANSACTION PREMIUMS

	As of 4/25/08
		Implied Merger
	Stock	Transaction	Selected Acquisition Premiums
	Price	Premium	Low	Average	Median	High

1-Day Prior	$11.97	1.1%	(63.6)%	31.7%	25.8%	260.0%
7-Days Prior	11.69	3.5%	(60.0)%	34.3%	27.2%	239.6%
30-Days Prior	10.04	20.5%	(66.7)%	38.0%	30.5%	352.4%
90-Days Prior	10.11	19.7%	(88.0)%	46.7%	39.9%	365.7%
180-Days Prior	10.80	12.0%	(90.6)%	55.7%	43.7%	542.8%

Selected Publicly Traded Company Analysis.  Baird reviewed certain publicly available financial information and stock market information for certain publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies reviewed is listed below.

•	Applied Industrial Technologies, Inc.

•	Barnes Group, Inc.

•	DXP Enterprises, Inc.

•	Interline Brands, Inc.

•	Lawson Products, Inc.

•	Park-Ohio Holdings Corp.

•	Watsco, Inc.

•	WESCO International, Inc.

Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which we operate. Baird noted that none of the companies reviewed is identical to us and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

For each company, Baird calculated the “equity market value” (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants). In addition, Baird calculated the “enterprise value” (defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s enterprise value to its most recently disclosed LTM and projected calendar year 2008 EBITDA and EBIT. Baird also calculated multiples of each company’s equity value to its LTM and projected calendar year 2008 net income. Baird then compared the transaction multiples implied in the merger with the corresponding trading multiples for the selected companies. Stock market and historical financial information for the selected companies was based on publicly available information as of April 25, 2008, and projected financial information was based on publicly available research reports as of such date. A summary of the implied multiples is provided in the table below.

SELECTED COMPANY ANALYSIS

	Implied
	Merger
	Transaction		Selected Company Multiples
	Multiple		Low		Average		Median		High

EBITDA
LTM	12.6	x	5.1	x	7.5	x	7.3	x	10.6	x
2008E	8.5		6.4		7.6		7.1		10.8
EBIT
LTM	14.2	x	6.1	x	8.7	x	8.8	x	11.2	x
2008E	9.2		7.1		8.6		8.4		11.5
Net Income
LTM	26.9	x	7.0	x	11.8	x	12.1	x	17.8	x
2008E	15.6		7.5		11.2		11.4		18.2

In addition, Baird calculated the implied per share equity values of our common stock based on the trading multiples of the selected public companies. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

SELECTED COMPANY ANALYSIS

	Implied Equity Value per Share
	Low	Average	Median	High

EBITDA
LTM	$4.53	$6.95	$6.77	$10.02
2008E	8.99	10.73	10.08	15.49
EBIT
LTM	$4.83	$7.18	$7.21	$9.39
2008E	9.22	11.25	11.00	15.24
Net Income
LTM	$3.05	$5.18	$5.32	$7.79
2008E	5.70	8.48	8.60	13.81
Median	$5.27	$7.83	$7.90	$11.92

Baird compared the implied per share equity values in the table above with the $12.10 per share implied in the merger in concluding that the Consideration was fair to our stockholders from a financial point of view.

Selected Acquisition Analysis.  Baird reviewed certain publicly available financial information concerning completed or pending acquisition transactions that Baird deemed relevant. The group of selected acquisition transactions is listed below.

Target	Acquiror

• ORS Nasco, Inc.	• United Stationers Inc.
• Precision Industries	• DXP Enterprises, Inc.
• ACR Group, Inc.	• Watsco, Inc.
• Valley National Gases, Inc.	• Caxton-Iseman Capital, Inc.
• WYKO Holdings Limited	• ERIKS group NV
• American Sanitary Incorporated (“AmSan”)	• Interline Brands, Inc.
• J&L Industrial Supply	• MSC Industrial Direct Co., Inc.
• ORS Nasco, Inc.	• Brazos Private Equity Partners, LLC
• Carlton-Bates Company	• WESCO International, Inc.
• Infast Group plc	• Anixter International, Inc.
• Noland Company	• WinWholesale, Inc.
• Southwest Power, Inc. and Western States Electric, Inc.	• Hughes Supply, Inc.

Baird chose these acquisition transactions based on a review of completed and pending acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the industry in which we operate. Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the merger or our company, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

For each transaction, Baird calculated the implied “equity purchase price” (defined as the purchase price per share of each target company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including gross shares issuable upon the exercise of stock options and warrants, less assumed option and warrant proceeds, or alternatively defined as the value attributable to the equity of a target company). In addition, Baird calculated the implied “enterprise value” (defined as the equity purchase price plus the book value of each target company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each target company’s implied enterprise value to its most recently disclosed LTM EBITDA and LTM EBIT. Baird also calculated multiples of each target company’s implied equity purchase price to its LTM net income.

SELECTED ACQUISITION ANALYSIS

	Implied
	Merger
	Transaction		Selected Acquisition Multiples
	Multiple		Low		Average		Median		High

EBITDA (LTM)	12.6	x	6.6	x	8.5	x	8.3	x	11.7	x
EBIT (LTM)	14.2		7.3		11.2		10.9		14.6
Net Income (LTM)	26.9		14.2		18.1		17.8		22.7

In addition, Baird calculated the implied per share equity values of our common stock based on the acquisition transaction multiples of the selected acquisition transactions. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

SELECTED ACQUISITION ANALYSIS

	Implied Equity Value per Share
	Low	Average	Median	High

EBITDA (LTM)	$6.06	$7.97	$7.71	$11.18
EBIT (LTM)	5.87	9.34	9.11	12.45
Net Income (LTM)	6.24	7.94	7.82	9.93
Median	$6.06	$7.97	$7.82	$11.18

Baird compared the implied per share equity values in the above table with the $12.10 per share implied in the merger in concluding that the Consideration was fair to our stockholders from a financial point of view.

Discounted Cash Flow Analysis.  Baird performed a discounted cash flow analysis utilizing our projected unlevered free cash flows (defined as net income excluding after-tax net interest, plus depreciation and amortization, less capital expenditures and increases in net working capital, plus/minus changes in other operating and investing cash flows) from 2008 to 2012, as provided by our management. In such analysis, Baird calculated the present values of the unlevered free cash flows from 2008 to 2012 by discounting such amounts at rates ranging from 15% to 17%. Baird calculated the present values of the free cash flows beyond 2012 by assuming terminal values ranging from 6.0x to 8.0x year 2012 EBITDA and based on unlevered free cash flow growth rates ranging from 4% to 6% and discounting the resulting terminal values at rates ranging from 15% to 17%. The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced equity values ranging from $7.16 to $13.79 per share with an average of $10.21 per share and a median of $10.19 per share. Baird compared these implied per share equity values with the $12.10 per share implied in the merger in concluding that the Consideration was fair to our stockholders from a financial point of view.

Valuation Summary.  A summary of the valuation statistics from the analyses presented above is provided in the table below.

SUMMARY EQUITY VALUATION PER SHARE

	Implied Equity Value per Share
	Low	Average	Median	High

Selected Company Analysis	$5.27	$7.83	$7.90	$11.92
Selected Transaction Analysis	6.06	7.97	7.82	11.18
Discounted Cash Flow Analysis	7.16	10.21	10.19	13.79
Median	$6.06	$7.97	$7.90	$11.92

The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentations to our board of directors. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and of its opinion. Baird did not attempt to assign specific weights to particular analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Any estimates contained in Baird’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy. None of the public companies used in the comparable company analysis described above are identical to our company, and none of the precedent merger and acquisition transactions used in the precedent transactions analysis described above are identical to the merger. Such analyses involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to us and the transactions compared to the merger.

Other Matters

As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to an engagement letter dated August 20, 2007 and extended on February 20, 2008, Baird will receive a transaction fee of approximately $2.0 million for its services, a significant portion of which is contingent upon the consummation of the merger. Pursuant to such engagement letter, we paid Baird an aggregate non-refundable fee of $800,000 for the delivery of its February 20, 2008 and April 25, 2008 opinions ($400,000 for each opinion); while non-refundable, regardless of whether the merger is consummated, the fee is creditable against the transaction fee described above that is contingent upon the consummation of the merger. In addition, we have agreed to reimburse Baird for certain expenses and to indemnify Baird against certain liabilities that may arise out of its engagement, including liabilities under the federal securities laws. Baird will not receive any other significant payment or compensation contingent upon the successful completion of the merger. Baird is a full service securities firm. As such, in the ordinary course of its business, Baird may from time to time trade our securities for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and the other conditions to the closing of the merger are either satisfied or properly waived, Merger Sub, a direct wholly-owned subsidiary of Eiger created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly-traded company and will instead be a wholly-owned subsidiary of Eiger.

When the merger is completed:

•	each holder of shares of unrestricted common stock outstanding immediately prior to the merger will be entitled to receive $12.10 per share in cash, without interest and less applicable withholding taxes, for such shares (other than shares owned by us, Eiger or Merger Sub or any subsidiary thereof and other than shares owned by stockholders properly demanding appraisal rights);

•	each option to purchase shares of common stock outstanding immediately prior to the merger, whether or not then exercisable or vested, will be deemed automatically exercised and converted into the right to receive a cash payment equal to the excess, if any, of $12.10 per share over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax; and

•	all shares of common stock that are subject to vesting or forfeiture or other restrictions (which we refer to as “restricted stock”) outstanding immediately prior to the merger (except for 123,333 shares under our May 2007 incentive award to our chief executive officer) will become fully vested and (other than any such shares owned by stockholders properly demanding appraisal rights) will be converted into the right to receive $12.10 per share in cash, without interest and less any applicable withholding tax.

At the effective time of the merger, our stockholders will have the right to receive the merger consideration but will cease to have ownership interests in us or rights as our stockholders. Therefore, our stockholders will not participate in our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and is traded on the Nasdaq Global Market under the symbol “IDGR”. As a result of the merger, we will be a wholly-owned subsidiary of Eiger, which means that Eiger will then own all of our common stock. As a result, our common stock will cease to be traded on the Nasdaq Global Market, the registration of our common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC. Of course, you will no longer own any of our common stock.

When the merger becomes effective, the directors and officers of Merger Sub will be the directors and officers, respectively, of the surviving corporation. Also at the effective time of the merger, the certificate of incorporation and bylaws of Merger Sub will be the certificate of incorporation and bylaws of the surviving corporation until amended in accordance with applicable law.

Effects on Us if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares. Instead, we will remain an independent public company, and our common stock will continue to be traded on the Nasdaq Global Market, our common stock will continue to be registered under the Exchange Act, and we will continue to be required to file periodic reports with the SEC. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today, and that our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of common stock. If the merger is not completed, our board of directors will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, and will make such changes as are deemed appropriate. Our board of directors will also continue to consider strategic alternatives that may be or become available for our company. However, there can be no assurance that any other transaction acceptable to us will be offered or available or that our business prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated under certain circumstances involving a competing proposal, we may be obligated to pay a termination fee of approximately $3.5 million to Eiger. In addition, if the merger agreement is terminated in circumstances due to the failure of Eiger to timely satisfy its material obligations under the merger agreement or a material breach of the merger agreement by Eiger, Eiger may be required to pay us a termination fee of approximately $3.5 million and reimburse us for the termination fee of approximately $3.0 million we paid to Platinum. For a description of the circumstances triggering payment of the termination fees, see “Proposal 1 — The Merger Agreement — Termination Fees” on page 44.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as stockholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a stockholder. In considering the unanimous recommendation of our board of directors to vote “FOR” the adoption of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving and adopting the merger agreement. Except as described below, such persons have, to our knowledge, no material interests in the merger that differ from your interests generally.

Stock Options

The merger agreement requires us to take all actions (including obtaining any required consents) necessary to provide that each option to purchase our common stock that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable or vested, will become fully exercisable and vested. At the effective time of the merger, each such option will be deemed automatically exercised and converted into the right to receive a cash payment equal to the excess, if any, of $12.10 per share over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax.

The following table sets forth (i) the number of options (if any) held by our directors and officers that would be accelerated for vesting as a result of the merger agreement and the amount that would be payable to them because of that acceleration, as well as (ii) the total amounts that would be payable to our directors and executive officers (before applicable withholding tax) in settlement of all of their respective options, if the merger is completed, in all cases based on the number and exercise prices of options held by them on April 25, 2008:

			Aggregate
			Merger
		Number of	Value		Aggregate
		Merger	of Merger	Total	Merger
		Accelerated	Accelerated	Number	Value of
		Vesting	Vesting	of All	All Stock
		Stock	Stock	Stock	Options
Name of Beneficial Owner	Capacity	Options	Options ($)	Options	($)

Charles A. Lingenfelter	President, Chief Executive Officer and Director	0	0.00	57,167	493,564.10
Jack P. Healey	Executive Vice President, Chief Financial Officer and Secretary	0	0.00	56,933	500,429.90
David K. Barth	Director	1,667	6,968.06	45,000	307,030.00
William R. Fenoglio	Director	1,667	6,968.06	45,000	307,030.00
William T. Parr	Director	1,667	6,968.06	45,000	307,030.00
Ajita G. Rajendra	Director	0	0.00	0	0
George L. Sachs, Jr.	Director	1,667	6,968.06	55,000	363,650.00
Richard M. Seigel	Director	1,667	6,968.06	70,000	448,580.00
All Directors and Officers as a Group (8 persons)		8,335	34,840.30	374,100	2,727,314.00

Restricted Stock

The merger agreement requires us to take all actions necessary to provide that each share of unvested restricted stock that is outstanding immediately prior to the merger (except for 123,333 shares under our May 2007 incentive award to our chief executive officer) will become fully vested and (other than any such shares owned by stockholders properly demanding appraisal rights) will be converted into the right to receive a cash payment equal to $12.10 per share (the merger consideration), without interest and less applicable withholding taxes. The following table sets forth the number of shares of unvested restricted stock (if any) held on April 25, 2008 by our directors and executive officers that would be accelerated for vesting as a result of the merger agreement, and the amount (before applicable withholding tax) that would be payable to them because of that acceleration, in settlement of their respective restricted stock awards for those shares, if the merger is completed, except for shares that have otherwise vested automatically between April 25, 2008 and the record date:

		Number of	Merger Value of
		Merger Accelerated	Merger Accelerated
		Vesting Restricted	Restricted Stock
		Stock Awards	Awards Shares
Name of Beneficial Owner	Capacity	Shares	($)

Charles A. Lingenfelter	President, Chief Executive Officer and Director	91,424	1,106,230.40
Jack P. Healey	Executive Vice President, Chief Financial Officer and Secretary	11,978	144,933.80
David K. Barth	Director	5,591	67,651.10
William R. Fenoglio	Director	5,591	67,651.10
William T. Parr	Director	5,591	67,651.10
Ajita G. Rajendra	Director	5,005	60,560.50
George L. Sachs, Jr.	Director	5,591	67,651.10
Richard M. Seigel	Director	5,591	67,651.10
All Directors and Officers as a Group (8 persons)		136,362	1,649,980.20

Post-Closing Payment for Continued Employment

One of our executive officers, and certain of our non-executive personnel, will be entitled to certain payments for remaining with our company if the merger (or another change in control transaction) is consummated.

Post-Closing Continuation of Compensation and Benefits

The merger agreement contains provisions that are applicable to our employees generally relating to the continuation by Eiger of certain benefits arrangements for a certain period of time following consummation of the merger. Such provisions may benefit certain of our executive officers.

Directors’ and Officers’ Indemnification and Insurance

The surviving corporation is required to honor and maintain, for a period of six years after the completion of the merger, all rights to exculpation, indemnification and advancement of expenses of our current or former directors and officers, in respect of liabilities for acts or omissions occurring at or prior to the completion of the merger, no less favorable than those provided in our organizational documents or other agreements in effect on the date of the merger agreement. During such six-year period, the surviving corporation will be required to obtain the affected individuals’ consent in order to amend, appeal or otherwise modify any agreements or provisions if the result of such change adversely affects individuals’ rights under such agreements and or provisions.

In addition, for six years after completion of the merger, the surviving corporation is required to maintain in effect the directors’ and officers’ liability insurance and fiduciary insurance coverage with respect to claims arising from acts or omissions occurring on or before the completion of the merger on terms no less favorable than those in effect on the date of the merger agreement. However, the surviving corporation may (i) substitute the existing directors’ and officers’ liability insurance with directors’ and officers’ liability and fiduciary liability policies of another insurance company, provided that the substitute insurance carrier has the same or better credit ratings than the existing insurance carrier, and provided that the material terms of the substitute policies are no less favorable than the material terms of the existing policies; or (ii) request that we obtain extended reporting period coverage, which we must use reasonable best efforts to do prior to the effective time of the merger. Eiger has agreed to cause the surviving corporation to perform its obligations described above.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be deregistered under the Exchange Act, we will no longer file periodic reports with the SEC, and our common stock will no longer be traded on the Nasdaq Global Market.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders whose shares of common stock are converted into the right to receive cash in the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of common stock as a capital asset.

The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All stockholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares as a result of the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our common stock who or that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any stockholder who or that, for U.S. federal income tax purposes, is not a U.S. holder.

For U.S. federal income tax purposes, the merger will be treated as a sale of our common stock for cash by each of our stockholders. Accordingly, in general, the U.S. federal income tax consequences to a stockholder receiving cash in the merger will be as follows:

•	The stockholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder’s shares of common stock pursuant to the merger.

•	The amount of capital gain or loss recognized by each stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of common stock that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (i) fails to supply the paying agent with the stockholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other stockholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (ii) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the stockholder’s U.S. federal income tax returns, or (iii) is subject to backup withholding in certain other cases. Accordingly, unless an exemption applies and is established in a manner satisfactory to the paying agent, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of common stock, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our stockholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

The foregoing discussion of material U.S. federal income tax consequences is included for general informational purposes only. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of common stock pursuant to the merger.

Regulatory Approvals

Under the merger agreement, we and Eiger agreed to make all necessary applications or filings required to be made by us or Eiger with respect to the HSR Act or other applicable laws and to comply as promptly as practicable with any request we or Eiger may receive under the HSR Act or any other applicable law for additional information or material received by us or Eiger from the applicable governmental entity in connection with such applications or filings. However, no regulatory filings or applications, including under the HSR Act, are required to be made in respect of the consummation of the merger.

If any administrative or judicial action or proceeding is instituted, or is threatened to be instituted, by any governmental entity challenging the transactions contemplated by the merger agreement as being in violation of any applicable law, each of the parties is required under the merger agreement to cooperate and use its reasonable best efforts to contest and resist such action or proceeding.

PROPOSAL 1 — THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement, but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement establishes and governs the legal relations between us and Eiger with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about us or Eiger. The representations, warranties and covenants made by us and Eiger are qualified and subject to important limitations agreed to by us and Eiger in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us and Eiger that may be different from those which are applicable to you. These representations and warranties may or may not have been accurate as of any specified date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state affects at the time they were made or otherwise.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with the Delaware General Corporation Law, at the effective time of the merger, Merger Sub will merge with and into IDG. The separate corporate existence of Merger Sub will cease, and IDG will continue as the surviving corporation, but will then be a wholly-owned subsidiary of Eiger.

Effective Time of the Merger

The closing of the merger will occur as soon as practicable, but no later than the second business day, after the satisfaction or (to the extent permitted by law) waiver of all of the closing conditions provided in the merger agreement, or on such other date as IDG and Eiger may agree in writing. On the closing date, a certificate of merger will be filed with the Secretary of State of the State of Delaware that will state whether the merger will become effective immediately upon acceptance of that filing, or at such later time as the parties may have agreed and specified in the certificate of merger. We refer to such time, in either case, as the “effective time of the merger”.

Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers, respectively, of the surviving corporation. The directors and officers will serve in accordance with the certificate of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Certificate of Incorporation and Bylaws of the Surviving Corporation

At the effective time of the merger:

•	the certificate of incorporation of Merger Sub will be the certificate of incorporation of the surviving corporation until amended in accordance with applicable law; and

•	the bylaws of Merger Sub will be the bylaws of the surviving corporation until amended in accordance with applicable law.

Merger Consideration

At the effective time of the merger, each outstanding share of common stock, other than (1) shares owned by Eiger or Merger Sub or any of their subsidiaries, (2) shares owned directly by us or any of our subsidiaries and (3) shares held by stockholders who properly demand appraisal rights in accordance with the Delaware General Corporation Law, will be converted into the right to receive $12.10 per share in cash, without interest. Shares owned by Eiger, Merger Sub or us or any subsidiary thereof will be cancelled at the effective time of the merger without any payment. Our stockholders will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our stockholders promptly after completion of the merger.

Eiger, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of common stock, stock options, or shares of restricted stock such amounts that it is required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

Effect on Stock Options and Restricted Stock

Prior to the effective time of the merger, we will have taken all necessary action such that, immediately prior to the effective time of the merger, (1) all outstanding options to purchase shares of common stock will, to the extent not then vested, accelerate and become fully vested and exercisable and (2) all unvested shares of our restricted stock (except for 123,333 shares under our May 2007 incentive award to our chief executive officer) will become fully vested and the restrictions and forfeiture provisions will lapse.

At the effective time of the merger, each outstanding option to purchase shares of common stock will be deemed exercised and automatically converted into the right to receive a cash payment equal to the excess, if any, of $12.10 per share over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax.

All shares of restricted stock issued and outstanding immediately prior to the effective time of the merger (except for 123,333 shares under our May 2007 incentive award to our chief executive officer), other than any such shares owned by stockholders properly demanding appraisal rights, will be converted into the right to receive $12.10 per share in cash, without interest and less any applicable withholding tax.

Payment Procedures

Prior to the effective time of the merger, Eiger will designate a bank or trust company to act as the paying agent under the merger agreement. At the effective time of the merger, Eiger will deposit, or cause to be deposited, in trust with the paying agent cash in an amount equal to the aggregate consideration payable in the merger. Promptly after the effective time of the merger, the paying agent will mail to each holder of record of outstanding shares of common stock immediately prior to the effective time, a letter of transmittal and instructions for use in effecting the surrender of any certificates or instruments representing shares or the rights to shares of common stock in exchange for cash. The letter of transmittal will specify that delivery will be effected, and the risk of loss and title to such certificates or instruments will pass, only upon actual delivery of the certificates or instruments to the paying agent.

You should not return your certificates or other instruments with the enclosed proxy card. Certificates and instruments evidencing ownership in or rights to shares of common stock should not be surrendered before the effective time of the merger and should not be forwarded without a letter of transmittal. Upon surrender to the paying agent of evidence of ownership in or rights to shares of our common stock, together with a properly completed and executed letter of transmittal and any other required documents, you will be entitled to receive from the paying agent $12.10 in cash, without interest and less any applicable withholding tax, for each share represented by the stock certificate, and the certificate or instrument surrendered will be cancelled. No interest will be paid or accrue on any merger consideration payable upon the surrender of such certificates or instruments.

The cash consideration for shares of common stock may be paid to a person other than the person in whose name the surrendered certificate or instrument is registered if the certificate or instrument is properly endorsed or otherwise in proper form for transfer. The person surrendering such certificate or instrument must pay all transfer and other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes either have been paid or are not applicable.

The surviving corporation may demand any funds unclaimed by former stockholders (including interest and other income in respect of such funds) at any time beginning six months after the effective time of the merger. Any former holders of our common stock who have not complied with the above-described procedures may thereafter look only to the surviving corporation (subject to abandoned property, escheat or other similar laws) for payment of the merger consideration, without interest, to which they are entitled upon surrender of the certificates or instruments held by them.

If any share certificate for common stock has been lost, stolen or destroyed, then before the owner will be entitled to receive the merger consideration, the owner of such certificate must sign an affidavit claiming such certificate has been lost, stolen or destroyed and, if required by the surviving corporation, post a bond in an amount as Eiger may direct as indemnity against any claim that may be made against the surviving corporation, Eiger or the paying agent with respect to that certificate.

The procedures described above will be set forth in a letter of transmittal that will be mailed to you promptly following the effective time of the merger. You should read the letter of transmittal carefully and in its entirety.

Conditions to the Merger

Conditions to Each Party’s Obligation

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

•	the adoption by our stockholders of the merger agreement;

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act”;

•	the consummation of the transactions under the merger agreement shall not have been made illegal by governmental order or decree; and

•	the obtaining of all material consents, approvals and authorizations legally required to consummate the transactions under the merger agreement.

Additional Conditions to Our Obligations

Our obligation to complete the merger is subject to the satisfaction by Eiger, or waiver by us, of the following conditions:

•	the representations and warranties of Eiger and Merger Sub contained in the merger agreement (disregarding all qualifications as to materiality or material respects or similar qualifications) shall have been true and correct as of the effective time of the merger as though made on and as of the effective time (except where expressly made as of an earlier date) in all material respects;

•	Eiger and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them at or prior to the effective time of the merger; and

•	an executive officer of each of Eiger and Merger Sub shall have delivered to us a certificate to the effect that the foregoing conditions to our obligations to complete the merger have been satisfied.

Additional Conditions to Eiger’s and Merger Sub’s Obligations

The obligations of Eiger and Merger Sub to complete the merger are subject to the satisfaction by us, or waiver by Eiger, of the following conditions:

•	our representations and warranties regarding the absence of material adverse effects shall have been true and correct as of the date of the merger agreement, and as of the effective time as though made on and as of the effective time of the merger, our representations and warranties regarding our capitalization shall have been true and correct in all respects except to a de minimis extent, as of the date of the merger agreement, and as of the effective time as though made on or as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and our other representations and warranties contained in the merger agreement (disregarding all qualifications as to knowledge, materiality or material adverse effects, or similar qualifications) shall have been true and correct as of the effective time of the merger as though made on and as of the effective time of the merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect;

•	we shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied by us at or prior to the effective time of the merger; and

•	one of our executive officers shall have delivered a certificate to Eiger to the effect that the foregoing conditions to Eiger’s and Merger Sub’s obligations to complete the merger have been satisfied.

As a result of the conditions to the completion of the merger, even if the requisite stockholder approval is obtained, there is no assurance that the merger will be completed. In addition, until the earlier to occur of the effective time of the merger and the termination of the merger agreement, we are required to promptly notify Eiger in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to closing impossible or unlikely.

Material Adverse Effect

For purposes of the merger agreement, certain of our representations and certain of the conditions to complete the merger are qualified by a “material adverse effect” clause, which means, with respect to us, any change, circumstance, effect, event or occurrence (an “Effect”) that, individually or when taken together with all Effects: is or would be reasonably likely to be materially adverse to the assets, liabilities, business, financial condition or results of operations of IDG and our subsidiaries, taken as a whole.

However, no Effects resulting from any of the following will be deemed to be or constitute a “material adverse effect”, and no Effects resulting from the following will be taken into account when determining whether a “material adverse effect” with respect to us has occurred or is reasonably likely to exist:

•	changes in any industry or industries in which we operate to the extent that such changes do not have a materially disproportionate effect on us and our subsidiaries, taken as a whole;

•	changes in general economic conditions in the United States, in any country in which any of our subsidiaries conducts business or in the global economy as a whole to the extent that such conditions do not have a materially disproportionate effect on us and our subsidiaries, taken as a whole;

•	any generally applicable change in tax law or generally accepted accounting principles to the extent that such conditions do not have a materially disproportionate effect on us and our subsidiaries, taken as a whole;

•	effects primarily related to the announcement of the execution of the merger agreement and the pendency of the merger; and

•	compliance with the terms of, or taking any action required by, the merger agreement to obtain approval or authorization under applicable antitrust or competition laws.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the Special Meeting, if any of the following events occur:

•	Eiger and IDG agree to terminate by mutual written consent;

•	a court of competent jurisdiction or other governmental entity issues a final, non-appealable order, decree or ruling or taken or failed to take any action that has become final and makes the merger illegal or otherwise prevents or prohibits the transactions contemplated by the merger agreement;

•	the merger is not consummated on or prior to August 31, 2008; or

•	the transaction fails to receive stockholder approval.

In addition, Eiger may terminate the merger agreement if:

•	our board of directors withdraws (or modifies, changes or amends in a manner adverse to Eiger) its recommendation that our stockholders adopt the merger agreement or its approval of the merger agreement and the merger, or approves or recommends an acquisition proposal from a third-party, or we fail to comply in a material respect with our non-solicitation and related obligations with respect to acquisition proposals; or

•	we breach any representation, warranty, covenant or agreement in the merger agreement in a manner that would give rise to the failure of a closing condition and such breach is not, or is incapable of being, cured within 30 days after receipt by us of notice thereof from Eiger.

In addition, we may terminate the merger agreement if:

•	Eiger or Merger Sub breaches any of its representations, warranties, covenants or agreements in the merger agreement in a manner that would give rise to the failure of a closing condition and such breach is not, or is incapable of being, cured within 30 days after receipt by Eiger of notice from us; or

•	prior to obtaining stockholder approval, if our board of directors determines that an acquisition proposal from a third-party is a superior proposal, provided that:

•	we did not receive the superior proposal as a result of a breach by us of our obligation not to solicit, facilitate or accept any acquisition proposal from a third party except under certain circumstances;

•	we do not otherwise breach the terms of the merger agreement in connection with the superior proposal; and

•	we pay to Eiger a termination fee of 3% of the aggregate merger consideration, or approximately $3.5 million.

Termination Fees

Generally, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses, whether or not the merger is completed.

IDG Termination Fee

We will be required to pay a termination fee of 3% of the aggregate merger consideration, or approximately $3.5 million, under the following circumstances:

•	Eiger terminates the merger agreement in response to either a material breach of our non-solicitation and related covenants, or our board of directors (i) withdrawing (or modifying, changing or amending in a manner adverse to Eiger) its recommendation that our stockholders adopt the merger agreement or its approval of the merger agreement and the merger or (ii) approving or recommending an acquisition proposal from a third-party;

•	we terminate the merger agreement as a result of our board of directors’ determination that it had received a superior proposal;

•	either we or Eiger terminate the merger agreement because of the failure to obtain stockholder approval where, subsequent to the date of the merger agreement but prior to the stockholders’ meeting, (i) an acquisition proposal was made to our stockholders, any person publicly announced an intention to acquire our company or an acquisition proposal was made public (where such proposal was not withdrawn prior to the stockholders’ meeting), and (ii) within one year following such termination, we recommend to our stockholders an acquisition proposal or exchange offer, enter into a definitive agreement regarding an acquisition proposal, or consummate a transaction that was an acquisition proposal; or

•	either we or Eiger terminate the merger agreement because the merger was not consummated on or before August 31, 2008 and (i) the stockholders’ meeting was not held or (ii) no vote of the stockholders on the merger was taken at the stockholders’ meeting and, in either such case, subsequent to the date of the merger agreement, (A) an acquisition proposal was made to our stockholders, any person publicly announced an intention to acquire our company, or an acquisition proposal was made public (where such proposal was not withdrawn prior to the stockholders’ meeting or, if the stockholders’ meeting was not held, August 31, 2008), and (B) within one year following such termination, we recommend to our stockholders an acquisition proposal or exchange offer, enter into a definitive agreement regarding an acquisition proposal, or consummate a transaction that was an acquisition proposal.

Eiger Termination Fee

Eiger will be required to pay a termination fee of 3% of the aggregate merger consideration, or approximately $3.5 million and reimburse us for the termination fee of approximately $3.0 million we paid to Platinum, upon a termination by us under the following circumstances:

•	the merger is not consummated on or before August 31, 2008, and we have satisfied all of our obligations to closing and all other conditions to Eiger’s obligation to close have been satisfied; or

•	Eiger or Merger Sub breaches any of its representations, warranties, covenants or agreements in the merger agreement in a manner that would give rise to the failure of a closing condition and such breach is not cured, or is incapable of being cured, within 30 days after receipt by Eiger of notice from us.

Representations and Warranties

The merger agreement contains representations and warranties by each of the parties. These representations and warranties relate to the following subject matters with respect to each party:

•	corporate existence and good standing;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement and the absence of any conflict with or violation of organizational documents, third party contracts or laws as a result of entering into and carrying out the obligations of the merger agreement;

•	consents, approvals, or authorizations from or notices to governmental authorities with respect to entering into or carrying out the obligations of the merger agreement;

•	litigation;

•	accuracy of the information supplied for inclusion in this proxy statement; and

•	fees payable to brokers, finders and investment bankers.

We also make additional representations and warranties with respect to the following additional subject matters:

•	our subsidiaries;

•	our capitalization;

•	our board’s approval of the merger agreement and recommendation to stockholders to adopt the merger agreement;

•	our compliance with laws and reporting requirements and our internal control over financial reporting and disclosure controls and procedures;

•	our filings and reports with the SEC and our financial statements;

•	the absence of undisclosed liabilities or specified changes or events with respect to us and our subsidiaries;

•	employee benefit plans and compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

•	labor and employment matters and labor relations;

•	real property and assets;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	contracts, including certain key contracts;

•	insurance;

•	the inapplicability of any “takeover laws” to the merger agreement and the merger transactions with affiliates;

•	the absence of transactions between us and any of our subsidiaries;

•	our customers and suppliers;

•	our bonds, guarantees and letters of credit; and

•	the receipt of Baird’s fairness opinion.

Eiger and Merger Sub also made representations and warranties related to the following additional subject matters:

•	availability of sufficient committed financing to complete the merger;

•	the operations and capitalization of Merger Sub;

•	not being an “interested stockholder” of IDG (as such term is defined in the Delaware General Corporation Law); and

•	the solvency of Eiger and Merger Sub.

Covenants Under the Merger Agreement

Conduct of Business Pending the Merger

Until the merger is completed or the merger agreement is terminated, we and our subsidiaries must conduct our business in all material respects in the ordinary course consistent with past practice and use reasonable best efforts to preserve substantially intact our current business organizations and preserve our relationships with our customers, suppliers and other persons with whom we have a significant business relationship.

During the same period, we are prevented from taking, unless consented to by Eiger, the following actions (subject to certain limited, identified exceptions):

•	the amendment or other modification of our organizational documents;

•	the issuance, sale, pledge, disposal, granting or encumbrance of any shares of our or our subsidiaries’ capital stock or of securities convertible into or exchangeable for shares of our capital stock or any of our material assets or those of our subsidiaries;

•	the declaration, setting aside or payment of any dividend or other distribution payable in cash, stock and/or property;

•	the reclassification, combination, split, subdivision, redemption or purchase of any shares of capital stock of our company or any of our subsidiaries;

•	the merger, consolidation, license, lease, acquisition or disposition of any entity or division with an aggregate value of more than $1,000,000;

•	the repurchase, repayment, cancellation or incurrence of any indebtedness, with certain exceptions;

•	the granting of any lien in, on or to any material asset to secure any indebtedness, with certain exceptions;

•	the issuance of any debt securities or the assumption, endorsement or making of loans other than to or for our subsidiaries;

•	the incurrence of capital expenditures in excess of $250,000 individually or $1,000,000 in the aggregate for us or our subsidiaries, unless otherwise reflected in our capital expenditure budget as provided to Eiger;

•	the entrance into a new line of business outside of our existing business segments;

•	the investment in business activities not in the ordinary course of our existing business;

•	except with respect to the merger, the adoption of a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of our company or any of our subsidiaries;

•	the increase in compensation or benefits payable to any of our current or former directors or executive officers;

•	the granting of any retention, severance or termination pay to, or the entering of any employment, bonus, change of control or severance agreement with, any of our current or former directors or executive officers;

•	the establishment, adoption, entrance into, termination or material amendment of any collective bargaining agreement or benefit plan, with certain exceptions;

•	the establishment, adoption or entrance into any plan, agreement, program, policy, trust, fund or other arrangement that might be deemed to be a benefit plan;

•	the taking of certain actions with respect to taxes, other than in the ordinary course of business, consistent with past practice;

•	the making of any changes in accounting policies or procedures, subject to certain exceptions;

•	the payment, discharge, waiver, settlement or satisfaction of any material claims, litigation, investigation or arbitration made or pending against us or any of our subsidiaries or any of our properties or assets, other than payments, discharges, waivers, settlements or satisfactions in accordance with the terms of claims disclosed in our most recent financial statements;

•	the amendment, modification, cancellation or consenting to termination of any material contract under the merger agreement, other than in the ordinary course of business; and

•	the entrance into any agreement or commitment to do any of the foregoing.

Access to Information

Until the merger is completed or the merger agreement is terminated, we must afford Eiger and its representatives reasonable access, during normal business hours, to our books and records, personnel, offices and other facilities, and will furnish promptly to Eiger all financial, operating and other data and information as Eiger may reasonably request.

No Solicitation

We have agreed that we will not, and we will cause our subsidiaries, affiliates and representatives not to:

•	solicit, initiate, propose or knowingly encourage any inquiries with respect to, or the submission of, an “acquisition proposal” (as defined below), or participate or engage in any discussions or negotiations, or furnish information with respect thereto;

•	withdraw, modify or change the approval or recommendation of the merger agreement in a manner adverse to Eiger;

•	approve, adopt or recommend an acquisition proposal; or

•	approve or recommend, or enter into any letter of intent, acquisition agreement or similar agreement with respect to, or reasonably expected to result in, an acquisition proposal.

We have also agreed to immediately cease and terminate any solicitations, discussions or negotiations with any third party that were conducted by us or any of our subsidiaries or representatives with respect to an acquisition proposal prior to the execution of the merger agreement.

However, this covenant does not prohibit us from (i) furnishing information regarding our company and our subsidiaries to a third party making an unsolicited acquisition proposal (subject to the execution of a confidentiality agreement no less restrictive than that applicable to Eiger) or (ii) participating in negotiations or discussions with such third party regarding such acquisition proposal if: our board of directors determines in good faith, after consultation with (a) its independent financial advisor, that such acquisition proposal is credible and is, or could reasonably be expected to lead to, a superior proposal (as defined below) and (b) its outside legal counsel, that the failure to take such action would be inconsistent with our board of directors’ fiduciary duties to our stockholders under applicable law.

We are required to promptly (and in any event within three business days) notify Eiger of any acquisition proposal that we receive or of any bona fide inquiries, proposals or offers, or any request for information or request for discussions or negotiations that we receive relating to an acquisition proposal, including the identity of the offeror, the material terms of the inquiry, proposal or offer and any written materials that the offeror may have provided us. We are also required to promptly notify Eiger of any material developments with regards to any such inquiries, proposals or offers.

If our board of directors determines in good faith (after consultation with its independent financial advisor and outside legal counsel and after considering in good faith any counteroffer or proposal made by Eiger during the Notice Period, as defined below) that the failure to take action would reasonably be a breach of our board’s fiduciary duties to our stockholders under applicable law, our board may withdraw (or modify or change in a manner adverse to Eiger) its recommendation that our stockholders adopt the merger agreement. Our board of directors may not, however, in connection with or related to any acquisition proposal, withdraw (or modify or change in a manner adverse to Eiger) its recommendation to our stockholders to adopt the merger agreement unless:

•	our board of directors has received an acquisition proposal that constitutes a superior proposal and has not resulted in a breach or violation of our non-solicitation obligations under the merger agreement;

•	we have provided prior written notice to Eiger at least three business days in advance (the “Notice Period”) of the board’s intention to withdraw (or modify or change in a manner adverse to Eiger) its recommendation to our stockholders to adopt the merger agreement;

•	during the Notice Period, we have given Eiger the opportunity to meet with us and our representatives and, at Eiger’s request, have negotiated in good faith regarding the terms of possible revisions to the merger agreement; and

•	Eiger shall not have made, within the Notice Period, an offer that our board of directors determines in good faith (after consultation with its independent financial advisor and outside legal counsel) to be at least as favorable to our stockholders as the applicable superior proposal.

If there are any material revisions to any applicable superior proposal, we will be required to deliver a new written notice to Eiger and to comply with the requirements described above with respect to the new written notice.

We are not entitled to enter into any contract (other than an acceptable confidentiality agreement) with respect to a superior proposal unless the merger agreement has been or is concurrently terminated by its terms, and we have paid to Eiger the termination fee of 3% of the aggregate merger consideration, or approximately $3.5 million.

As long as we comply with the restrictions described above, the merger agreement does not prohibit us from (i) taking and disclosing to our stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to our stockholders if, in each case, in the good faith judgment of our board of directors, after consultation with its independent financial advisor and outside legal counsel, it is required to disclose such information in order to not breach its fiduciary duties to our stockholders under applicable law.

Definition of “Acquisition Proposal” and “Superior Proposal”

Acquisition Proposal.  As used in the merger agreement and this proxy statement, “acquisition proposal” means any proposal or offer (including any proposal from or to our stockholders) by any third party other than Eiger or any affiliate of Eiger relating to:

(i) any direct or indirect acquisition or purchase, in a single transaction or series of transactions by such third party or group acting in concert, of:

•	more than 20% of the fair market value (as determined in good faith by our board of directors) of our assets (including capital stock of our subsidiaries) and our consolidated subsidiaries, taken as a whole, or a portion of our business representing 20% of the fair market value (as determined in good faith by our board of directors) of our net revenues or net income; or

•	over 20% of any class of our equity securities (including any tender offer or exchange offer); or

(ii) any merger, consolidation, reorganization, business combination, recapitalization, share exchange, liquidation, dissolution or other similar transaction involving us or our subsidiaries which would result in a third party or group acting in concert acquiring assets, securities or businesses as described in the bullets immediately above.

Superior Proposal.  As used in the merger agreement and this proxy statement, “superior proposal” means any unsolicited bona fide written acquisition proposal (except, for purposes of this definition, the references to 20% in the definition of acquisition proposal are changed to 50%) that is on terms that our board of directors determines in its good faith judgment (after consultation with its independent financial advisor and outside legal counsel, and after taking into account all the terms and conditions of the acquisition proposal and the merger agreement, including the probability of the acquisition proposal being consummated) are more favorable to our stockholders than the merger agreement (after taking into account any alterations to the merger agreement agreed to in writing by Eiger in response to such acquisition proposal).

Further Action; Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, we, Eiger and Merger Sub have agreed to use our reasonable best efforts to take or do, or cause to be taken or done, all appropriate actions and all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement. Without limiting the foregoing, the parties have agreed to:

•	obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities as may be required for the authorization, execution and delivery of the merger agreement;

•	make the required notifications or filings, if any, and otherwise promptly comply, with respect to the HSR Act, the FTC, the DOJ, any other governmental entity, or any other applicable laws in connection with the consummation of the transactions contemplated by the merger agreement;

•	coordinate and cooperate with each other in connection with making such notifications or filings; and

•	use reasonable best efforts to obtain any third party consents necessary or advisable to consummate the transactions contemplated by the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

For a period of six years after the effective time of the merger, the surviving corporation is required to honor and fulfill our obligations (and the obligations of our subsidiaries) to the fullest extent permissible under applicable provisions of the Delaware General Corporation Law, under our organizational documents (and the organizational documents of our subsidiaries) or under any indemnification or similar agreement between us (or any of our subsidiaries) and the current and former directors, officers and other employees of our company or any of our subsidiaries arising out of or relating to actions or omissions in their capacity as directors, officers or employees, in each case as in effect on April 25, 2008, occurring at or prior to the effective time of the merger, including in connection with the approval of the merger agreement and the merger. In addition, for a period of six years after the effective time, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of directors, officers and employees of our company or any of our subsidiaries for periods prior to and including the effective time that are no less favorable than are currently set forth in our amended and restated certificate of incorporation and bylaws.

The merger agreement requires the surviving corporation to maintain and extend all existing directors’ and officers’ liability insurance (or substantially equivalent policies) for a period of not less than six years after the effective time of the merger with respect to matters arising from actions, omissions, facts or events that actually or allegedly occurred on or before the effective time. However, the surviving corporation may (i) substitute the existing directors’ and officers’ liability insurance with directors’ and officers’ liability and fiduciary liability policies of another insurance company, provided that the substitute insurance carrier has the same or better credit ratings than the existing insurance carrier, and provided that the material terms of the substitute policies are no less favorable than the material terms of the existing policies; or (ii) request that we obtain extended reporting period coverage, which we must use reasonable best efforts to do prior to the effective time. Eiger has agreed to cause the surviving corporation to perform its obligations described above.

Public Announcements

We and Eiger have agreed to consult with the other party prior to issuing any public release or making any public statement with respect to the merger or the merger agreement, except for such releases or public statements that may be required by law or the rules and regulations of the Nasdaq Global Market. With respect to releases or public statements that are required by law or the rules and regulations of the Nasdaq Global Market, the issuing party shall use its reasonable best efforts to consult with the other party and to reasonably consider any input received from the other party prior to issuing such release or public statement.

Eiger Financing

Eiger has represented to us that it will have sufficient cash at closing to pay the merger consideration and consummate the merger. In any event, Eiger’s obligation to complete the merger and pay the merger consideration is not subject to any contingency.

We have agreed to provide, to cause our subsidiaries to provide, and to use our reasonable best efforts to cause our and our subsidiaries’ representatives to provide, such cooperation in connection with consummating Eiger’s financing arrangements as may be reasonably requested by Eiger and Merger Sub including:

•	participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•	assisting Eiger and Merger Sub in the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and other similar materials;

•	furnishing Eiger, Merger Sub and its financing sources with financial and other pertinent information regarding us and our subsidiaries; and

•	facilitating the entrance into one or more credit or other agreements that are satisfactory to Eiger.

Employee Benefit Matters

Eiger has agreed to provide, or cause the surviving corporation to provide, during the six-month period following the consummation of the merger, each of our employees (i) employee benefits and incentive compensation opportunities (other than equity based compensation) that are not less favorable in the aggregate, except to a de minimis extent, than those provided to our employees prior to the effective time of the merger and (ii) medical and life insurance benefits to retirees substantially similar to such coverage maintained by us immediately prior to the effective time of the merger. To the extent permitted by third-party benefit providers, Eiger has agreed that our employees (and those of any of our subsidiaries) will receive credit, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plan, program or arrangement offered by Eiger immediately after the effective time of the merger for service accrued or deemed accrued with us or any of our subsidiaries prior to the effective time of the merger, except that such crediting of service will not operate to duplicate any benefit or the funding of any such benefit.

Amendment and Waiver

The merger agreement may be amended at any time, before the effective time of the merger, by agreement of all of the parties to the extent permitted by law and under the rules and regulations of the Nasdaq Global Market.

Prior to the effective time of the merger, any party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties that are owed to the extending party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement, or in any document delivered pursuant to the merger agreement, made or delivered to the waiving party; and

•	waive compliance with any of the agreements or conditions contained for the benefit of such party.

APPRAISAL RIGHTS

Under the Delaware General Corporation Law, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, which we refer to as the “Chancery Court”, if the merger is completed, but only if they comply with the procedures under the Delaware General Corporation Law explained below. The failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

In order to exercise appraisal rights, a holder must demand and perfect the rights in accordance with Section 262 of the Delaware General Corporation Law.

The following description is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex C to this proxy statement.

Section 262 of the Delaware General Corporation Law requires that stockholders on the record date for the Special Meeting be notified not less than 20 days before the Special Meeting that appraisal rights will be available. A copy of Section 262 of the Delaware General Corporation Law must be included with the notice. This proxy statement constitutes our notice to the holders of shares of common stock of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the Delaware General Corporation Law contained in Annex C to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 of the Delaware General Corporation Law will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must:

•	be a holder of record of shares of common stock on the date of such demand;

•	deliver to us a written demand for appraisal of your shares of common stock prior to the vote on adoption of the merger agreement;

•	not vote or otherwise submit a proxy in favor of the merger agreement; and

•	continuously hold your shares of common stock through the effective date of the proposed merger.

None of voting (in person or by proxy) against, abstaining from voting on, or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the Delaware General Corporation Law. The written demand for appraisal must be in addition to and separate from any proxy or vote. If the written demand for appraisal is made in accordance with the requirements of Delaware law, the failure to vote against the merger (i.e., abstaining) will not operate as a waiver of the stockholder’s appraisal rights.

Only a holder of record of shares of common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its certificate(s) or other instrument(s) evidencing an interest in shares of our common stock, and must state that such person intends thereby to demand appraisal of his, her or its shares of common stock in connection with the proposed merger. If the shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of common stock in brokerage accounts or other nominee forms, and who wish to exercise appraisal rights, are urged to consult with their brokers or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All demands for appraisal should be made in writing and addressed to the Secretary of IDG at 950 East Paces Ferry Road, Suite 1575, Atlanta, Georgia 30326, and must be received, prior to the vote on the adoption of the merger agreement. The demand must reasonably inform us of the identity of the holder and the intention of the holder to demand appraisal of his, her or its shares of common stock. If your shares of common stock are held through a broker, trustee or other nominee, and you wish to demand appraisal rights, you must act promptly to instruct the applicable broker, trustee or other nominee to follow the steps summarized in this section.

Within 10 days after the effective date of the merger, the surviving corporation in the merger must give written notice of the date the merger became effective to each holder who has properly filed a written demand for appraisal and has not voted in favor of the merger. Within 120 days after the effective date of the merger, either the surviving corporation in the merger or any holder who has complied with the requirements of Section 262 of the Delaware General Corporation Law and who is otherwise entitled to appraisal rights may file a petition in the Chancery Court demanding a determination of the fair value of the shares of common stock held by all holders entitled to appraisal. Neither IDG nor the other parties to the merger agreement have any intention or obligation to file such a petition. Accordingly, the failure of a holder to file a petition in the Chancery Court demanding a determination of the fair value of the shares within 120 days after the effective date of the merger could nullify the holder’s previously written demand for appraisal. Within 120 days after the effective date of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation in the merger a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to each such holder within 10 days after a written request for the statement has been received by the surviving corporation in the merger.

If a petition for appraisal is duly filed by a holder and a copy of the petition is delivered to the surviving corporation in the merger, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached by the surviving corporation. After notice to holders of our common stock who have demanded appraisal of the time and place of the hearing of the petition, the Chancery Court is empowered to conduct a hearing at which the Chancery Court will determine those holders who have complied with Section 262 of the Delaware General Corporation Law and who have become entitled to appraisal rights. The Chancery Court may require the holders who have demanded an appraisal for their shares of common stock to submit their certificate(s) or other instrument(s) evidencing an interest in shares of our common stock to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that holder.

After the court determines the stockholders entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Chancery Court. Through such proceeding, the Chancery Court will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Chancery Court, in its discretion, determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the fair value is determined, the Chancery Court will direct the payment of the value, with interest, if any, to the holders entitled to receive payment, upon surrender by such holders of the certificate(s) or other instrument(s) representing the applicable shares of our common stock.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares of common stock as determined under Section 262 of the Delaware General Corporation Law could be more, the same, or less than the amount that you are entitled to receive under the terms of the merger agreement.

In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the effective date of the merger that throw any light on future prospects of the merged company. Section 262 of the Delaware General Corporation Law provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the Delaware General Corporation Law to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Costs of the appraisal proceeding may be imposed upon the parties participating in the appraisal proceeding by the Chancery Court as it deems equitable in the circumstances. Costs do not include attorneys’ fees or expert witness fees or expenses; however, upon the application of a holder, the Chancery Court may order all or a portion of the expenses incurred by any holder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any holder who has demanded appraisal rights will not, from and after the effective date of the merger, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than dividends or other distribution payable to our stockholders of record at a date prior to the effective date. However, an appraisal demand may be withdrawn by a stockholder within 60 days after the effective date of the merger without the approval of the corporation surviving the merger, or thereafter with the approval of the surviving corporation; provided that the stockholder shall not have commenced an appraisal proceeding with respect to such stockholder’s shares or joined such a proceeding as a named party. Upon the effective withdrawal of an appraisal demand by a stockholder, such stockholder will be entitled to receive the merger consideration. No appraisal proceeding in the Chancery Court will be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be subject to such conditions as the Chancery Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding as to such stockholder’s shares, or joined such an appraisal proceeding as a named party, will retain the right to withdraw his or her demand for appraisal within 60 days after the effective date of the merger and to accept the merger consideration. If the stockholder fails to perfect, effectively withdraws or otherwise loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

In view of the complexity of Section 262 of the Delaware General Corporation Law, holders of shares of common stock who may wish to pursue appraisal rights should promptly consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock by each director, each executive officer and all directors and executive officers as a group, as of May 8, 2008, and by beneficial owners of more than 5% of our common stock as of the dates indicated in the footnotes. The address for each of the directors and executive officers is: c/o Industrial Distribution Group, Inc., 950 East Paces Ferry Road, Suite 1575, Atlanta, Georgia 30326.

			Shares
			Beneficially	Percent of
Name of Beneficial Owner		Capacity	Owned(1)	Class Owned(2)

Luther King Capital Management Corporation
LKCM Private Discipline Master Fund SPC
LKCM Private Discipline Management, L.P.	(3)	Beneficial owner	1,434,000	14.9%
LKCM Alternative Management, LLC
J. Luther King, Jr.
J. Bryan King
Dalton, Greiner, Hartman, Maher & Co LLC(4)		Beneficial owner	843,133	8.8%
Dimensional Fund Advisors LP(5)		Beneficial owner	818,502	8.5%
Heartland Advisors, Inc. William J. Nasgovitz	(6)	Beneficial owner	501,000	5.2%
Charles A. Lingenfelter(7)		President, Chief Executive Officer and Director	473,357	4.9%
Jack P. Healey(8)		Executive Vice President, Chief Financial Officer and Secretary	149,936	1.6%
David K. Barth(9)		Director	87,826	*
William R. Fenoglio(10)		Director	57,760	*
William T. Parr(11)		Director	53,960	*
Ajita G. Rajendra(12)		Director	5,005	*
George L. Sachs, Jr.(13)		Director	133,994	1.4%
Richard M. Seigel(14)		Director	118,760	1.2%
Directors and Executive Officers as a Group (8 persons)(15)			1,080,598	10.3%

*	Individual is the beneficial owner of less than one percent (1%) of our outstanding common stock.

(1)	Except as indicated in the footnotes to this table, the individuals or entities listed have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	The percentage of common stock beneficially owned is based on 9,605,502 shares of common stock outstanding on May 8, 2008, but is increased, for each person and group listed, by the number(s) of shares of common stock deemed owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming the exercise of options or other rights held by such holder that are exercisable within 60 days of May 8, 2008.

(3)	LKCM Private Discipline Master Fund SPC, LKCM Private Discipline Management, L.P., LKCM Alternative Management, LLC, J. Luther King, Jr. and J. Bryan King are affiliates of each other and share beneficial ownership of these shares. Each of their address is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102.

(4)	According to the Schedule 13G filing for this entity, Dalton, Greiner, Hartman, Maher & Co LLC claims voting power with respect to only 824,633 of these shares, but claims investment power with respect to all 843,133 shares. The address for Dalton, Greiner, Hartman, Maher & Co LLC is 565 Fifth Avenue, Suite 2101, New York, New York 10022. The beneficial ownership amount set forth is based upon its Schedule 13G/A filed with the SEC on February 8, 2008.

(5)	The address for Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, California 90401. The beneficial ownership amount set forth is based upon its Schedule 13G/A filed with the SEC on February 6, 2008.

(6)	According to the Schedule 13G filing of this individual and entity, Heartland Advisors, Inc. and William J. Nasgovitz completed a joint filing pursuant to certain SEC staff positions, but do not comprise a group with respect to the beneficial ownership of these shares. The address for them is 789 North Water Street, Milwaukee, WI 53202. The beneficial amount set forth is based upon their Schedule 13G filed with the SEC on February 8, 2008.

(7)	Includes 214,757 shares that are restricted and subject to possible forfeiture, including 185,000 shares for which the restriction contains future performance as well as time vesting elements (123,333 of which shares will not vest in the merger). Includes 57,167 shares subject to exercisable options.

(8)	Includes 11,978 shares that are restricted and subject to possible forfeiture. Includes 56,933 shares subject to exercisable options.

(9)	Includes 5,591 shares that are restricted and subject to possible forfeiture. Includes 45,000 shares subject to exercisable options.

(10)	Includes 5,591 shares that are restricted and subject to possible forfeiture. Includes 45,000 shares subject to exercisable options.

(11)	Includes 5,591 shares that are restricted and subject to possible forfeiture. Includes 45,000 shares subject to exercisable options. Does not include an aggregate of 1,200 shares owned by Mr. Parr’s wife, with respect to which Mr. Parr disclaims beneficial ownership.

(12)	Includes 5,005 shares that are restricted and subject to possible forfeiture.

(13)	Includes 5,591 shares that are restricted and subject to possible forfeiture. Includes 55,000 shares subject to exercisable options.

(14)	Includes 5,591 shares that are restricted and subject to possible forfeiture. Includes 70,000 shares subject to exercisable options.

(15)	Includes for each director and executive officer the respective amounts of shares included above that are restricted and subject to possible forfeiture or that are subject to exercisable options.

PROPOSAL 2 — ADJOURNMENT OR POSTPONEMENT TO CONTINUE SOLICITATION

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn or postpone the Special Meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment or postponement of the Special Meeting if there are sufficient votes to adopt the merger agreement. Adoption of the proposal to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present at the Special Meeting (in person or by proxy) and voting with respect to the proposal.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

OTHER MATTERS

Other Business at the Special Meeting

Our board of directors currently knows of no other business that will be presented for consideration at the Special Meeting. Nevertheless, should any business other than that set forth in the Notice of the Special Meeting of Stockholders properly come before the meeting, the enclosed proxy card confers discretionary authority to vote with respect to such matters, including matters that the board of directors does not know (a reasonable time before the proxy solicitation) are to be presented at the meeting. If any of these matters are presented at the meeting, then the persons named as proxies in the enclosed proxy card will vote in accordance with their judgment.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer have public stockholders, and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and to participate in our stockholder meetings. We intend to hold an annual stockholders meeting in 2008 only if the merger is not completed, or if we are required to do so by law.

Stockholder Proposals

If we hold a 2008 annual meeting of stockholders in accordance with our traditional schedule, which we do not currently expect to do, any stockholder proposal intended to be presented at our 2008 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act should have been received by December 4, 2007 for consideration for inclusion in the proxy statement for the meeting.

Copy of Bylaw Provisions

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at its Public Reference Room,

100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our public filings are also available to the public from document retrieval services and at the Internet site maintained by the SEC at www.sec.gov.

If you have any questions about this proxy statement, the Special Meeting or the merger, or need assistance with the voting procedures, you should contact our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885 (banks and brokers may call collect at (212) 929-5500).

You should only rely on information provided in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER
among
EIGER HOLDCO, LLC
EIGER MERGER CORPORATION
and
INDUSTRIAL DISTRIBUTION GROUP, INC.
Dated as of April 25, 2008

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2008 (this “Agreement”), is by and among Eiger Holdco, LLC, a Delaware limited liability company (“Parent”), Eiger Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Co”), and Industrial Distribution Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company has duly terminated the Agreement and Plan of Merger dated as of February 20, 2008 (as amended, the “Platinum Merger Agreement”) among Project Athena Holding Corporation, a Delaware corporation (“Platinum”), Project Athena Merger Corporation, a Delaware corporation, and the Company in accordance with the terms thereof;

WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Co deem it in the best interests of their respective companies and stockholders to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Co with and into the Company, and each such Board of Directors has adopted this Agreement (and, in the case of the Board of Directors of the Company (the “Company Board”), recommended that this Agreement be approved by the Company’s stockholders); and

WHEREAS, in order to induce Parent and Merger Co to enter into this Agreement, the directors and certain of the executive officers of the Company have entered into and delivered to Parent and Merger Co, concurrently with the execution and delivery of this Agreement, support agreements.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Co and the Company hereby agree, subject to the conditions herein contained, as follows:

ARTICLE I — THE MERGER

Section 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Co shall be merged with and into the Company, the separate corporate existence of Merger Co shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.02.  Closing.  Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 A.M., Eastern Time, on a date to be specified by the parties, which shall be no later than the second Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing, but subject to satisfaction or waiver of those conditions), at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, unless another time, date and/or place is agreed to in writing by Parent and the Company (the date on which the Closing occurs, the “Closing Date”).

Section 1.03.  Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the parties shall (a) file a certificate of merger in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), and (b) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as is specified in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 1.04.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and this Agreement.

Section 1.05.  Certificate of Incorporation; Bylaws.

(a) Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of Merger Co, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by law.

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(b) Bylaws.  At the Effective Time, the Bylaws of Merger Co, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 1.06.  Directors and Officers.  At the Effective Time, (a) the directors of Merger Co shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and (b) the officers of Merger Co shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II — CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.01.  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Co, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Common Stock.  Each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.01(b) and any Dissenting Shares) shall be cancelled and shall be converted automatically into the right to receive $12.10 per share in cash, without interest (the “Per Share Merger Consideration”), payable in the manner provided in Section 2.04.  (The result of (i) the number of Shares entitled to payment pursuant to this Section 2.01(a) times (ii) the Per Share Merger Consideration is referred to herein from time to time as the “Merger Consideration”.)

(b) Cancellation of Treasury Stock, Parent-Owned Stock and Unvested Stock.  The following Shares shall automatically be cancelled at the Effective Time without any conversion thereof, and no payment or distribution shall be made with respect thereto: (i) Each Share held in the treasury of the Company; (ii) each Share directly owned by Parent, Merger Co or any direct or indirect wholly-owned subsidiary of Parent, Merger Co or the Company immediately prior to the Effective Time; and (iii) each Share held by the persons listed on Schedule 3.03(a) that, in accordance with the terms of the agreement pursuant to which such Shares were issued, has not vested prior to, and will not vest as of, the Effective Time.

(c) Capital Stock of Merger Co.  Each share of common stock, par value $0.01 per share, of Merger Co issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Co common stock shall evidence ownership of such shares of the Surviving Corporation.

(d) Adjustments.  If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, the Shares, the Per Share Merger Consideration shall be adjusted accordingly, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02.  Treatment of Options and Other Equity Awards.

(a) Options.  As of the Effective Time, each option then outstanding to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under any plan, arrangement or agreement, including without limitation those set forth in Schedule 3.03(a) (collectively, the “Company Stock Option Plans”), regardless of whether vested or exercisable, shall fully vest and be deemed to be exercised and cancelled. Each holder of a Company Stock Option with respect to which the exercise price therefor is less than the Per Share Merger Consideration (an “In-the-Money Option”) shall be entitled to receive, in consideration of the deemed exercise and cancellation of such In-the-Money Option, a payment of an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to

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such In-the-Money Option multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such In-the-Money Option, less applicable Taxes, if any, required to be withheld with respect to such payment. Any Company Stock Option that is not an In-the-Money Option shall not be entitled to any payment in respect thereof.

(b) Restricted Shares.  As of the Effective Time, each Share then subject to vesting or other restrictions pursuant to any Company Stock Option Plan or pursuant to any agreement with the Company (collectively, “Restricted Shares”) shall become vested or unrestricted to the extent provided in the agreement pursuant to which such Restricted Shares were issued. The Restricted Shares that so vest shall be converted into the right to receive the Per Share Merger Consideration under Section 2.01(a), less any required withholding Taxes; the Restricted Shares that do not so vest prior to or as of the Effective Time shall be cancelled as provided in Section 2.01(b).

(c) Company Action.  Prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to (i) effectuate the treatment of the Company Stock Options and Restricted Shares set forth in this Section 2.02 (which shall include, with respect to Company Stock Options, delivery of at least 15 days’ prior written notice of the treatment described in Section 2.02(a)), and (ii) terminate each of the Company Stock Option Plans (in each case, to the extent not already terminated) effective as of or prior to the Effective Time. Parent shall cause the Surviving Corporation to pay to the holders of the Company Stock Options the cash payments to which they are entitled pursuant to this Section 2.02 prior to the later of (x) five (5) Business Days following the Effective Time and (y) the next regularly scheduled payroll date of the Surviving Corporation.

Section 2.03.  No Further Rights; Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the records of the Company of Shares issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be cancelled against delivery of the Per Share Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a), without interest.

Section 2.04.  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with a bank or trust company reasonably acceptable to the Company to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”). At the Closing, Parent shall deposit with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Per Share Merger Consideration payable to the holders of Company Common Stock entitled thereto, and, following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses; and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Exchange Procedures for Shares.  As promptly as practicable, but no later than three (3) Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of Shares entitled to receive the Per Share Merger Consideration pursuant to

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Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (or, if such Shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of Shares)), the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of the Company, payment of the Per Share Merger Consideration with respect thereto may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares is properly endorsed or otherwise in proper form for transfer, and the Person requesting such payment pays any transfer or other taxes required by reason of the payment of the Per Share Merger Consideration applicable to such Shares to a Person other than the registered holder of such Certificate or establishes to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.04(b), each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II.  No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Shares on the date that is six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their respective claims for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(d) No Liability.  None of the Paying Agent, Parent, Merger Co or the Surviving Corporation shall be liable to any holder of Shares or Company Stock Options for any such Shares or Company Stock Options (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

(e) Withholding Rights.  Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws and pay such withholding amount over to the appropriate taxing authority. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Stock Options in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(f) Lost Certificates.  If any Certificate has been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Per Share Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a), without interest.

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Section 2.05.  Appraisal Rights.

(a) Treatment of Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to exercise, and who properly exercises, appraisal rights with respect to such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL, shall not be converted into, exchangeable for or represent the right to receive, the Per Share Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn, in accordance with Section 262 of the DGCL, or lost such stockholder’s rights to demand payment in respect of such Shares under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto other than as provided in Section 262 of the DGCL.

(b) Notice and Participation.  The Company shall give Parent: (i) prompt notice of any such demands received by the Company for payment for Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for payment under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any such demands for payment or offer to settle or settle any such demands.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Co concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Co as follows:

Section 3.01.  Organization and Qualification; Subsidiaries.

(a) Organization and Qualification.  Each of the Company and each subsidiary of the Company (each, a “Subsidiary”) is a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (except, in the case of good standing, for legal entities organized under the laws of any jurisdiction that does not recognize such concept) and has the requisite corporate or entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing (where such concept is recognized and applicable), in each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its business, makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the jurisdictions where the character of the properties owned, leased or operated by the Company or a Subsidiary, or the nature of its business, makes such qualification or licensing necessary, is set forth in Schedule 3.01(a).

(b) List of Subsidiaries.  A true and complete list of all Subsidiaries of the Company is set forth in Schedule 3.01(b), together with a description of each Subsidiary’s (i) jurisdiction of organization, (ii) outstanding capital stock (or other equity, membership, partnership or economic interest) and the holders thereof, and (iii) officers and directors. Except as set forth in Schedule 3.01(b), neither the Company nor any Subsidiary directly or indirectly owns, beneficially or of record, any capital stock (or other equity, membership, partnership or economic interest) in any Person.

(c) The term “Material Adverse Effect” means any change, circumstance, effect, event or occurrence that is or would be reasonably likely to be, individually or in the aggregate, materially adverse to the assets,

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liabilities, business, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, other than any such change, circumstance, effect, event or occurrence that the Company is able to demonstrate resulted directly from (i) changes in general economic conditions affecting any geographic market in which the Company operates, (ii) general changes or developments in the industries in which the Company or the Subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company or the Subsidiaries to the extent due to the announcement or performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, or (v) changes in any tax laws or regulations or applicable accounting regulations or principles, unless, in the case of the foregoing clauses (i), (ii) and (v), such changes referred to therein have a materially disproportionate effect on the Company and the Subsidiaries taken as a whole relative to other participants in the industries or markets, as the case may be, in which the Company and the Subsidiaries operate.

Section 3.02.  Charter Documents.  The Company has made available to Parent a complete and correct copy of the certificate of incorporation and the bylaws (or comparable organizational or charter documents), each as amended to date, of the Company and each Subsidiary. Such certificate of incorporation and bylaws (or comparable organizational or charter documents) are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws (or comparable organizational or charter documents).

Section 3.03.  Capitalization.

(a) Generally.  The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.10 per share (“Company Preferred Stock”). As of April 21, 2008 (the “Measurement Date”), (i) 9,791,368 shares of Company Common Stock are issued and outstanding (excluding shares of Company Common Stock held in the treasury of the Company and including 123,333 shares of Company Common Stock issued to Charles A. Lingenfelter that are subject to restriction, do not vest and will be cancelled and not paid upon the consummation of the transactions contemplated in this Agreement), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Subsidiaries, (iv) 619,951 shares of Company Common Stock are reserved for issuance upon exercise of Company Stock Options outstanding as of the Measurement Date and (v) 1,082,815 shares of Company Common Stock are reserved for future grants under the Company Stock Option Plans. Since the Measurement Date, other than in connection with the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of the Measurement Date, there has been no change in the number of shares of outstanding capital stock of the Company or the number of outstanding Company Stock Options. Schedule 3.03(a) sets forth, as of the Measurement Date, the number of shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options granted under each Company Stock Option Plan and the holder, expiration date and exercise price for each. Schedule 3.03(a) also sets forth, as of the Measurement Date, the number of Restricted Shares outstanding as of the Measurement Date, the number of such Restricted Shares that are vested as of the Measurement Date, the vesting schedule for all such Restricted Shares and the number of such Restricted Shares that will vest at the Effective Time. No shares of Company Preferred Stock are issued and outstanding.

(b) Other Rights.  Except as set forth in Section 3.03(a) and except for the rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of August 28, 2000 (the “Company Rights Agreement”), between the Company and American Stock Transfer & Trust Company, a New York corporation, as rights agent, in respect of which no Distribution Date (as defined in the Company Rights Agreement) has occurred, there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of,

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other equity interests in or debt securities of, the Company or any Subsidiary, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (iii) equity equivalents, restricted stock units, stock appreciation rights, phantom stock, ownership interests in the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance in connection with the Company Stock Option Plans (all of which are reflected on Schedule 3.03(a)) upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding securities of the Company or any Subsidiary, to vote or to dispose of any shares of Company Common Stock or any capital stock of any Subsidiary or to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person. None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary. No dividends on the Company Common Stock have been declared or have accrued from December 31, 2006 through the date hereof. To the knowledge of the Company, all of the Shares have been issued by the Company in compliance with applicable federal securities laws.

(c) Validity of Issuance.  Each outstanding share of capital stock (or other equity interest) of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

Section 3.04.  Corporate Authority Relative to This Agreement.

(a) Corporate Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to the receipt of Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement (the “Other Contemplated Transactions”) to be consummated by the Company.

(b) Approval of Agreement by Company Board.  The execution and delivery of this Agreement and the consummation of the Merger and the Other Contemplated Transactions have been duly and validly authorized by the Company Board, pursuant to the recommendation of the Strategic Alternatives Review Committee of the Company Board (the “Independent Committee”) and, except for (i) Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the Merger and the Other Contemplated Transactions. The Independent Committee has determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders and (ii) to recommend that the Company Board approve this Agreement, propose this Agreement to the Company’s stockholders for adoption thereby and recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated hereby (the “Independent Committee Recommendation”). The Company Board has determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) to propose this Agreement for adoption by the Company’s stockholders, and (iii) to recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated by this Agreement (the “Company Board Recommendation” and, together with the Independent Committee Recommendation, the “Recommendation”), all of which determinations and resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Co, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(c) Required Stockholder Vote.  The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement or consummate the Merger is the

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affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Stockholder Approval”).

Section 3.05.  No Conflict; Required Filings and Consents.

(a) No Conflict.  The execution and delivery by the Company of this Agreement does not, and, except as described in Schedule 3.05(a), the consummation of the Merger and the Other Contemplated Transactions and compliance with the provisions of this Agreement will not, (i) result in any violation of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, or require any consent, waiver, approval, authorization or permit of, action by, registration, declaration or filing with or notification to any Person pursuant to, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, sublease, assignment of lease or occupancy agreement, contract, obligation, arrangement, understanding, undertaking, instrument, permit, franchise or license agreement, or other material agreement, whether oral or written (collectively, “Contracts”) binding upon the Company or any of the Subsidiaries, or to which any of them is a party or any of their respective properties or assets are bound, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities, options, rights of first refusal, or charges of any kind whatsoever (including any limitation on voting, sale, transfer or other disposition, or exercise of any other attribute of ownership) (each, a “Lien”) upon any of the Shares or any of the properties or assets of the Company or any of the Subsidiaries; (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational or charter document, in each case as amended, of the Company or any of the Subsidiaries; or (iii) except as described in Section 3.05(b), conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, modification, amendment, cancellation, acceleration, loss or Lien that would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Consents and Approvals.  Other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) such filings as are required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of a pre-merger notification form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) any filings required to be made with the Nasdaq Global Market, Inc. (“Nasdaq”), and (v) the approvals set forth on Schedule 3.05(b) (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Co in Section 4.03 hereof, no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local or foreign government or regulatory agency, commission, court, body, entity, arbitral panel or authority (each, a “Governmental Entity”) is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the Merger and Other Contemplated Transactions, except for authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.06.  Permits; Compliance.

(a) Permits.  Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any Company Permit would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, neither it nor any Subsidiary has received any written notification from any Governmental Entity threatening to revoke any material Company Permit. Notwithstanding anything contained in this Section 3.06(a), no representation or warranty shall be deemed to be made in this Section 3.06(a) in respect of the matters specifically covered in Section 3.15.

(b) Compliance with Law.  The Company and each Subsidiary is, and since January 1, 2007 has been, in compliance with any Law applicable to such entity or by which any property or asset of such entity is bound or affected, except (i) where the failure to be in such compliance would not, individually or in the aggregate,

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reasonably be expected to have a Material Adverse Effect, and (ii) for compliance with Environmental Law, which compliance is covered exclusively in Section 3.15.

(c) Compliance with the Sarbanes-Oxley Act.  The Company and, to the knowledge of the Company, each of its officers and directors are in compliance with, and have complied in all material respects with, all applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(d) Compliance with Economic and Trade Sanctions.  (i) Each of the Company and the Subsidiaries is in material compliance with United States and international economic and trade sanctions, including those administered by the Office of Foreign Asset Control (“OFAC”) within the United States Department of Treasury; and (ii) each of the Company and the Subsidiaries is in material compliance with the anti-boycott regulations administered by the United States Department of Commerce, the Foreign Corrupt Practices Act, and all laws and regulations administered by the Bureau of Customs and Border Protection in the United States Department of Homeland Security.

(e) Compliance with OFAC Listings.  To the knowledge of the Company, no director, officer or employee of the Company or any of the Subsidiaries is identified on any of the following documents: (i) the OFAC list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List”; or (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Persons”. Neither the Company nor any of the Subsidiaries are involved in business arrangements or otherwise engage in transactions with or involving sanctioned countries or SDNs in violation of the regulations maintained by the OFAC.

Section 3.07.  SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings.  The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in accordance with all of the then material applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, or in the case of registration statements and proxy statements as of the respective dates of effectiveness or mailing thereof, as applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). No Subsidiary is required to file any form, report or other document with the SEC.

(b) Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments and, in the case of any pro forma financial statements, to the qualifications stated therein). All of the Subsidiaries are consolidated for accounting purposes.

(c) No Undisclosed Liabilities.  Neither the Company nor any of the Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (i) are accrued or reserved against in the most recent financial statements or the notes thereto included in the SEC Reports filed prior to the date hereof, (ii) were incurred in the ordinary course of business since the date of such financial statements or otherwise in accordance with Section 5.01, (iii) are incurred pursuant to or as expressly contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, or (v) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 3.08.  Absence of Certain Changes or Events.

(a) Material Adverse Effect.  Since September 30, 2007, there has not been any Material Adverse Effect in the business of the Company and the Subsidiaries.

(b) Certain Changes or Events.  Since September 30, 2007 and prior to the date hereof, except as expressly contemplated by this Agreement, (i) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, and (ii) neither the Company nor any Subsidiary has: (A) suffered any damage, destruction or loss (regardless of whether covered by insurance), other than in the ordinary course of business, that has had or would be reasonably expected to have a Material Adverse Effect; or (B) taken any action that would be prohibited by Section 5.01 if taken after the date hereof.

Section 3.09.  Absence of Litigation.  Schedule 3.09 lists each litigation, suit, claim, action, proceeding, hearing, arbitration, petition or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Entity or arbitrator. As of the date of this Agreement, to the knowledge of the Company, no executive officer or director of the Company is a defendant in any Action in connection with his or her status as an executive officer or director of the Company or any Subsidiary. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity.

Section 3.10.  Employee Benefit Plans.

(a) Benefit Plans.  Schedule 3.10(a) lists: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, stay or other benefit plans, programs or arrangements; and (ii) all employment, termination, severance, retention, stay or other contracts, agreements or commitments to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has or may reasonably be expected to have any material obligation or that are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Parent a complete and correct copy (where applicable) of (A) each Plan (or, where a Plan has not been reduced to writing, a summary of all material Plan terms of such Plan), (B) each trust or funding arrangement prepared in connection with each such Plan, (C) the most recently filed annual report on Internal Revenue Service (“IRS”) Form 5500, (D) the most recently received IRS determination letter for each such Plan, (E) the most recently prepared actuarial report and financial statement in connection with each such Plan, and (F) the most recent summary plan description, any summaries of material modifications and employee handbooks.

(b) Pension Plans; Multiemployer Plans.  None of the Company or any Subsidiary or any other Person that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the United States Internal Revenue Code of 1986, as amended (the “Code”) (each, together with the Company and any Subsidiary, an “ERISA Affiliate”), has now or at any time within the past three years (and in the case of any such other Person, only during the period within the past three years that such other Person was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(c) Change in Control Agreements.  Schedule 3.10(c) lists each Plan (each, a “Change in Control Agreement”) that would reasonably be expected to result in the payment to any present or former employee,

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director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event). Except as set forth on Schedule 3.10(c), there is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

(d) Qualified Plans.  Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is so qualified or has adopted a prototype plan with an IRS opinion letter, and, to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to result in the revocation of such letter.

(e) Compliance.  Each Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws.

(f) Actions.  With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Entity is pending, in progress or, to the knowledge of the Company, threatened.

Section 3.11.  Labor and Employment Matters.  Except as set forth on Schedule 3.11, neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union agreements applicable to persons employed by the Company or any Subsidiary, nor to the knowledge of the Company, are there any formal activities or proceedings of any labor union to organize any such employees. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Subsidiary. There is no strike, controversy, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Subsidiary.

Section 3.12.  Real Property.

(a) Owned Real Property.  Schedule 3.12(a) lists each parcel of real property owned by the Company or any Subsidiary (the “Owned Real Property”). The Company or any Subsidiary has good, valid and marketable title to all of the Owned Real Property, in each case free and clear of all Liens, other than (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and (iv) all Liens and other imperfections of title (including matters of record) and encumbrances that do not materially interfere with the conduct of the business of the Company and the Subsidiaries, taken as a whole, or, individually or in the aggregate, have a Material Adverse Effect (collectively, “Permitted Liens”).

(b) Leased Real Property.  Schedule 3.12(b) lists by address each parcel or tract of real property leased or subleased by the Company or any Subsidiary that is currently used or held for use in the conduct of the business of the Company and the Subsidiaries (collectively, the “Leased Real Properties”), with the name of the lessor and the title and date of the lease or sublease, any guaranty given by the Company or any Subsidiary in connection therewith and each material amendment to any such lease or sublease. Except as set forth on Schedule 3.12(b), each of the Leased Real Properties is subject to a written lease or sublease to which the Company or a Subsidiary, as applicable, is party as a lessee or sublessee (each, a “Real Property Lease”), and all such Real Property Leases are valid and in full force and effect, in accordance with their terms. There is not, with respect to any Real Property Lease: (i) any default by the Company or a Subsidiary, as the case may be, or any event of default or event that with notice or lapse of time, or both, would constitute a default by the Company or a Subsidiary, as the case may be; or (ii) to the knowledge of the Company, any existing default by

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any other party to any Real Property Lease, or event of default or event that with notice or lapse of time, or both, would constitute a default by any other party to any Real Property Lease.

(c) Use of Real Property.  Neither the Company nor any Subsidiary occupies or uses, or has any inventory located at, any parcel or tract of real property other than (i) the Owned Real Property, (ii) the Leased Real Properties and (iii) the real properties listed on Schedule 3.12(c) (which listing shall include the address thereof and the name of the owner or lessee or sublessee thereof, and shall identify the use thereof, e.g., customer location, bailee, warehouseman, etc.).

Section 3.13.  Intellectual Property.  Except as set forth on Schedule 3.13: (a) the Company and the Subsidiaries own (free and clear of all Liens other than Permitted Liens) or have the right to use all patents, inventions, copyrights, software, trademarks, service marks, brand names, logos, domain names, trade dress, trade secrets, know-how, confidential or proprietary information (and all applications, registrations, continuations, divisionals, renewals and reissues relating thereto) and all other intellectual property rights of any kind or nature arising under U.S. or foreign law (“Intellectual Property”) as are necessary or appropriate and material for their businesses as currently conducted; (b) to the knowledge of Company, such Intellectual Property does not infringe, dilute or misappropriate the Intellectual Property of any third party and is not being infringed, misappropriated or diluted by any third party; (c) neither the Company nor any of the Subsidiaries is a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license their Intellectual Property; and (d) to the knowledge of the Company, neither the Company or any of the Subsidiaries have suffered any material violation of the security of their systems or software.

Section 3.14.  Taxes.

(a) Payment and Filings.  Except as set forth on Schedule 3.14, (i) the Company and the Subsidiaries have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all Tax Returns required to be filed by them, and any such filed Tax Returns are true, correct and complete; (ii) the Company and the Subsidiaries have timely paid or will timely pay any Taxes due and payable, except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP; and (iii) without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by the Company and the Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof. All material amounts of Tax required to be withheld by the Company and the Subsidiaries have been or will be timely withheld and paid over to the appropriate Governmental Entity.

(b) Deficiencies; Liens.  No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any Subsidiary (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies that have been satisfied by payment, settled or been withdrawn or that are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no liens for a material amount of Taxes, other than liens for current Taxes and assessments not yet past due or that are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, on the assets of the Company or any Subsidiary.

(c) Audits and Examinations.  (i) There are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing; and (ii) neither the Company nor any Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(d) Tax Sharing.  Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes (other than agreements among the Company and the Subsidiaries

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and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes).

(e) Listed Transactions.  Neither the Company nor any Subsidiary is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(f) Tax Matters Definitions.  For purposes of this Agreement:

(i) “Tax” or “Taxes” means any and all federal, state, local and foreign income, gross receipts, payroll, employment, excise, stamp, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, estimated, or other taxes (together with interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Entity.

(ii) “Tax Returns” means returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed or required to be filed with any Governmental Entity (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

Section 3.15.  Environmental Matters.

(a) Compliance with Environmental Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) none of the Company or any of the Subsidiaries is in violation of any applicable Environmental Law or, except for any violation that has been fully resolved, has violated in the past any applicable Environmental Law; (ii) there is and has been no release of Hazardous Substances that requires response action under applicable Environmental Law at, on or under any of the properties currently owned, leased or operated or, to the knowledge of the Company, otherwise occupied by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries, that would reasonably be expected to result in a liability to the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are in compliance with all required Environmental Permits and, except for any noncompliance that has been fully resolved, have been in the past in compliance with such permits; and (iv) there are no written claims or notices pending or, to the knowledge of the Company, issued to or threatened against the Company or any of the Subsidiaries alleging violations of or liability under any Environmental Law or otherwise concerning the release or management of Hazardous Substances.

(b) Environmental Matters Definitions.  For purposes of this Agreement:

(i) “Environmental Laws” means any laws (including common law) of the United States or any state or local Governmental Entity within the United States, relating to: (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage, emission, discharge or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

(ii) “Environmental Permits” means any permit, license, registration, approval, notification or any other authorization required pursuant to applicable Environmental Law.

(iii) “Hazardous Substances” means: (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants in, or regulated under, the following United States federal statutes and any analogous foreign or state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos,

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molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.

Section 3.16.  Material Contracts.

(a) Status of Material Contracts.  Except as set forth on Schedule 3.16, (i) each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity; (ii) the Company has not received written notice, and has no reason to believe, that any Material Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms; (iii) neither the Company nor any of the Subsidiaries is and, to the Company’s knowledge, no counterparty is in breach or violation of, or default under, any Material Contract; (iv) none of the Company or any of the Subsidiaries have received any claim of default under any Material Contract; and (v) to the Company’s knowledge, no event has occurred that would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both).

(b) Listing of Material Contracts.  For purposes of this Agreement, the term “Material Contract” means any of the following Contracts (together with all amendments, supplements, exhibits and schedules thereto) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries, taken as a whole, other than any such limited liability company, partnership or joint venture that is a Subsidiary and which has been made available to Parent pursuant to Section 3.02;

(ii) any Contract (other than with or between or among consolidated Subsidiaries) relating to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $500,000 or (B) conditional sale arrangements, obligations secured by a Lien, or interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company or a Subsidiary, as the case may be, under such Contract are greater than $500,000;

(iii) any Contract filed or required to be filed as an exhibit to the Company’s registration statements under the Securities Act or periodic or current reports under the Exchange Act pursuant to items (1), (2), (4), (9), (10) or (99) of the Exhibit Table to Item 601 of Regulation S-K under the Securities Act, other than Plans disclosed in Schedule 3.10(a);

(iv) any Contract that purports to limit the right of the Company or the Subsidiaries (A) to engage or compete in any line of business or (B) to compete with any Person or operate in any location in any respect material to the business of the Company and the Subsidiaries, taken as a whole;

(v) any Contract that has resulted in, or would be reasonably likely over a twelve (12) month period to result in, aggregate payments to the Company and any Subsidiary under such Contract of more than $200,000 that (A) contains most favored customer pricing provisions or (B) grants any exclusive rights, rights of first refusal, rights of first negotiation or similar rights to any Person;

(vi) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract in excess of, individually or in the aggregate with all such other Contracts, $1,000,000 with respect to which the Company or any Subsidiary has any remaining liabilities or obligations of any nature;

(vii) any Contract that by its terms calls for aggregate payments by the Company and any Subsidiary under such Contract of more than $1,000,000 over the remaining term of such Contract;

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(viii) any Contract with an executive officer or director of the Company (or, other than on arm’s length terms in the ordinary course of business, any Person in which such executive officer or director, or to the knowledge of the Company, any immediate family member of such executive officer or director, has over a 10% interest) or between or among the Company or a Subsidiary, on the one hand, and any of their respective affiliates (other than the Company or any Subsidiary), on the other hand, that involves amounts of more than $100,000;

(ix) any Contract that has resulted in, or would be reasonably likely over a twelve (12)-month period to result in, aggregate payments to the Company and any Subsidiary under such Contract of more than $3,000,000 from any customer of the flexible procurement solutions business of the Company and the Subsidiaries (the “FPS Customers”) or more than $500,000 from any customer of the maintenance, repair, operating and products business of the Company and the Subsidiaries (the “MROP Customers”) over a twelve (12)-month period, or that is not terminable at will by the Company on ninety (90) days’ notice or less without penalty; and

(x) any Contract required to be identified in Schedule 3.10(a) or Schedule 3.12(b).

Set forth in Schedule 3.16(b), as of the date hereof, is a true and complete list of the Material Contracts described in subsections (i) through (vii), (viii) (other than employment Contracts) and (ix) above, except for Material Contracts filed prior to the date hereof as an exhibit to an SEC Report.

Section 3.17.  Insurance.  With respect to each insurance policy owned or held by the Company and each Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (d) no written or, to the knowledge of the Company, oral notice of cancellation or termination has been received other than in connection with ordinary renewals. Schedule 3.17 lists all of the insurance policies of the Company and the Subsidiaries and the material terms thereof.

Section 3.18.  Company Rights Agreement.  The Company has taken all action necessary to prevent the execution and delivery of this Agreement and consummation of the Merger and the Other Contemplated Transactions from resulting in the grant of any rights to any Person under the Company Rights Agreement or enabling or requiring the Rights therein to be exercised, distributed or triggered and to cause the Rights to cease to be outstanding immediately prior to the Effective Time without the payment of any consideration to the holders thereof.

Section 3.19.  Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Co set forth in Article IV, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (collectively, the “Takeover Laws”) applicable to the Company is applicable to the Merger or the Other Contemplated Transactions.

Section 3.20.  Affiliate Transactions.  There are no transactions, agreements, arrangements or understandings between (a) the Company or any of the Subsidiaries, on the one hand, and (b) any affiliate of the Company (other than any of the Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been disclosed in the Company’s Proxy Statement for its 2007 Annual Meeting of Stockholders (such transactions referred to herein as “Affiliate Transactions”).

Section 3.21.  Customers and Suppliers.

(a) Customers.  Schedule 3.21(a) sets forth a true, correct and complete list of the twenty (20) largest FPS Customers and the twenty (20) largest MROP Customers, in each case based on revenues for the 12-month period ended December 31, 2007, respectively, together with the volume of revenue derived from such

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customers during such period. No such customer, nor any other material customer of the Company and the Subsidiaries (collectively, “Customers”) has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or any Subsidiary. No Customer has notified the Company or any Subsidiary of its intention to decrease or materially limit the purchase of services, supplies or materials sold or furnished by the Company or such Subsidiary to such Customer, or to re-negotiate pricing, close or change the location of any site, or otherwise materially and adversely change the relationship between the parties.

(b) Suppliers.  Schedule 3.21(b) sets forth a true, correct and complete list of the twenty (20) largest suppliers or vendors of both the flexible procurement systems business and the maintenance, repair, operating and production business of the Company and the Subsidiaries, in each case based on payables for the 12-month period ended December 31, 2007, together with the volume of payables to such suppliers or vendors during such period. No such vendor or supplier, nor any other material vendor or supplier of the Company and the Subsidiaries (collectively, “Suppliers”) has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with the Company or any Subsidiary. No Supplier has notified the Company or any Subsidiary of its intention to decrease or materially limit the services, supplies or materials sold or furnished to the Company or such Subsidiary by such Supplier, or to re-negotiate pricing or otherwise materially and adversely change the relationship between the parties.

Section 3.22.  Guarantees, Bonds and Letters of Credit. Schedule 3.22 sets forth a complete and accurate list of all guarantees, performance bonds, surety bonds, standby letters of credit and similar arrangements that (a) are issued and outstanding in support of the business of the Company and the Subsidiaries, or (b) that would or could be required to be issued under any proposals, bids or other commitments outstanding as of the date hereof, in each case indicating the contract or agreement or situation requiring the provision thereof, together with the issuer, amount, principal terms and conditions, beneficiaries and expiration date thereof (or, in the case of bonds, letters of credit and similar arrangements that may be required under pending proposals, bids or other commitments outstanding as of the date hereof, the anticipated amount, principal terms and conditions, beneficiaries and term thereof).

Section 3.23.  Opinion of Financial Advisor.  The Company has received the opinion of Robert W. Baird & Co. Incorporated to the effect that, as of the date of the opinion and subject to the matters referred to therein, the Per Share Merger Consideration to be received by the holders of Shares pursuant to this Agreement is fair to such holders from a financial point of view.

Section 3.24.  Brokers.  No broker, finder or investment banker other than Robert W. Baird & Co. Incorporated is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 3.25.  Platinum Merger Agreement.  The Company has duly terminated the Platinum Merger Agreement in accordance with Section 8.01(d)(ii) thereof. The Company Termination Fee (as defined in the Platinum Merger Agreement) paid or payable to Platinum by reason of such termination is referred to herein as the “Platinum Fee”.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER CO

Parent and Merger Co hereby jointly and severally represent and warrant to the Company that:

Section 4.01.  Organization.  Each of Parent and Merger Co is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or entity power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or Other Contemplated Transactions, or otherwise prevent or materially delay Parent or Merger Co from performing their respective obligations under this Agreement.

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Section 4.02.  Authority Relative to This Agreement.  Parent and Merger Co have all necessary corporate or other power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Merger. The execution, delivery and performance of this Agreement by Parent and Merger Co, and the consummation by them of the Merger, have been duly and validly authorized by all necessary corporate or other action, and no other corporate or other proceedings on the part of Parent or Merger Co are necessary to authorize this Agreement or to consummate the Merger or Other Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Co and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Co, enforceable against each of them in accordance with its terms.

Section 4.03.  No Conflict; Required Filings and Consents.

(a) No Conflict.  The execution and delivery by Parent and Merger Co of this Agreement does not, and the consummation of the Merger and the Other Contemplated Transactions and compliance with the provisions of this Agreement will not, (i) result in any violation of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, or require any consent, waiver, approval, authorization or permit of, action by, registration, declaration or filing with or notification to any Person pursuant to, any Contract binding upon Parent or Merger Co, or to which any of them is a party or any of their respective properties or assets are bound, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Co; (ii) conflict with or result in any violation of any provision of the Certificate or Articles of Incorporation or bylaws or other equivalent organizational or charter document, in each case as amended, of Parent or Merger Co; or (iii) except as described in Section 3.05(b), conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, modification, amendment, cancellation, acceleration, loss or Lien that would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Merger Co from performing its respective material obligations under this Agreement.

(b) Consents and Approvals.  Other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) such filings as are required pursuant to the Exchange Act and (iii) the filing of a pre-merger notification form pursuant to the HSR Act (collectively, the “Parent Approvals”), and subject to the accuracy of the representations and warranties of the Company and the Subsidiaries in Section 3.05 hereof, no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under applicable Law, in connection with the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Co of the transactions contemplated by this Agreement, except for authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or otherwise prevent or materially delay Parent or Merger Co from performing its respective material obligations under this Agreement.

Section 4.04.  Absence of Litigation.  As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of each of Parent and Merger Co, threatened, against Parent, Merger Co or any of their respective affiliates before any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger and Other Contemplated Transactions. As of the date of this Agreement, neither Parent, Merger Co nor any of their respective affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of each of Parent and Merger Co, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would or seeks to materially delay or prevent the consummation of the Merger and Other Contemplated Transactions.

Section 4.05.  Operations of Merger Co.  Merger Co is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

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Section 4.06.  Financing.  Parent will have at Closing cash sufficient to enable it to pay the Merger Consideration and to consummate the transactions contemplated hereby, and Parent has concurrently herewith furnished to the Company an equity commitment letter from an affiliate of Parent.

Section 4.07.  Capitalization of Merger Co.  As of the date of this Agreement, the authorized capital stock of Merger Co consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Co is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned subsidiary of Parent. Merger Co has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Co. Merger Co has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the Other Contemplated Transactions.

Section 4.08.  No Vote of Parent Stockholders.  No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, or the Certificate or Articles of Incorporation or bylaws, or similar organizational or charter documents, of Parent, in order for Parent to consummate the transactions contemplated by this Agreement.

Section 4.09.  Finders or Brokers.  Neither Parent nor any of its subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement that is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.10.  Lack of Ownership of Company Common Stock.  Neither Parent nor any of its subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of the Subsidiaries, nor are there any agreements, arrangements or understandings to which Parent or any of its subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of the Subsidiaries. Neither Parent nor Merger Co, nor any of their affiliates or associates has been an “interested stockholder” of the Company within the last three years prior to the date of this Agreement as such term is used in Section 203 of DGCL. Company Common Stock owned by certain Affiliates of Parent is disclosed in a Schedule 13D, as amended, filed by Luther King Capital Management Corporation with the SEC.

Section 4.11.  No Additional Representations.

(a) Parent acknowledges that, to its knowledge, as of the date hereof, it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information (including any estimates, projections, forecasts, plans or budgets for the Company or the Subsidiaries) regarding the Company furnished or made available to Parent and its Representatives, except as expressly set forth in Article III (which includes the Company Disclosure Schedule).

Section 4.13.  Solvency.  Assuming (a) the satisfaction of the conditions to the obligation of Parent and Merger Co to consummate the Merger and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, then immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement, the payment of the Merger Consideration and the consideration in respect of the Company Stock Options and the payment of all related fees and expenses), the Surviving Corporation will be Solvent. For purposes of this Section 4.13, the term “Solvent” with respect to the Surviving Corporation means that, as of immediately after the Effective Time, (a) the amount of the fair saleable value of the assets of the Surviving Corporation and its subsidiaries, taken as a whole, exceeds, as of such date, the sum of the value of all liabilities of the Surviving Corporation and its subsidiaries, taken as a whole

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and (b) the Surviving Corporation and its subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

ARTICLE V — CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01.  Conduct of Business by the Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the Termination Date, except as contemplated by this Agreement, as required by law, as set forth in Schedule 5.01 or as approved by Parent in writing (which approval shall not be unreasonably withheld or delayed), the business of the Company and the Subsidiaries shall be conducted in the ordinary course of business, and the Company and the Subsidiaries shall use their reasonable best efforts to preserve substantially intact their business organization, and to preserve their present relationships with customers, suppliers and other Persons with which any of them has significant business relations. Without limiting the generality of the foregoing, except as expressly contemplated by any other provision of this Agreement, as required by law, or as set forth in Schedule 5.01, neither the Company nor any Subsidiary shall, during such period, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a) amend or otherwise change its certificate of incorporation or bylaws (or comparable organizational or charter documents);

(b) issue, sell, pledge, dispose of, grant, or encumber: (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, Rights, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary, except for the issuance of Shares and associated Rights issuable pursuant to Company Stock Options and other contractual rights outstanding on the date hereof and set forth in the Company Disclosure Schedules pursuant to Article III hereof; or (ii) any material assets of the Company or any Subsidiary, except for sales of inventory and encumbrances on the assets of the Company or any Subsidiary in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiary to the Company or any other Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary, other than in connection with the exercise of Company Stock Options or other contractual rights existing on the date hereof and set forth in the Company Disclosure Schedules pursuant to Article III hereof;

(e) (i) acquire or dispose of (including by merger, consolidation, license, lease, acquisition or disposition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof having a value (including the amount of any assumed indebtedness) in excess of $1,000,000, individually or in the aggregate; (ii) repurchase, repay, cancel or incur any indebtedness for borrowed money, other than (A) in connection with permitted acquisitions or (B) scheduled payments in the ordinary course of business consistent with past practice and in connection with currently outstanding capital leases and indebtedness for borrowed money; (iii) grant any Lien in, on or to any of its material assets to secure any indebtedness for borrowed money, except in connection with such indebtedness permitted under the preceding clause (ii); (iv) issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any Person other than a Subsidiary, or make any loans or advances to any Person other than a Subsidiary; (v) except to the extent the amount is reflected in the Company’s capital expenditure budget on the date hereof (a copy of which has been provided to Parent), authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and the Subsidiaries taken as a whole; (vi) enter into any new line of business outside of its existing business segments; or (vii) make investments in Persons other than Subsidiaries, other than ordinary course investments in cash and cash equivalents made consistent with past practice and in accordance with the Company’s existing investment policy;

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(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger) or any Subsidiary;

(g) (i) increase the compensation payable or to become payable or the benefits provided to any current or former director or executive officer; (ii) grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director or executive officer; (iii) establish, adopt, enter into, terminate or materially amend any collective bargaining agreement or Plan (other than individual contracts, agreements or commitments with employees who are not directors or executive officers); or (iv) establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be such a Plan if it were in existence as of the date of this Agreement, except as required by law or as required under any existing Plan or Contract disclosed in the Company Disclosure Schedule;

(h) (i) except as required by law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business and consistent with past practice;

(i) make any material change to its methods of accounting in effect at December 31, 2006, except (i) as required by changes in GAAP (or any interpretation thereof) or Regulation S-X under the Exchange Act, (ii) as may be required by a change in applicable law, (iii) as disclosed in an SEC Report filed prior to the date hereof or (iv) as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization);

(j) pay, discharge, waive, settle or satisfy any material claim (which shall include, but not be limited to, any pending or threatened material Action), other than a payment, discharge, waiver, settlement or satisfaction, in accordance with their terms, of claims disclosed in the most recent financial statements (or the notes thereto) of the Company included in an SEC Report filed prior to the date hereof;

(k) other than in the ordinary course of business, amend, modify, cancel or consent to the termination of any Material Contract; or

(l) agree to take any of the actions described in Sections 5.1(a) through 5.1(k) above.

Section 5.02.  Conduct of Business by Parent and Merger Co Pending the Merger.  Parent and Merger Co agree that, between the date of this Agreement and the earlier of the Effective Time and the Termination Date, they shall each use their reasonable best efforts to not, directly or indirectly, take any action that would reasonably be likely to prevent or materially delay the satisfaction of the conditions contained in Section 7.01 or 7.03 or the consummation of the Merger or Other Contemplated Transactions.

Section 5.03.  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI — ADDITIONAL AGREEMENTS

Section 6.01.  Proxy Statement; Other Filings.  As promptly as practicable, and in any event within thirty (30) days, following the date of this Agreement, (a) the Company shall prepare and file with the SEC the preliminary version of the proxy statement relating to the approval of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), and (b) each of the Company, Parent and Merger Co shall, or shall cause their respective affiliates to, prepare and file with the SEC all

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Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company, Parent and Merger Co shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, any other document filed by the Company with the SEC in connection with the Merger (the “Other Filings”), or that is customarily included in proxy statements or other filings prepared in connection with transactions of the type and scope contemplated by this Agreement. Each of the Company, Parent and Merger Co shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff, for amendments or supplements to the Proxy Statement or the Other Filings, and shall provide the other party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent, Merger Co or any of their respective affiliates, officers or directors, should be discovered by the Company, Parent or Merger Co that should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response (which comments shall be reasonably considered by the filing or mailing party).

Section 6.02.  Information Supplied.

(a) Information Supplied by the Company.  None of the information included or incorporated by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Merger Co or any affiliate of Parent or Merger Co in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Information Supplied by Parent and Merger Co.  None of the information supplied by Parent, Merger Co or any affiliate of either Parent or Merger Co for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Co with respect to information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings, if any, that are filed by Parent or Merger Co will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

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Section 6.03.  Company Stockholders’ Meeting.  The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of voting upon the approval of this Agreement. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Stockholders’ Meeting regardless of whether the Company Board has effected a Change in Board Recommendation. Subject to Section 6.05(c), the Company Board shall recommend to holders of the Shares that they approve this Agreement, and the Company shall include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain Stockholder Approval. Nothing contained in this Section 6.03 shall be deemed to prevent the Company or the Company Board from taking any action it is permitted to take under, and in compliance with, Section 6.05.

Section 6.04.  Access to Books and Records; Confidentiality.

(a) Access to Books and Records.  Except as otherwise prohibited by applicable Law, the terms of any Contract entered into prior to the date hereof or any other duty of confidentiality owed to another Person, or as would be reasonably expected to violate any attorney-client privilege (it being understood that the parties shall each use reasonable best efforts to cause such information to be provided in a manner that does not result in such violation), from the date of this Agreement until the earlier of the Effective Time and the Termination Date, the Company shall (and shall cause the Subsidiaries to): (i) provide to Parent and to the officers, directors, members, partners, managers, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the books and records thereof; and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request. Notwithstanding the foregoing, the Company may impose reasonable restrictions and limitations on access to such officers, employees, agents, properties, offices, facilities, books and records and information, and Parent shall, and shall cause its Representatives to, use their reasonable best efforts to conduct any such investigation or consultation in such a manner as not to interfere unreasonably with the business or operations of the Company or the Subsidiaries or otherwise result in any unreasonable interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or the Subsidiaries or could reasonably be deemed to contravene any law, Contract entered into prior to the date of this Agreement or any other duty of confidentiality owed to another Person (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardy). In addition to the foregoing, the Company shall provide to Parent, and shall cause the Subsidiaries to, and shall use its reasonable best efforts to cause the Company’s and the Subsidiaries’ respective officers, employees, Representatives and advisors, including legal and accounting, to, provide to Parent all cooperation reasonably requested by Parent in connection with its financing and the other transactions contemplated by this Agreement and the Other Contemplated Transactions, including the following: (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents; (iii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and the Subsidiaries, if subject to confidentiality and use restrictions reasonably satisfactory to the Company; and (iv) facilitating the entrance into one or more credit or other agreements satisfactory to Parent, provided that, in all cases with respect to the above, the Company and the Subsidiaries shall incur no cost or expense that is not promptly reimbursed by Parent upon demand if the Closing does not occur and shall not be obligated to become a party to (or otherwise bound by) any agreement or other document prior to the Closing. The Company hereby consents to the use of its and the Subsidiaries’ logos in connection with Parent’s

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financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Subsidiaries.

(b) Confidentiality.  All materials, documents and information obtained by Parent or its Representatives pursuant to this Section 6.04 shall be kept confidential and otherwise dealt with in accordance with the confidentiality agreement, dated April 7, 2008 (the “Confidentiality Agreement”), between Luther King Capital Management Corporation and the Company, which agreement shall remain in full force and effect, notwithstanding the execution and delivery or termination of this Agreement.

Section 6.05.  No Solicitation of Transactions.

(a) Non-Solicitation.  The Company shall not, and shall cause the Subsidiaries not to, nor shall the Company authorize or permit, and shall cause the Subsidiaries not to authorize or permit, the Representatives of the Company or the Subsidiaries to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage inquiries with respect to, or the submission of, any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or its Representatives) any access to the properties, books and records or confidential or material non-public information or data of the Company or any Subsidiary in connection with, any Acquisition Proposal; provided, however, that until such time as Stockholder Approval is obtained, nothing contained in this Agreement shall prevent the Company or the Company Board from furnishing information to, or engaging in negotiations or discussions with, any Person (and such Person’s Representatives) in connection with an unsolicited Acquisition Proposal by such Person received after the date hereof (and prior to the date of Stockholder Approval), if and only to the extent that, prior to taking such action, the Company Board (or any committee thereof) (A) determines in good faith (after consultation with its independent financial advisor) that such Acquisition Proposal is credible and is, or could reasonably be expected to lead to, a Superior Proposal and (after consultation with and upon the advice of its outside legal counsel) that the failure to furnish such information to, or engage in negotiations or discussions with, such Person (and such Person’s Representatives) would be inconsistent with the Company Board’s fiduciary duties under applicable law, and (B) (1) has received prior to the date hereof an executed confidentiality agreement from such Person in connection with such Person’s consideration of making an Acquisition Proposal, or (2) hereafter receives from such Person an executed confidentiality agreement, the confidentiality terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall, and shall direct each of its Representatives to, cease immediately upon execution of this Agreement (x) any solicitations, discussions or negotiations with any Person (other than Parent and its Representatives) that has made or indicated an intention to make an Acquisition Proposal as of or prior to the date of this Agreement and (y) any other solicitations, discussions or negotiations relating to a transaction of the type referred to in the definition of Acquisition Proposal.

(b) Notification and Related Matters.  The Company shall notify Parent as promptly as practicable, and in any event within three (3) Business Days, of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, (i) specifying the identity of the offeror and the material terms and conditions of such inquiry, proposal or offer, and (ii) attaching any written materials submitted in connection with such inquiry, proposal or offer and/or a written summary of any such oral inquiries, proposals or offers. The Company shall also notify Parent as promptly as practicable of any material developments with respect to any such inquiries, proposals or offers. Promptly upon determination by the Company Board that an unsolicited Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and attaching such written Superior Proposal or a written summary of any such oral Superior Proposal (such notice, a “Notice of Superior Proposal”). The Company agrees that neither it nor any of the Subsidiaries shall modify, amend, terminate, waive or release any confidentiality or standstill agreement to which the Company or any Subsidiary is a party and that relates to a business combination involving the Company or any Subsidiary or the assets of the Company or any Subsidiary without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, except that Parent’s prior written consent shall not be required in connection with any such action if the Company Board (or any committee

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thereof) determines in good faith (after consultation with its independent financial advisor and upon the advice of its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under applicable law and it provides concurrent notice of such action to Parent.

(c) Change in Recommendation.  Except as set forth in this Section 6.05(c), the Company Board and the Independent Committee shall not (i) withdraw, or modify or change in a manner adverse to Parent and Merger Co, the approval or recommendation of this Agreement or the Merger by the Company Board (or any committee thereof); (ii) approve, adopt or recommend any Acquisition Proposal; or (iii) approve or recommend, or allow the Company or any Subsidiary to enter into, any letter of intent, acquisition agreement or other similar agreement with respect to, or that is reasonably expected to result in, any Acquisition Proposal (other than a confidentiality agreement expressly permitted by Section 6.05(b)). Notwithstanding the foregoing, (x) in response to the receipt of an unsolicited Acquisition Proposal, if the Company Board (or any committee thereof) (A) determines in good faith (after consultation with its independent financial advisor) that such Acquisition Proposal is credible and is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, then the Company Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, withdraw, or modify or change in a manner adverse to Parent and Merger Co, the Company Board Recommendation, provided, however, that (1) the Company shall have first provided at least three (3) Business Days’ prior written notice to Parent of its intent to take such action, and Parent does not make, after being provided with reasonable opportunity to negotiate with the Company and its Representatives, within three (3) Business Days of receipt of such written notification, an offer that the Company Board determines, in good faith (after consultation with its independent financial advisor and legal counsel), is at least as favorable to the Company and its stockholders as the applicable Acquisition Proposal, (2) during such three (3)-Business Day period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer, and (3), in the event of any amendment to the financial or other material terms of such Superior Proposal, the Company Board shall deliver to Parent an additional written Notice of Superior Proposal, and the three (3)-Business Day period referenced above shall be extended for an additional three (3) Business Days after Parent’s receipt of such additional Notice of Superior Proposal, and (y) other than in connection with an Acquisition Proposal, if the Company Board determines in good faith (after first providing Parent with at least three (3) Business Days’ notice of its intent to take such action, including the reasons therefor, and consultation with its independent financial advisor and upon the advice of its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties under applicable law, then the Company Board may withdraw, or modify or change in a manner adverse to Parent and Merger Co, the Company Board Recommendation (either event described in the foregoing clauses (x) and (y), a “Change in Board Recommendation”). Any action by the Company Board or a committee thereof that is or becomes disclosed publicly that is intended to indicate that the Company Board (or any committee thereof) does not unconditionally support adoption of this Agreement by the stockholders of the Company or does not believe that the Merger and the Agreement are in the best interests of the stockholders of the Company shall be deemed for all purposes of this Agreement to be a Change in Board Recommendation.

(d) Certain Disclosures.  Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to the Company’s stockholders in connection with an Acquisition Proposal if the Company Board (or any committee thereof) determines in good faith (after consultation with its independent financial advisor and upon the advice of its outside legal counsel) that it is required to do so under applicable law; provided, however, that in no event shall this Section 6.05(d) affect the obligations of the Company specified in Sections 6.05(b) and 6.05(c).  If Company Board fails to recommend against acceptance of a tender or exchange offer for any Shares that constitutes an Acquisition Proposal (other than by Parent or any of its Affiliates), including, for these purposes, by remaining neutral and expressing no opinion or stating that it is for any reason unable to take a position with respect to the acceptance of such tender or exchange offer by its stockholders, within ten (10) Business Days after commencement thereof (or prior to the date of the Company Stockholder Meeting, if

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sooner), such failure shall be deemed for all purposes of this Agreement to be a Change in Board Recommendation.

(e) Acquisition Proposal Definition.  For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s stockholders) from any Person or group other than Parent or any affiliate of Parent relating to (i) any direct or indirect acquisition or purchase, in a single transaction or series of transactions by such Person or group acting in concert, of (A) more than 20% of the fair market value (as determined in good faith by the Company Board) of the assets (including capital stock of the Subsidiaries), or of a portion of the business representing 20% of the fair market value (as determined in good faith by the Company Board) of the net revenues or net income, of the Company and its consolidated Subsidiaries, taken as a whole, or (B) over 20% of any class of equity securities of the Company (including any tender or exchange offer that, if consummated, would have such a result); or (ii) any merger, consolidation, reorganization, business combination, recapitalization, share exchange, liquidation, dissolution or other similar transaction involving the Company or any of the Subsidiaries, as a result of which any Person or group acting in concert would acquire the assets, securities or businesses described in any of clauses (A) or (B) above.

Section 6.06.  Directors’ and Officers’ Indemnification, Advancement of Expenses and Insurance.

(a) Certificate of Incorporation and Bylaws.  Parent and Merger Co agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of the Company or the Subsidiaries as provided in their respective certificate of incorporation or bylaws or other similar organizational or charter documents or in any agreement with any such person that shall survive the Merger and shall continue in full force and effect for a period of six (6) years from the Effective Time. For a period of six (6) years from the Effective Time, the Surviving Corporation shall maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable than those of the Company’s and any Subsidiary’s certificate of incorporation and bylaws or similar organizational or charter documents in effect immediately prior to the Effective Time, shall honor and fulfill in all respects the obligations of the Company or any of the Subsidiaries under any and all such provisions and under any and all indemnification agreements of the Company or the Subsidiaries with any of their respective directors or officers in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or agreements during such six-year period in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of the Subsidiaries absent such individual’s consent. Parent and Merger Co agree that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) Indemnification.  The Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of the Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or any of the Subsidiaries, in each case, in and to the extent of their capacities as such and not as stockholders and/or equity holders of the Company or the Subsidiaries or otherwise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of the Company or any of the Subsidiaries); provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

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(c) Insurance.  For a period of six (6) years from the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Subsidiaries with respect to matters arising on or before the Effective Time for the benefit of the current or former directors and officers that are covered by such policies; provided, however, that the Surviving Corporation may (i) substitute therefor policies of an insurance company (such insurance company to be an insurance carrier with the same or better credit ratings as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance) the material terms of which, including coverage and amount, are no less favorable to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time), and, if so requested by Parent, the Company shall use its reasonable best efforts to obtain such coverage prior to the Effective Time.

(d) Surviving Obligations.  If Parent or the Surviving Corporation, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in any such case, Parent or the Surviving Corporation shall use its reasonable best efforts to ensure that proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.06.

(e) Obligation of Parent; Etc.  From and after the Effective Time, Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.06.  The rights of each Indemnified Party under this Section 6.06 shall be in addition to any right such individual might have under the Company’s Certificate of Incorporation and Bylaws, the certificate of incorporation and the by-laws of the Surviving Corporation or any comparable organizational or charter documents of their Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their Subsidiaries. The provisions of this Section 6.06 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

Section 6.07.  Employee Benefits Matters.

(a) Obligations with Respect to Employees.  During the six-month period following the Effective Time, Parent shall, or shall cause the Surviving Corporation and the Subsidiaries to, ensure that (i) any employee benefits and incentive compensation opportunities (other than equity-based compensation) offered by Parent after the Effective Time, if any (“Parent Benefit Programs”), to employees of the Company and the Subsidiaries as of the Effective Time (each, an “Employee”), when taken together with the other employee benefits and incentive compensation opportunities (other than equity-based compensation) of the Company and its Subsidiaries, are no less favorable, except to a de minimis extent, in the aggregate than those provided to the Employees immediately prior to the Effective Time; and (ii) any medical and life insurance benefits for retirees (including Employees who become eligible for such retiree coverage during such period) offered by Parent after the Effective Time, if any (“Parent Retiree Medical Programs”), when taken together with the other retiree coverage of the Company and its Subsidiaries, are substantially similar in the aggregate to the coverage maintained by the Company immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms (including terms that provide for amendment or termination), all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Nothing herein shall be deemed to be a guarantee of employment for any Employee, or to restrict the right of the Surviving Corporation to terminate any Employee.

(b) Eligibility.  Employees shall, to the extent permitted by any applicable third party providers, receive credit for all service with the Company, any Subsidiary, or any of their predecessors, for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any

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Parent Benefit Programs offered immediately after the Effective Time to the same extent such service would be recognized by the Company or any of the Subsidiaries under comparable Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Such Parent Benefit Programs shall, to the extent permitted by any applicable third party providers, credit each such Employee for service accrued or deemed accrued on or prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) Welfare Plans.  With respect to any welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent immediately after the Effective Time (“Parent Welfare Benefit Plans”), Parent shall (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any such Parent Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide, to the extent permitted by any applicable third party providers, credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Plans during the relevant plan year, up to and including the Effective Time.

(d) Change in Control and Employment Agreements.  From and after the Effective Time, except as otherwise agreed by Parent or the Surviving Corporation and any such individuals, Parent shall cause Surviving Corporation to honor, in accordance with their terms (including the amendment and termination provisions thereof), those Change in Control Agreements and other employment agreements, in each case with the current and former employees of the Company or the Subsidiaries, expressly identified in the Company Disclosure Schedule.

(e) No Plan Amendment.  Nothing in this Section 6.07 shall be construed as an amendment to any employee benefit plan for any purpose.

Section 6.08.  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any condition to the obligations of any party hereunder not to be satisfied, and (b) any failure of the Company, Parent or Merger Co to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery or non-delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of any notice or other communication (c) from any Person and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives, alleging that the consent of such Person is or may be required in connection with this Agreement or the Merger, or (d) from any Governmental Entity and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives, in connection with this Agreement or the Merger.

Section 6.09.  Further Action; Reasonable Best Efforts.

(a) Further Action.  Upon the terms and subject to the conditions of this Agreement, each of the parties agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Co or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement, and (iii) promptly make all necessary filings, and thereafter make any other required submission, with respect to this Agreement and the Merger required under the HSR Act or any other applicable antitrust, competition or fair trade laws with respect to the Merger. Subject to appropriate confidentiality protections, the parties shall have a reasonable opportunity to review and comment on drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (i) through (iii) above, which comments shall be considered by the other party in good faith, shall cooperate with each other in connection with the prompt making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing, and shall

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provide the other party copies of all filings made by such party with any applicable Governmental Entity, and, upon request, any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Merger.

(b) HSR Act Compliance.

(i) Parent, Merger Co and the Company shall file as soon as practicable after the date of this Agreement, and in any event within twenty (20) Business Days thereafter, all required or advisable notifications under, or relating to, the HSR Act and any antitrust, competition or fair trade law of any applicable United States or non-United States governmental antitrust authority and shall respond as promptly as practicable to all inquiries or requests for additional information received from a Governmental Entity in relation to such filings or notices for additional information or documentation. Parent and Merger Co agree to take whatever action may be necessary to resolve any objections that may be asserted under the HSR Act or any other applicable antitrust, competition or fair trade laws with respect to the Merger.

(ii) Without limiting the generality of the foregoing and for the avoidance of doubt: (A) Parent shall use its reasonable best efforts to timely comply with all restrictions and conditions, if any, specified or imposed by any governmental antitrust authority with respect to the HSR Act and any antitrust, competition or fair trade law of any applicable United States or non-United States governmental antitrust authority as a requirement for granting any necessary clearance or terminating any applicable waiting period; provided, however, that such efforts shall not be deemed to require Parent or the Surviving Corporation to agree to hold separate, divest, license or cause a third party to purchase, assets and/or businesses of Parent, the Company or any of the Company’s Subsidiaries; (B) if any governmental antitrust authority initiates an Action seeking to restrain, enjoin or prohibit the Merger, Parent and the Company shall each use its respective reasonable best efforts to prevent the entry of any order restraining, enjoining or prohibiting the Merger and to otherwise prevail in any such Action, including by retaining all appropriate expert witnesses and consultants, and each party shall permit the other party to reasonably participate in all aspects of the defense of any such Action; and (C) neither party shall agree with any governmental antitrust authority to delay the Closing or to provide advance notice of the Closing to any governmental antitrust authority, in each case without the consent of the other party.

(c) Consents.  The Company, Parent and Merger Co shall, and the Company shall cause the Subsidiaries to, use their respective reasonable best efforts to obtain any third party consents set forth on Schedule 6.09(c).

Section 6.10.  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall, prior to the earlier of the Effective Time and the Termination Date, consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger, except to the extent public disclosure is required by applicable Law or the requirements of Nasdaq, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement, and to reasonably consider any comments received from the other party in connection with such consultation.

Section 6.11.  Resignations.  The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of each director and officer of the Company and any Subsidiary, except to the extent otherwise designated by Parent to the Company in writing at least ten (10) Business Days prior to the Closing.

Section 6.12.  State Takeover Statutes.  Parent, the Company and their respective Boards of Directors shall use their respective commercially reasonable efforts to (a) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement, and (b) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms

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contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.

ARTICLE VII — CONDITIONS TO THE MERGER

Section 7.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following conditions:

(a) Company Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) Antitrust Approvals and Waiting Periods.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under applicable United States and non-United States antitrust or competition laws, including the HSR Act, shall have expired or been terminated, and any approvals required thereunder shall have been obtained.

(c) No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(d) Governmental Consents.  All material consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Authorities.

Section 7.02.  Conditions to the Obligations of Parent and Merger Co.  The obligations of Parent and Merger Co to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of the Company (i) in Section 3.08(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time, (ii) in Section 3.03(a) shall be true and correct in all respects except to a de minimis extent as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) contained in this Agreement (other than those in Section 3.03(a) and in Section 3.08(a)) shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “knowledge”, “material” or “Material Adverse Effect”) as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of clause (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “knowledge”, “material” or “Material Adverse Effect”) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

Section 7.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver in writing (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Co contained in this Agreement shall be true and correct (without giving effect to any limitation on any representation or warranty indicated by the words “in all material respects” or “in any material respect”)

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as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in all material respects.

(b) Agreements and Covenants.  Parent and Merger Co shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c) Officer’s Certificates.  Each of Parent and Merger Co shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer thereof, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

Section 7.04.  Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.01, Section 7.02, or Section 7.03, as the case may be, to be satisfied if such failure was primarily caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.09.

ARTICLE VIII — TERMINATION, AMENDMENT AND WAIVER

Section 8.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any Stockholder Approval, and whether before or after the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) Termination by Mutual Consent.  By mutual written consent of Parent and the Company.

(b) Termination by Parent or the Company.  By either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before August 31, 2008; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(ii) if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or taken any other action (including the failure to have taken an action) that, in either such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the imposition of such injunction, order, decree, ruling or other action or the failure of such injunction, order, decree, ruling or other action to be resisted, resolved or lifted, as applicable; or

(iii) if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting (as such may be postponed or adjourned).

(c) Termination by Parent.  By Parent:

(i) if it and Merger Co are not in breach of their obligations under this Agreement, and if (A) any of the representations and warranties of the Company herein would fail to be true and correct as of the Effective Time, as though made on and as of the Effective Time, such that Section 7.02(a) would not be satisfied, or (B) there has been a breach on the part of the Company of any of its covenants or agreements herein such that Section 7.02(b) would not be satisfied, and, in either such case, written notice of an intent to terminate based on such failure or breach has been provided to the Company and such failure or breach has not been, or cannot be, cured within 30 days after notice thereof to the Company; or

(ii) if the Company Board or any committee thereof shall have (A) effected a Change of Board Recommendation (it being understood and agreed that any “stop-look-and-listen” communication by the

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Company Board to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a Change of Board Recommendation), (B) taken any of the actions described in clauses (i) through (iii) of Section 6.05(c) or (C) failed to comply with its obligations under Section 6.05 in any material respect.

(d) Termination by the Company.  By the Company:

(i) if it is not in material breach of its obligations under this Agreement, and if (A) any of the representations and warranties of Parent or Merger Co would fail to be true and correct as of the Effective time, as though made on and as of the Effective Time, such that Section 7.03(a) would not be satisfied, or (B) there has been a breach on the part of either Parent or Merger Co of any of their covenants or agreements herein such that Section 7.03(b) would not be satisfied, and, in either such case, written notice of an intent to terminate based on such failure or breach has been provided to Parent and such failure or breach has not been, or cannot be, cured within 30 days after notice thereof to Parent;

(ii) prior to obtaining Stockholder Approval, if the Company Board (or any committee thereof) determines in accordance with clause (x) of Section 6.05(c) that an Acquisition Proposal is a Superior Proposal; provided, however, that any such purported termination pursuant to this Section 8.01(d)(ii) shall be void and of no force or effect unless the Company concurrently with such termination pays the Company Termination Fee as directed by Parent in writing in accordance with Section 8.03.

For purposes of this Agreement, “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50%) that is on terms that the Company Board determines in its good faith judgment (after consultation with its independent financial advisor and outside legal counsel, and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement, including without limitation the probability of such Acquisition Proposal being consummated, the legal, financial, regulatory, timing and similar aspects of the Acquisition Proposal, and the Person making the Acquisition Proposal) are more favorable to the Company’s stockholders (in their capacities as stockholders) than this Agreement (taking into account any alterations to this Agreement agreed to in writing by Parent in response thereto).

Section 8.02.  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability under this Agreement on the part of any party hereto (except that the provisions of Section 6.04(a), this Section 8.02, Section 8.03 and Article IX shall survive any such termination); provided, however, that, except to the extent expressly set forth in Section 8.03(f), no party shall be relieved or released from any liabilities or damages arising out of fraud or its willful and material breach of any provision of this Agreement.

Section 8.03.  Fees and Expenses.

(a) Expenses.  Except as otherwise set forth in this Section 8.03 or in Section 6.04(a), all Expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf (or with respect to Parent or Merger Co, incurred by their respective stockholders or affiliates or on their behalf) in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, financing and all other matters related to the closing of the Merger.

(b) Company Termination Fee.  The Company agrees that if this Agreement shall be terminated:

(i) by Parent pursuant to Section 8.01(c)(ii), then (so long as Parent was not in breach of any of its representations, warranties or covenants in this Agreement such that the applicable condition to the Company’s obligation to consummate the Merger would not have been satisfied as of the Termination Date) the Company shall pay the Company Termination Fee as directed by Parent in writing;

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(ii) by the Company pursuant to Section 8.01(d)(ii), then the Company shall pay the Company Termination Fee (which Company Termination Fee shall be paid concurrently with such termination) as directed by Parent in writing;

(iii) by either Parent or the Company pursuant to Section 8.01(b)(iii) and at any time after the date of this Agreement and prior to the Stockholders Meeting, or any postponement or adjournment thereof, an Acquisition Proposal shall have been made directly to the Company’s stockholders or any Person shall have publicly announced an intention to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn prior to the date of the Stockholders Meeting, then, if within one year after such termination, the Company shall have made a communication to its stockholders contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer (other than any communication in which the Company rejects such tender or exchange offer)), with regard to, entered into a definitive agreement with respect to, or consummated, any transaction that would qualify as an Acquisition Proposal under this Agreement, or any transaction of the type referred to in the definition of Acquisition Proposal shall be consummated, then, in any such event, the Company shall pay to Parent an amount equal to the Company Termination Fee, such payment to be made upon the earliest of the date of such communication or of the entering into of such an agreement providing for, or consummating, such a transaction or the date on which such a transaction is consummated; or

(iv) by either Parent or the Company pursuant to Section 8.01(b)(i) if the Company Stockholders’ Meeting had not been held or was held without taking a vote on the Stockholder Approval and at any time after the date of this Agreement an Acquisition Proposal shall have been made directly to the Company’s stockholders or any Person shall have publicly announced an intention to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn prior to the date of the Stockholders Meeting (if held) or the date specified in Section 8.01(b)(i) (if the Stockholders Meeting was not held), then, if within one year after such termination, the Company shall have made a communication to its stockholders contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer (other than any communication in which the Company rejects such tender or exchange offer)), with regard to, entered into a definitive agreement with respect to, or consummated, any transaction that would qualify as an Acquisition Proposal under this Agreement, or any transaction of the type referred to in the definition of Acquisition Proposal shall be consummated, then, in any such event, the Company shall pay to Parent an amount equal to the Company Termination Fee, such payment to be made upon the earliest of the date of such communication or of the entering into of such an agreement providing for, or consummating, such a transaction or the date on which such a transaction is consummated.

(c) Payment of Company Termination Fee.  The Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement by the Company pursuant to Section 8.01(d)(ii) and (ii) within two (2) Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances.

(d) Company Termination Fee.  For purposes of this Agreement, “Company Termination Fee” means an amount equal to 3.00% of the Merger Consideration.

(e) Parent Termination Fee; Reimbursement of Platinum Fee.  Parent agrees that, if the Company shall terminate this Agreement (i) pursuant to Section 8.01(b)(i) and, at the time of such termination, the conditions set forth in Section 7.01 and Sections 7.02(a) and (b) have been satisfied, or (ii) pursuant to Section 8.01(d)(i), then in either such case Parent shall pay to the Company (x) a fee of 3.00% of the Merger Consideration (the “Parent Termination Fee”) and (y) an amount equal to the Platinum Fee paid by the Company in immediately available funds no later than two (2) Business Days after written notice from the Company of such termination.

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(f) Agreements Regarding Termination Fees.  Each of the Company, Parent and Merger Co acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. If the Company shall fail to pay the Company Termination Fee when due, or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03.  Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Parent Termination Fee and an amount equal to the Platinum Fee paid by the Company pursuant to and on the terms and conditions set forth in this Section 8.03 shall be the exclusive remedy of the Company and the Subsidiaries against Parent, Merger Co or any of their respective stockholders, partners, members, directors, officers or agents, or any other of their respective Representatives, for the loss suffered as a result of (and no decree of specific performance or any other equitable remedy shall be available to the Company or any Subsidiary in respect of) a breach of any of the representations and warranties, or covenants and agreements, of Parent or Merger Co under this Agreement, the termination of this Agreement, or the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee and an amount equal to the Platinum Fee paid by the Company in accordance with this Section 8.03, none of Parent, Merger Co or the Company, or any of their respective stockholders, partners, members, directors, officers or agents, or any other of their respective Representatives, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent also shall be obligated with respect to the first sentence of this Section 8.03(f) and the provisions of Section 6.04(b), it being understood that no other person shall have any liability or obligation under or with respect to such provisions).

Section 8.04.  Amendment.  This Agreement may be amended at any time prior to the Effective Time to the extent permitted by law and the applicable rules and regulations of Nasdaq. Any amendment may be effected only by an instrument in writing signed by the Company, Parent and Merger Co.

Section 8.05.  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX — GENERAL PROVISIONS

Section 9.01.  No Survival of Representations, Warranties and Agreements.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part at any time after the Effective Time.

Section 9.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and, subject to the requirements of the following sentence with respect to certain notices, shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the date of the next Business Day following the date indicated on the return receipt if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when receipt is confirmed by the intended recipient. All notices under Section 6.05 or Article VIII shall be delivered personally or by courier and facsimile transmission to the respective parties at the addresses provided in accordance with this Section 9.02.  All other notices hereunder

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may be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Co:

c/o Luther King Capital Management Corporation
301 Commerce Street, Suite 1600
Fort Worth, Texas 76102
Facsimile No.: (817) 332-4630
Attention: Jacob D. Smith, Esq.

with a copy to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022-3653
Facsimile No.: (212) 836-8211
Attention: Joel I. Greenberg, Esq.

if to the Company:

Industrial Distribution Group, Inc.
950 East Paces Ferry Road
Suite 1575
Atlanta, Georgia 30326
Facsimile No.: (404) 949-2040
Attention: Jack P. Healey

with a copy to:

Kilpatrick Stockton LLP
1001 West Fourth Street
Winston-Salem, North Carolina 27101-2400
Facsimile No.: (336) 734-2665
Attention: W. Randy Eaddy

Section 9.03.  Certain Definitions.

(a) Definitions.  For purposes of this Agreement:

“Affiliate” of a specified Person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge, after reasonable inquiry, of an executive officer of the Company.

“Law” means any ordinance, regulation or statute of any Governmental Entity.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, trustee or executor, association or entity or government, political subdivision, agency or instrumentality of a government.

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“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent, Merger Co or any other Person means an affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such Person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

(b) Other Defined Terms.  The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Section

Acquisition Proposal	6.05(e)
Action	3.09
Affiliate Transactions	3.20
Agreement	Preamble
Certificate of Merger	1.03
Certificates	2.04(b)
Change in Board Recommendation	6.05(c)
Change in Control Agreement	3.10(c)
Closing	1.02
Closing Date	1.02
Code	3.10(b)
Company	Preamble
Company Approvals	3.05(b)
Company Board	Recitals
Company Board Recommendation	3.04(b)
Company Common Stock	2.01(a)
Company Disclosure Schedule	Article III
Company Permits	3.06(a)
Company Preferred Stock	3.03(a)
Company Rights Agreement	3.03(b)
Company Stock Option	2.02(a)
Company Stock Option Plans	2.02(a)
Company Stockholders’ Meeting	6.03
Company Termination Fee	8.03(d)
Confidentiality Agreement	6.04(b)
Contracts	3.05(a)
Customers	3.21(a)
DGCL	1.01
Dissenting Shares	2.05(a)
Effective Time	1.03
Employee	6.07(a)
Environmental Laws	3.15(c)(i)
Environmental Permits	3.15(c)(ii)
ERISA	3.10(a)
ERISA Affiliate	3.10(b)
Exchange Act	3.05(b)
Exchange Fund	2.04(a)
Expenses	8.03(a)
FPS Customers	3.16(b)(ix)

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Defined Term	Section

GAAP	3.07(b)
Governmental Entity	3.05(b)
Hazardous Substances	3.15(c)(iii)
HSR Act	3.05(b)
Indemnified Party	6.06(b)
Independent Committee	3.04(a)
Independent Committee Recommendation	3.04(b)
Intellectual Property	3.13
In-the-Money Option	2.02(a)
IRS	3.10(a)
Leased Real Properties	3.12(b)
Lien	3.05(a)
Material Adverse Effect	3.01(c)
Material Contract	3.16(b)
Measurement Date	3.03(a)
Merger	Recitals
Merger Co	Preamble
Merger Consideration	2.01(a)
MROP Customers	3.16(b)(ix)
Multiemployer Plan	3.10(b)
Multiple Employer Plan	3.10(b)
Nasdaq	3.05(b)
Notice of Superior Proposal	6.05(b)
OFAC	3.06(d)
Other Filings	6.01
Other Contemplated Transactions	3.04(a)
Owned Real Property	3.12(a)
Parent	Preamble
Parent Approvals	4.03(b)
Parent Benefit Programs	6.07(a)
Parent Retiree Medical Programs	6.07(a)
Parent Termination Fee	8.03(e)
Parent Welfare Benefit Plans	6.07(c)
Paying Agent	2.02(a)
Per Share Merger Consideration	2.01(a)
Permitted Liens	3.12(a)
Plans	3.10(a)
Platinum	Recitals
Platinum Fee	3.25
Platinum Merger Agreement	Recitals
Proxy Statement	6.01
Real Property Lease	3.12(b)
Recommendation	3.04(b)
Representatives	6.04(a)

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Defined Term	Section

Restricted Shares	2.02(b)
Rights	3.03(b)
Sarbanes-Oxley Act	3.06(c)
SDNs	3.06(e)
SEC	3.07(a)
SEC Reports	3.07(a)
Securities Act	3.07(a)
Shares	2.01(a)
Solvent	4.12
Stockholder Approval	3.04(c)
Subsidiary	3.01(a)
Superior Proposal	8.01
Suppliers	3.21(b)
Surviving Corporation	1.01
Takeover Laws	3.19
Tax or Taxes	3.14(f)(i)
Tax Returns	3.14(f)(ii)
Termination Date	8.01

(c) Certain References and Interpretation of Terms.  When a reference is made in this Agreement to an Article or Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to “the Agreement” include the Company Disclosure Schedule. References to a Person are also to its permitted successors and assigns. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.

Section 9.04.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 9.05.  Disclaimer of Other Representations and Warranties; Company Disclosure Schedules.

(a) Parent, Merger Co and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, (i) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (ii) no Person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of a representation or warranty expressly set forth in this Agreement.

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(b) The representations and warranties contained in Article III are qualified by reference to the Company Disclosure Schedule. Each of Parent and Merger Co acknowledges that (i) the Company Disclosure Schedule may include items or information that the Company is not required to disclose under this Agreement; (ii) disclosure of such items or information shall not affect, directly or indirectly, the scope of the disclosure obligation of the Company under this Agreement; and (iii) inclusion of information in the Company Disclosure Schedule shall not be construed as an admission that such information is material to the Company and the Subsidiaries. Similarly, in such matters where a representation or warranty is given or other information is provided, the disclosure of any matter in the Company Disclosure Schedule shall not imply that any other undisclosed matter having a greater value or other significance is material. Each of Parent and Merger Co further acknowledges that (iv) headings have been inserted on Sections of the Company Disclosure Schedule for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of this Agreement or the Company Disclosure Schedule, (v) cross references that may be contained in Sections of the Company Disclosure Schedule to other Sections of the Company Disclosure Schedule are not all-inclusive of all disclosures contained on such referenced Sections of the Company Disclosure Schedule and (vi) information contained in various Sections of the Company Disclosure Schedule may be applicable to other Sections of the Company Disclosure Schedule; accordingly, every matter, document or item referred to, set forth or described in one Section of the Company Disclosure Schedule shall be deemed to be disclosed under each and every part, category, heading or subheading of such Section and all other Sections of the Disclosure Schedule and shall be deemed to qualify the representations and warranties of the Company in this Agreement, to the extent such matter, document or item may apply if (A) a cross-reference to such other Section of the Company Disclosure Schedule is made or (B) the relevance of such disclosure to such other Section of the Company Disclosure Schedule is readily apparent.

Section 9.06.  Entire Agreement; Assignment.  This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided, however, that this Agreement may be assigned by Parent upon delivery of written notice thereof to the Company, without abrogating Parent’s obligations hereunder, to any Affiliate of Parent.

Section 9.07.  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than as expressly contemplated by Section 6.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.08.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware or any federal court sitting in Delaware, unless the parties shall agree in writing to a court in another jurisdiction. The parties hereby (a) submit to such exclusive jurisdiction of the Chancery Court of the State of Delaware or any federal court sitting in Delaware, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Merger may not be enforced in or by any of the above-named courts.

Section 9.09.  Waiver of Jury Trial.  Each of the parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger. Each of the parties acknowledges that it and the other parties have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

Section 9.10.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11.  Counterparts.  This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

38

IN WITNESS WHEREOF, the Company, Parent and Merger Co have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“Company”
INDUSTRIAL DISTRIBUTION GROUP, INC.

By:	/s/ Charles A. Lingenfelter
Charles A. Lingenfelter
President and Chief Executive Officer

“Parent”
EIGER HOLDCO, LLC

By:	/s/ J. Bryan King
J. Bryan King
President

“Merger Co”
EIGER MERGER CORPORATION

By:	/s/ J. Bryan King
J. Bryan King
President

39

EXHIBIT A

FORM OF CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

OF

EIGER MERGER CORPORATION
(a Delaware corporation)

INTO

INDUSTRIAL DISTRIBUTION GROUP, INC.
(a Delaware corporation)

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

1. The name of the surviving corporation is Industrial Distribution Group, Inc., a Delaware corporation (the “Surviving Entity”).

2. The name of the corporation being merged with and into the Surviving Entity is Eiger Merger Corporation, a Delaware corporation (the “Merging Entity”).

3. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the Surviving Entity and the Merging Entity.

4. The Certificate of Incorporation of the Merging Entity shall be the Certificate of Incorporation of the Surviving Entity.

5. The merger is to become effective at 4:01 p.m. eastern time on the date of filing hereof, or if later, at the time of filing hereof, with the Delaware Secretary of State.

6. The Agreement and Plan of Merger is on file at 950 E. Paces Ferry Road, Suite 1575, Atlanta, Georgia 30326, the place of business of the Surviving Entity.

7. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Entity on request, without cost, to any stockholder of the Surviving Entity and the Merging Entity.

IN WITNESS WHEREOF, the Surviving Entity has caused this Certificate of Merger to be signed by an authorized officer, this          day of          , 2008.

INDUSTRIAL DISTRIBUTION GROUP, INC.

By:
Name:

Title:

Investment Banking	ANNEX B

May 1, 2008

Board of Directors
Industrial Distribution Group, Inc.
950 East Paces Ferry Road
Suite 1575
Atlanta, GA 30326

Members of the Board of Directors:

We understand that Industrial Distribution Group, Inc., a Delaware corporation (the “Company”), has entered into an agreement whereby Eiger Holdco, LLC, a Delaware limited liability company (“Parent”), Eiger Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Co”) (collectively, including Parent, the “Luther King Companies”), will effect a merger involving the Company. Pursuant to the terms of such Agreement and Plan of Merger dated as of April 25, 2008 (the “Agreement”), among Parent, the Company and Merger Co, Merger Co will merge with and into the Company and the Company will become a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each of the issued and outstanding shares of common stock of the Company, par value $0.01 per share (“Company Common Stock”), (other than shares of Company Common Stock already owned by Parent, Merger Co, or any other direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time (as defined in the Agreement) (collectively, the “Excluded Shares”)) will be converted into the right to receive cash of $12.10 (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with your consideration of the proposed Merger, you have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Shares) of the Consideration to be received by such holders in the Merger. Pursuant to your request, we have only considered the fairness of the Consideration payable to such holders of Company Common Stock in the Merger and we express no opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the Consideration to be received by the holders of Company Common Stock.

As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Robert W. Baird & Co.
401 East Jackson Street, Suite 2900
Tampa FL 33602
Direct 813 273-8200
Toll Free 888 238-2672
Fax 813 273-8279
www.rwbaird.com

In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain audited consolidated financial statements of the Company and internal information, primarily financial in nature, including financial forecasts that were provided to us by the Company and not publicly available (the “Forecasts”), concerning the business and operations of the Company furnished to us for purposes of our analysis; (ii) reviewed publicly available information including, but not limited to, the Company’s recent filings with the Securities and Exchange Commission; (iii) reviewed certain pro forma adjustments related to the Company, as well as certain normalizing adjustments related to non-recurring items, that were provided to us by the Company; (iv) reviewed current and historical market prices of Company Common Stock; (v) reviewed the Agreement in the form presented to the Board of Directors; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial and operational results of the Company with those of certain publicly traded companies we deemed relevant and considered the market trading multiples of such companies; (viii) compared the transaction multiples implied by the Consideration with the corresponding acquisition transaction multiples in certain business combinations we deemed relevant; and (ix) considered the present values of the forecasted cash flows of the Company. We have held discussions with members of the Company’s senior management concerning the Company’s historical and current financial condition and operating results, as well as the future prospects of the Company. As a part of our engagement, we were requested to and did solicit third party indications of interest in acquiring all or any part of the Company and held discussions with certain of these parties prior to the date hereof. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Company. We have not independently verified any information supplied to us by the Company or the Luther King Companies that formed a substantial basis for our opinion. We have not been engaged to independently verify, and have not assumed any responsibility to verify, any such information, and we have assumed that the Company is not aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the Company’s financial statements; (ii) the financial statements of the Company provided to us present fairly the results of operations, cash flows and financial condition of the Company for the periods indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company’s senior management as to the future performance of the Company and we have relied upon such Forecasts in the preparation of this opinion; (iv) the Merger will be consummated in accordance with the terms and conditions of the Agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (v) in all respects material to our analysis, the representations and warranties contained in the Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such Agreement; and (vi) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Merger have been or will be obtained. We have relied as to all legal matters regarding the Merger on the advice of legal counsel to the Company. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of the properties or facilities of the Company. We also have not considered any strategic, operating or cost benefits that might result from the Merger or any expenses relating to the Merger. In each case, we have made the assumptions above with your consent.

Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

Our opinion has been prepared at the request and for the information of the Board of Directors, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement to be provided to the Company’s stockholders in connection with the Merger. Any reference to us or our opinion in the Proxy Statement (or any other publicly available document), however, shall be subject to our prior review and approval. This opinion does not address the relative merits of: (i) the Merger, the Agreement or any other agreements or other matters provided for or contemplated by the Agreement; (ii) any other transactions that may be or might have been available as an alternative to the Merger; or (iii) the Merger compared to any other potential alternative transactions or business strategies considered by the Company’s Board of Directors and, accordingly, we have relied upon our discussions with the senior management of the Company with respect to the availability and consequences of any alternatives to the Merger. At your direction, we have not been asked to, and we do not, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or the form of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how any such stockholder should vote with respect to the Merger.

We have acted as financial advisor to the Strategic Alternatives Review Committee of the Board of Directors of the Company, and as financial advisor to the Board of Directors of the Company, in connection with the Merger and will receive a fee (a “Transaction Fee”) for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion, which fee is not contingent upon the consummation of the Merger but is fully creditable against the Transaction Fee (if paid). In addition, the Company has agreed to reimburse our expenses and to indemnify us against certain liabilities that may arise out of our engagement. We will not receive any other significant payment or compensation contingent upon the successful completion of the Merger.

We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time trade the securities of the Company and/or affiliates of the Luther King Companies for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Our firm may also prepare equity analyst research reports from time to time regarding affiliates of the Luther King Companies.

Our opinion was approved by a fairness committee, a majority of the members of which were not involved in providing financial advisory services on our behalf to the Company in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/ ROBERT W. BAIRD & CO. INCORPORATED
ROBERT W. BAIRD & CO. INCORPORATED

ANNEX C

Section 262
of
the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

INDUSTRIAL DISTRIBUTION GROUP, INC.
950 EAST PACES FERRY ROAD
SUITE 1575
ATLANTA, GEORGIA 30326
Proxy for the Special Meeting of Stockholders to be Held June 18, 2008,
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
     The undersigned, having received Notice of the Special Meeting of the Stockholders and revoking all prior proxies, hereby appoints CHARLES A. LINGENFELTER and JACK P. HEALEY, and each of them, attorneys or attorney of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to attend the Special Meeting of Stockholders of Industrial Distribution Group, Inc., to be held at 1100 Peachtree Street, 27th Floor Meeting Room, Atlanta, Georgia 30309, on June 18, 2008 at 11:00 a.m. Eastern Time, and any adjournment or postponement thereof, and to vote and act upon the following matters in respect to all shares of common stock of the Company that the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess, if personally present.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS SET FORTH BELOW, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED BELOW, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH BELOW.
     Please complete, sign, date and return this proxy promptly in the enclosed reply envelope, addressed to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York, 10016. Do not send your stock certificates with this proxy.
☒          Please mark your votes as in this example.
     1. Adoption of the Agreement and Plan of Merger, dated as of April 25, 2008, among Eiger Holdco, LLC (“Eiger”), Eiger Merger Corporation (“Merger Sub”), a wholly-owned subsidiary of Eiger, and Industrial Distribution Group, Inc. (the “Merger Agreement”):
☐          FOR adoption of the Merger Agreement
☐          AGAINST adoption of the Merger Agreement
☐          ABSTAIN with respect to adoption of the Merger Agreement
     2. Adjournment or postponement the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement (“Adjournment or Postponement”):
☐          FOR Adjournment or Postponement
☐          AGAINST Adjournment or Postponement
☐          ABSTAIN with respect to Adjournment or Postponement
     3. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.
          At this time, the Board of Directors does not know of any other matters to be presented at the Special Meeting.

Stockholder:	____________________	Dated:	__________

Signature(s):	____________________	Dated:	__________
PLEASE BE SURE TO DATE THE PROXY.
Please sign exactly as name appears on this Proxy. Joint
owners each should sign. When signing as attorney,
executor, administrator, trustee or guardian, please
give the full title. If signing in the name of a
corporation or partnership, please sign full corporate
or partnership name and indicate title of authorized
signatory.